UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14C-5(d)(2))
☐	Definitive Information Statement

FOUNDATION BUILDING MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share
(2)	Aggregate number of securities to which transaction applies:
45,520,155 shares of common stock in the aggregate, consisting of (a) 43,208,780 shares of common stock outstanding, (b) 763,840 shares of common stock subject to issuance pursuant to restricted stock units and (c) 1,547,535 shares of common stock underlying stock options.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 43,208,780 shares of common stock multiplied by $19.25 per share, (b) 763,840 shares of common stock subject to issuance pursuant to restricted stock units multiplied by $19.25 per share and (c) 1,547,535 shares of common stock underlying options multiplied by $5.96, which is the difference between $19.25 and the weighted average exercise price of $13.29 per share.
(4)	Proposed maximum aggregate value of transaction:
$855,693,657.84
(5)	Total fee paid:
$93,356.18 (as computed in accordance with Exchange Act Rule 0-11(c)(1) by multiplying the maximum aggregate value reflected in (4) above by .0001091)

☐	Fees paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	From Schedule or Registration Statement No:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

FOUNDATION BUILDING MATERIALS, INC.
2520 Red Hill Avenue
Santa Ana, California 92705

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

[ ], 2020

Dear Stockholders:
This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of Foundation Building Materials, Inc., a Delaware corporation (the “Company,” “FBM,” “we,” “our” or “us”), in connection with the Agreement and Plan of Merger, dated as of November 14, 2020 (the “Merger Agreement”), by and among the Company, ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Flag Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.
Upon completion of the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (except for shares (i) owned by the Company as treasury stock, by any subsidiary of the Company or by Parent or Merger Sub (“Canceled Shares”) or (ii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares (“Dissenting Shares”)) will be canceled and converted automatically into the right to receive $19.25 in cash, without interest, and subject to deduction for any required withholding taxes (the “Merger Consideration”). All shares of Company Common Stock so canceled and converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration.
The Company’s board of directors (the “Board”) duly established and authorized a special committee of the Board—Matthew Espe, Fareed Khan and James Underhill—(the “Special Committee”) composed of three independent and disinterested members of the Board to review, consider, evaluate, negotiate, reject, recommend or not recommend to the Board a potential negotiated transaction involving the Company and Parent, or any other alternative potential transactions. On November 13, 2020, the Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and declare the Merger Agreement advisable and (iii) recommended that the Board adopt resolutions recommending that the Merger Agreement be adopted by the stockholders of the Company. In addition, the members of the Special Committee, acting in their capacity as the audit committee (the “Audit Committee”), approved the Tax Receivable Termination Agreement (the “TRA Termination”) and the transactions contemplated thereby. Thereafter on November 14, 2020, at a meeting of the Board convened to act on the Special Committee’s recommendations, the Board unanimously (i) determined that the Merger Agreement, the Merger, the TRA Termination and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Merger, the TRA Termination and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval and (iv) recommended that the Merger Agreement be adopted by the stockholders of the Company.
Under Section 251 of the DGCL and the applicable provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock. On November 14, 2020, following the execution of the Merger Agreement, LSF9 Cypress Parent 2 LLC (“Principal Stockholder”), which as of such date, owned 22,591,739 shares of Company Common Stock, constituting approximately 52.3% of the voting power of the issued and outstanding shares of Company Common Stock, executed and delivered an irrevocable written consent pursuant to Section 228 of the DGCL (such written consent in the form attached as Annex B to this information statement, the “Stockholder Written Consent”) adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger.

Accordingly, the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Company's stockholders became effective in accordance with the DGCL on November 14, 2020. No further approval of the stockholders of the Company is required under applicable law or the Merger Agreement to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger. As a result, the Company has not solicited and will not be soliciting your vote for the adoption or approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and does not intend to call a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement or the transactions contemplated thereby, including the Merger.
This notice of action by written consent and appraisal rights and the accompanying information statement constitute notice to you from the Company of the Principal Stockholder’s action by written consent to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, in lieu of a meeting.
Under Section 262 of the DGCL, holders of shares of Company Common Stock (other than the Principal Stockholder) will have the right to demand an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, or [ ], 2020, and precisely comply with other procedures set forth under Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is also attached as Annex D to the accompanying information statement.
This notice and the accompanying information statement constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL and of action by written consent of stockholders in lieu of a meeting pursuant to Section 228(e) of the DGCL.
The information statement accompanying this notice provides you with more specific information concerning the Merger Agreement, the TRA Termination, the Merger and the other transactions contemplated by the Merger Agreement. We urge you to read the entire accompanying information statement carefully. Please do not send in the certificate(s) representing your shares of the Company Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of and payment for your shares of Company Common Stock.

By order of the Board of Directors,

Richard J. Tilley
Vice President, Secretary and General Counsel

Neither the Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The information statement is dated [_], 2020, and is first being mailed to stockholders on or about [_], 2020.

FOUNDATION BUILDING MATERIALS, INC.
2520 Red Hill Avenue Santa Ana, California 92705

INFORMATION STATEMENT

SUMMARY

The following summary, together with the following section entitled “Questions and Answers About the Merger” beginning on page 10 of this Information Statement, highlights selected information from this Information Statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire Information Statement and the other documents to which this Information Statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Stockholder Written Consent, and the Evercore Opinion (each as defined below) that are attached to this Information Statement as Annex A, Annex B, and Annex C, respectively. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

In this Information Statement, all references to the “Company,” “FBM,” “we,” “our” and “us” refer to Foundation Building Materials, Inc., a Delaware corporation, and, where appropriate, its subsidiaries; all references to “Parent” refer to ASP Flag Intermediate Holdings, Inc., a Delaware corporation; all references to “Merger Sub” refer to ASP Flag Merger Sub, Inc., a Delaware corporation; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 14, 2020, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger of Merger Sub with and into the Company as contemplated by the Merger Agreement; all references to the “Board” refer to the Company’s Board of Directors; and all references to “Company Common Stock” refer to the Company’s common stock, par value $0.001 per share.

Parties Involved in the Merger (page 15)

Foundation Building Materials, Inc.

We are one of the largest specialty distributors of wallboard, suspended ceiling systems, metal framing, and complementary and other products in the United States and Canada. The Company has expanded from a single branch in Southern California in 2011 to more than 170 branches across the United States and Canada as of September 30, 2020, carrying a broad array of more than 30,000 SKUs. The Company’s organic growth initiatives and disciplined acquisition strategy have enabled it to grow rapidly. The Company’s goal is to be the leading specialty building products distributor by continuing to expand into adjacent and complementary markets.

The Company’s principal executive offices are located at 2520 Red Hill Avenue, Santa Ana, California 92705, and its telephone number is (714) 380-3127. The Company’s website is www.fbmsales.com.

Shares of Company Common Stock are listed with, and trade on, the New York Stock Exchange (“NYSE”) under the symbol “FBM”.

ASP Flag Intermediate Holdings, Inc.

Parent is a Delaware corporation that is an indirect wholly-owned subsidiary of funds sponsored by American Securities LLC. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Parent's principal executive offices are located at 299 Park Avenue, 34th Floor, New York, NY 10171, and its telephone number is (212) 476-8000.

ASP Flag Merger Sub, Inc.

Merger Sub is a Delaware corporation formed for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company and will cease to exist. Merger Sub’s principal executive offices are located at 299 Park Avenue, 34th Floor, New York, NY 10171, and its telephone number is (212) 476-8000.

The Merger (page 16)

Subject to the terms and conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger. Because the Merger Consideration will be paid in cash, after the Effective Time the stockholders will have no direct or indirect equity interest in the Company. As a result of the Merger, the Company will cease to be an independent, publicly traded company and will become a wholly-owned subsidiary of Parent.

Merger Consideration (page 47)

At the Effective Time, each issued and outstanding share of Company Common Stock (except for shares (i) owned by the Company as treasury stock by any subsidiary of the Company or by Parent or Merger Sub (“Canceled Shares”) or (ii) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL (“Section 262”) for such shares (“Dissenting Shares”)) will automatically be canceled, cease to exist and be converted into the right to receive $19.25 in cash, without interest and subject to deduction for any required withholding tax (the “Merger Consideration”).

Treatment of the Company's Equity Awards (page 47)

At the Effective Time, each option to purchase shares of Company Common Stock (each a “Company Stock Option”) granted under the Company’s 2017 Stock Incentive Plan (the “Incentive Plan”) that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of the Company Stock Option multiplied by (y) the number of shares of Company Common Stock subject to the Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, the Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each restricted stock unit (each a “Company RSU”) granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock subject to the Company RSU.

Closing and Effective Time of the Merger (page 48)

The closing of the Merger will occur at 9:00 a.m. Central time on the second business day following the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions described under “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 58 of this Information Statement, unless another time, date or place is agreed to in writing by Parent and the Company. Parent will not be obligated to consummate the Merger prior to January 31, 2021. The closing may occur remotely via electronic exchange of required closing documentation in lieu of an in-person closing. At the closing of the Merger, Parent and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the parties and specified in the certificate of merger.

Appraisal Rights (page 65)

The Company’s stockholders (other than the Principal Stockholder) will have the right under the DGCL to demand an appraisal for and be paid the “fair value” of their shares of Company Common Stock as determined by the Court of Chancery of the State of Delaware (the “Court”), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if the stockholders strictly comply with the procedures and requirements set forth in Section 262. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this Information Statement and the accompanying notice, which 20th day is [ ], and strictly comply with other procedures and requirements set forth in Section 262. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Court will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

A copy of Section 262 is included as Annex D to this Information Statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal. You should be aware that the “fair value” of your shares of Company Common Stock as determined by the Court could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

For a more detailed discussion of the above, see the section entitled “Appraisal Rights” beginning on page 65 of this Information Statement.

Required Stockholder Approval; Stockholder Action by Written Consent (Annex B)

Under the DGCL and the applicable provisions of the Company’s Amended and Restated Certificate of Incorporation (“Company Charter”) and Amended and Restated Bylaws (“Company Bylaws”), the Company’s stockholders may adopt and approve the Merger Agreement without a meeting by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Company Common Stock.

On November 14, 2020, promptly following execution of the Merger Agreement, LSF9 Cypress Parent 2 LLC (the “Principal Stockholder”) caused to be delivered to the Company an irrevocable written consent (the “Stockholder Written Consent”) adopting and approving the Merger Agreement, the terms and conditions set forth therein and the transactions contemplated thereby, including the Merger and the Tax Receivable Termination Agreement (the “TRA Termination”). A copy of the Stockholder Written Consent is attached as Annex B to this Information Statement. There were 43,207,120 shares of Company Common Stock outstanding and entitled to vote on November 14, 2020, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption and approval of the Merger Agreement. As of November 14, 2020, the Principal Stockholder held shares of Company Common Stock representing approximately 52.3% of the voting power of the shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement. Accordingly, the adoption and approval of the Merger Agreement by the Company’s stockholders was effected in accordance with the DGCL.

No further approval of the stockholders of the Company is required or will be sought to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger, or the TRA Termination. As a result, the Company has not solicited and will not be soliciting your vote for the adoption and approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and does not intend to call a meeting of stockholders for purposes of voting on the adoption and approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, or the TRA Termination.

We are not asking you for a proxy and you are requested not to send us a proxy.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Stockholder Written Consent (which was obtained promptly after the execution of the Merger Agreement), the Merger will not occur until that time has elapsed. We currently expect the Merger to be completed in the first quarter of 2021, subject to certain government regulatory reviews and approvals and the satisfaction of other conditions to closing set forth in the Merger Agreement. However, there can be no assurance that the Merger will be completed at that time, or at all.

When stockholder action is taken without a meeting by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in Section 228 of the DGCL.

This Information Statement and the notice attached hereto constitute notice to you from the Company that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement have been adopted and approved by the holders of a majority of the voting power of Company Common Stock entitled to vote thereon by written consent in lieu of a meeting as required by Section 228(e) of the DGCL.

Recommendation of the Special Committee (page 26)

The special committee of the Board (the “Special Committee”), which was formed in September 2018, is authorized by the Board to, among other responsibilities, evaluate the terms of possible transactions, participate in negotiations with third-parties, report to the Board its recommendations and conclusions and determine whether to pursue or reject any possible transaction. The Special Committee is composed of three independent and disinterested members of the Board. On November 13, 2020, the Special Committee, after careful consideration:

•determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders;
•recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and declare the Merger Agreement advisable; and
•recommended that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that the Merger Agreement be adopted by the stockholders of the Company.

In addition, the members of the Special Committee, in their capacity as the Audit Committee, approved the TRA Termination and the transactions contemplated thereby. For a discussion of the material factors considered by the Special Committee in reaching its conclusions, see the section entitled “The Merger—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 26 of this Information Statement.

Recommendation of the Board of Directors (page 29)

The Board, at a meeting convened on November 14, 2020 to act on the Special Committee’s and the Audit Committee’s recommendations, after careful consideration:

•determined that the Merger Agreement, the TRA Termination and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders;
•approved, adopted and declared advisable the Merger Agreement, the TRA Termination and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL;
•directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval; and
•resolved to recommend that the Merger Agreement be adopted by the stockholders of the Company.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 29 of this Information Statement.

Opinion of Evercore (page 30 and Annex C)

Evercore Group L.L.C. (“Evercore”) was selected by the Special Committee and retained to represent it in connection with the transactions contemplated by the Merger Agreement. As part of this engagement, the Special Committee requested that Evercore evaluate whether the Merger Consideration to be received by holders of shares Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders other than Principal Stockholder. At a meeting of the Special Committee held on November 13, 2020 (the “Evercore Opinion”), Evercore rendered to the Special Committee (in its capacity as such) its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 13, 2020, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.25 per share in cash, without interest, and subject to deduction for any required withholding tax, to be received by the holders of Company Common Stock in the Merger (other than the Principal Stockholder) is fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated November 13, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this Information Statement and is incorporated herein by reference. The description of Evercore’s opinion set forth in this Information Statement is qualified in its entirety by the full text of such opinion. The Company and the Special Committee encourage you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee, the Board or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. For a more complete description of Evercore’s opinion, see the section entitled “The Merger—Opinion of Evercore” beginning on page 30 of this Information Statement.

Interests of Directors and Executive Officers in the Merger (page 40)

In considering the recommendation of our Board (acting upon the recommendation of the Special Committee) with respect to the Merger Agreement, you should be aware that some of our executive officers and the members of our Board have interests in the Merger that are different from, or in addition to, the interests of the Company and our stockholders generally. These interests may create potential conflicts of interest. Our Board and the Special Committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Company’s stockholders adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
As of November 14, 2020, our directors and executive officers held and were entitled to vote, in the aggregate, 404,914 shares of Company Common Stock (exclusive of shares of Company Common Stock held by the Principal Stockholder), representing approximately 0.94% of the voting power of the outstanding shares entitled to vote on the adoption of the Merger Agreement. Such ownership does not include any indirect ownership that such officers and directors may also have held pursuant to their holdings in the Principal Stockholder or any affiliate of the Principal Stockholder. The Merger Agreement provides that each holder of shares of Company Common Stock, including the Company’s directors and executive officers, will be entitled to receive the Merger Consideration for each share of Company Common Stock held immediately prior to the Effective Time.
As of November 20, 2020, the Company’s executive officers held, in the aggregate, (i) 382,577 Company RSUs, and (ii) 1,243,309 Company Stock Options with a weighted average exercise price of $13.19 per share, of which options to purchase 369,164 shares were vested and options to purchase 874,145 shares were unvested. The Merger Agreement provides that as of the Effective Time, each outstanding (i) Company RSU, will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the Merger Consideration, and (ii) Company Stock Option will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (i) the remainder, if positive, of the Merger Consideration minus the exercise price per share of the Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to the Company Stock Option.
Certain independent directors and executive officers have also received grants of pool units under the LSF9 Cypress Parent LLC Long Term Incentive Plan, which provides that, upon a monetization event such as the Merger, the holders of outstanding pool units will be entitled to receive a cash payment tied to the cumulative internal rate of return realized by the Principal Stockholder in the Merger.
The Company, as the surviving corporation in the Merger (the “Surviving Corporation”), has agreed to, and Parent has agreed to cause the Surviving Corporation to, indemnify and hold harmless each of the Company’s present and former directors and officers for a period of six years following completion of the Merger to the fullest extent permitted by applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement. The indemnified parties will also be entitled to advancement of expenses (including attorney’s fees and expenses) incurred in connection with a claim that is indemnified by Parent or the Surviving Corporation. Additionally, Parent will cause to be maintained a policy of directors’ and officers’ liability insurance coverage for the benefit of the Company’s executive officers and directors for six years following completion of the Merger. For more information, see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 56 of this Information Statement.
Each of the Company’s executive officers is also party to an employment agreement that provides that, upon a qualifying termination of employment, the executive officer is entitled to cash severance payments and, with respect to the Company's Chief Executive Officer, reimbursement of COBRA premiums for a specified period following such termination.

Certain members of our Board have an interest in the tax receivable agreement by and between the Principal Stockholder and the Company (the “TRA”), including Messrs. Khan and Underhill, each of whom has a de minimis interest in the TRA that each has confirmed not to be material to him, as well as certain members of our Board that are affiliated with the Principal Stockholder. It is currently estimated that the Principal Stockholder will receive approximately $75.5 million in connection with the termination of the TRA upon consummation of the Merger. For more information on the TRA, see the section entitled “Tax Receivable Termination Agreement.” beginning on page 63 of this Information Statement.

For the discussion of the interests described above, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 40 of this Information Statement.

No Solicitation (page 53)

The Merger Agreement provides that the Company and its subsidiaries will not, and will direct its and their respective representatives not to, directly or indirectly:

i.initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation” beginning on page 53, or

ii.engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an Acquisition Proposal.

The Company also agreed to promptly, and in any event no later than one business day following the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished in the last six months in connection with an Acquisition Proposal and to terminate all data room access previously granted to any such person or its representatives. The Company also agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, provided that the Company is not restricted from granting a waiver of a “standstill” or similar obligation to a person making such request on a confidential basis to the extent necessary to comply with fiduciary duties under applicable law.

However, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), if the Company had received an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described above and that the Board (acting upon the Special Committee’s recommendation) had determined in good faith constituted or may reasonably have been expected to lead to a Superior Proposal (as defined in “The Merger Agreement—No Solicitation”), the Company would have been permitted to furnish information to the person making the Acquisition Proposal and participate in discussions and negotiations with such person and its representatives regarding the Acquisition Proposal, subject to the terms and conditions set forth in the Merger Agreement.

The Company’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on November 14, 2020 upon receipt by the Company of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Change of Recommendation (page 54)

Subject to certain actions permitted by the Merger Agreement, neither the Board nor the Special Committee will:

i.withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to do so in a manner adverse to Parent or Merger Sub, the Company’s recommendation to the Company’s stockholders to approve the Merger Agreement, or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal, or make or authorize any public statement that has the substantive effect of such a withdrawal, qualification or modification (any such actions, an “Adverse Recommendation Change”); or

ii.cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement entered into in compliance with the Merger Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding the restrictions described above, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), following receipt of a written Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board (acting upon the Special Committee’s recommendation) had determined in good faith, after consultation with its external advisors, constituted a Superior Proposal, the Board and the Special Committee had the right to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, subject to the terms and conditions set forth in the Merger Agreement.

Prior to obtaining the requisite approval of the Company’s stockholders for the Merger, the Board was also permitted to make an Adverse Recommendation Change upon the occurrence of any Intervening Event (as defined in “The Merger Agreement—Change of Recommendation”), subject to the terms and conditions set forth in the Merger Agreement.

The Board and Special Committee’s rights to make an Adverse Recommendation Change and to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement ceased on November 14, 2020 upon receipt by the Company of Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Conditions to Consummation of the Merger (page 58)

As more fully described in this Information Statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of certain customary conditions, including, among others, receipt of certain regulatory approvals, the absence of any legal prohibitions, the absence of a Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 49 of this Information Statement) since the date of the Merger Agreement, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not be completed.

The conditions that each party must satisfy to consummate the Merger are more fully described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 58 of this Information Statement.

Financing of the Merger (page 39)

In connection with its entry into the Merger Agreement, Parent and the Company entered into an equity commitment letter, dated November 14, 2020 (the “Equity Commitment Letter”), with American Securities Partners VIII, L.P. and American Securities Partners VIII(B), L.P., affiliated funds of Parent (together, the “Sponsor”), pursuant to which and subject to the terms and conditions thereof, the Sponsor committed to fund the amounts required to be funded by Parent under the Merger Agreement, including (i) the Merger Consideration, (ii) repayment, prepayment or discharge of outstanding indebtedness for borrowed money of the Company and its subsidiaries, (iii) all fees and expenses required to be paid in connection with the transactions contemplated by the Merger Agreement, including any indemnification or reimbursement obligations pursuant to the financing cooperating covenants under the Merger Agreement, and (iv) the termination payment pursuant to the TRA Termination, with an aggregate commitment of $1,450,000,000.

Termination of the Merger Agreement (page 58)

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company:

•if the Merger has not been consummated on or before March 31, 2021 (the “Outside Date”); provided, that neither Parent nor the Company will have the right to terminate the Merger Agreement pursuant to this provision if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement will have materially contributed to the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of the Merger Agreement; or

•if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this provision will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with the Merger Agreement.

The Merger Agreement also may be terminated by Parent:

•if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) would result in the failure to satisfy the conditions to Parent’s or Merger Sub’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date; provided, that Parent will not have the right to terminate this Agreement pursuant to this provision if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also may be terminated by the Company:

•at any time prior to the closing, if Parent or Merger Sub will have breached or failed to perform any of their representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger or would result in the failure to satisfy the conditions to the Company’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also provides that Parent could have terminated the Merger Agreement if (i) the Stockholder Written Consent was not executed and delivered to Parent by the Principal Stockholder before 9:00 a.m., New York time, on the day immediately following the date of the Merger Agreement (the “Stockholder Approval Deadline”), or (ii) prior to receipt of the required stockholder approval for the Merger, the Company had effected an Adverse Recommendation Change. However, this termination right is no longer applicable following delivery of the Stockholder Written Consent on November 14, 2020 in accordance with the terms of the Merger Agreement.

The Company also could have terminated the Merger Agreement if (i) prior to obtaining the requisite stockholder approval for the Merger, the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal, or (ii) the Stockholder Written Consent had not been delivered to Parent by the Stockholder Approval Deadline, subject to certain terms and conditions. However, this termination right is no longer applicable following the delivery of the Stockholder Written Consent on November 14, 2020 in accordance with the terms of the Merger Agreement.

Termination Fee (page 59)

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, the Company may be required to pay to Parent a termination fee of $25,000,000. For a more detailed discussion, see the section entitled “The Merger Agreement—Termination Fee” beginning on page 59 of this Information Statement.

Material U.S. Federal Income Tax Consequences of the Merger (page 44)

The exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Company stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received by such U.S. holder in the Merger and (ii) such
U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. With respect to a Company stockholder that is a “non-U.S. holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement), the exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the Merger unless the Company stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8 or applicable successor form).

You are urged to read the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement and to consult your tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to you of the Merger.

De-listing and De-registration of Company Common Stock (page 46)

If the Merger is completed, Company Common Stock will be de-listed from NYSE and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act"). As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the U.S. Securities and Exchange Commission (“SEC”).

Expenses (page 60)

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

Specific Performance (page 59)

The Company, Parent and Merger Sub have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and the Equity Commitment Letter and to enforce the terms and provisions of the Merger Agreement and the Equity Commitment Letter, in addition to any other remedy to which they are entitled at law or in equity.

Tax Receivable Termination Agreement (page 63)

Concurrently with the execution of the Merger Agreement, the Company and the Principal Stockholder entered into a TRA Termination Agreement, effective as of the closing of the Merger, pursuant to which, among other things, the Company will pay the TRA Termination Payment (as defined below) to the Principal Stockholder. For a more detailed discussion, see the section entitled “Tax Receivable Termination Agreement” beginning on page 63 of this Information Statement.

Restrictive Covenant Agreement (page 64)
Concurrently with the execution of the Merger Agreement, Parent and the Principal Stockholder entered into a Restrictive Covenant Agreement, effective as of the closing of the Merger, pursuant to which, among other things, the Principal Stockholder agreed to certain confidentiality, non-solicit and non-disparagement obligations. For a more detailed discussion, see the section entitled “Restrictive Covenant Agreement” beginning on page 64 of this Information Statement.

Market Price of Company Common Stock and Dividend Data (page 60)

Company Common Stock is listed with, and trades on, NYSE under the symbol “FBM”. The closing sale price of Company Common Stock on November 13, 2020, the last trading day prior to the execution of the Merger Agreement, was $15.16 per share. The closing sale price of Company Common Stock on [ ], 2020, the most recent practicable date before the date of this Information Statement, was $[ ] per share. You are encouraged to obtain current market quotations for Company Common Stock.

Following completion of the Merger, there will be no further market for Company Common Stock, and Company Common Stock will be de-listed from NYSE and de-registered under the Exchange Act. As a result, following completion of the Merger and such de-registration, we will no longer file periodic and other reports with the SEC.

For a more complete description, please see the section entitled “Market Price of Company Common Stock and Dividend Data” beginning on page 60 of this Information Statement.

* * *

Neither the SEC nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the additional information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to in this Information Statement.

Q.    WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.    On November 14, 2020, the Company, Parent and Merger Sub entered into the Merger Agreement, and promptly thereafter the Principal Stockholder adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement. Applicable provisions of the DGCL and certain securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. We are not asking you for a proxy relating to a vote or consent, and you are requested not to send us a proxy.

Q.    WHAT IS THE PROPOSED TRANSACTION?

A.    The proposed transaction is the acquisition by Parent of all shares of Company Common Stock not owned by (i) Parent, (ii) the Company as treasury stock or (iii) any subsidiary of either the Company or Parent. The proposed transaction will be effected through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company continuing as the Surviving Corporation. If the Merger is completed, the Company will become wholly-owned by Parent, and Company Common Stock will cease to be listed on NYSE, will be de-registered with the SEC and will no longer be publicly traded.

Q.    IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMPANY COMMON STOCK?

A.    If the Merger is completed, each share of Company Common Stock that is issued and outstanding (except for Canceled Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration, consisting of $19.25 in cash per share, without interest and subject to any applicable tax withholding. As a result of the Merger, upon the surrender of your shares of Company Common Stock, you will receive a total amount of cash equal to the product obtained by multiplying the Merger Consideration by the number of shares of Company Common Stock that you own, unless you properly demand and do not validly withdraw, lose or fail to perfect appraisal rights as provided under Section 262.

Q.    IS THE MERGER CONSIDERATION SUBJECT TO AN INCREASE?

A.    No. The Merger Consideration is fixed. The Merger Consideration will not increase even if the Company’s results of operations improve or if the price of Company Common Stock increases above the current per share Merger Consideration. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 47 of this Information Statement.

Q.    DID THE BOARD APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.    Yes. After careful consideration and evaluation of the Merger, and in consideration of, among other things, the unanimous recommendation of the Special Committee that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the opinion of Evercore rendered to the Special Committee that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Principal Stockholder), our Board unanimously approved and declared advisable the Merger Agreement and the Merger. To review our Board’s reasons for recommending and approving the Merger and the Merger Agreement, see the sections entitled “The Merger—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 26 of this Information Statement and “The Merger—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 29 of this Information Statement.

Q.    IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT OR APPROVE THE MERGER AGREEMENT OR THE MERGER? WHY AM I NOT BEING ASKED TO VOTE ON OR CONSENT TO THE MERGER AGREEMENT OR THE MERGER?

A.    Under Section 251 of the DGCL, the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The requisite stockholder approval was obtained on November 14, 2020, the date on which the Principal Stockholder caused to be delivered to the Company an irrevocable written consent, in respect of approximately 52.3% of outstanding Company Common Stock entitled to vote thereon, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and the TRA Termination. No further approval of the stockholders of the Company is required or will be sought to adopt the Merger Agreement or to approve the Merger or the other transactions contemplated by the Merger Agreement or the TRA Termination. Therefore, your vote or consent is not required and is not being sought. We are not asking you for a proxy relating to a vote or consent, and you are requested not to send us a proxy.

Q.    IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.    Yes. Before completion of the Merger, the Company, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 58 of this Information Statement.

Q.    WHAT IS THE MARKET PRICE OF THE COMPANY COMMON STOCK?

A.    The closing sale price of Company Common Stock on [ ], 2020, the most recent practicable date before the date of this Information Statement, was $[ ] per share. You are encouraged to obtain current market quotations for Company Common Stock.

Q.    AM I ENTITLED TO APPRAISAL RIGHTS?

A.    Yes. Under Section 262, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholder) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section entitled “Appraisal Rights” beginning on page 65 of this Information Statement.

Q.    WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.    We expect the Merger to be completed in first quarter of 2021, subject to satisfaction of the closing conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 58 of this Information Statement; however, there can be no assurance that the Merger will be completed at that time, or at all.

Q.    WHAT EFFECT WILL THE MERGER HAVE ON THE COMPANY?

A.    If the Merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist immediately following the Merger as a wholly-owned subsidiary of Parent. Following the consummation of the Merger, shares of Company Common Stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company Common Stock under the Exchange Act will be terminated, as described in the section entitled “The Merger—De-listing and De-registration of Company Common Stock” beginning on page 46 of this Information Statement.

Q.    WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A.    If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to trade on NYSE.

Q.    SHOULD I SURRENDER MY SHARES OF COMPANY COMMON STOCK NOW?

A.    No. After the Merger is completed, you will be sent instructions for exchanging your shares of Company Common Stock for the Merger Consideration. If you are the beneficial owner of shares of Company Common Stock held in street name, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.    WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.    The Merger will be a taxable transaction for U.S. holders of Company Common Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration you receive and (2) the adjusted tax basis of the shares of Company Common Stock you surrender in the Merger. Assuming you are a non-U.S. holder, your exchange of shares of Company Common Stock for the Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.    WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A.    If you transfer or sell your shares of Company Common Stock prior to the completion of the Merger, you will have transferred or sold the right to receive the Merger Consideration to be received by the Company’s stockholders in the Merger and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through completion of the Merger.

Q.    WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

A.    We file periodic reports and other information with the SEC. Some of these reports are incorporated by reference into this Information Statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find Additional Information” beginning on page 69 of this Information Statement.

Q. WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

A. The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by mail at 2520 Redhill Avenue, Santa Ana, CA 92705, Attention: General Counsel or by telephone at (714) 380-3127. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q.    WHO CAN HELP ANSWER MY QUESTIONS?

A.    If you have questions about the Merger after reading this Information Statement, please contact our general counsel, Richard J. Tilley, by mail at 2520 Redhill Avenue, Santa Ana, CA 92705, Attention: General Counsel or by telephone at (714) 380-3127.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement, and certain of the documents to which we refer you in this Information Statement, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, each as amended. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “plan”, “predict”, “project”, “forecast”, “guidance”, “goal”, “objective”, “prospects”, “possible” or “potential”, by future conditional verbs such as “assume”, “will”, “would”, “should”, “could” or “may”, or by variations of such words or by similar expressions or the negative thereof. All forward-looking statements included in this Information Statement are based upon information available to us as of the filing date of this Information Statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s annual report on Form 10-K for the year ended December 31, 2019, under the heading “Risk Factors”, as updated from time to time by the Company’s quarterly reports on Form 10-Q, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, and other documents of the Company on file with the SEC or in this Information Statement filed with the SEC by the Company, and the following factors:

•risks related to the consummation of the Merger, including the risks that (i) the Merger may not be consummated within the anticipated time period, or at all, (ii) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied;
•the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that the Company’s stock price may decline significantly if the Merger is not completed, which may have a chilling effect on alternatives to the Merger;
•the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (i) the Company’s business, operating results or stock price may suffer, (ii) the Company’s current plans and operations may be disrupted, (iii) the Company’s ability to retain or recruit key employees may be adversely affected, (iv) the Company’s business relationships (including customers and suppliers) may be adversely affected, or (v) the Company’s management’s or employees’ attention may be diverted from other important matters;
•the effect of limitations that the Merger Agreement place on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions;
•the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company, its directors and others;
•the failure to satisfy any of the conditions to the consummation of the Merger;
•the risk that the Merger may not be completed in a timely manner or at all;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; and
•other economic, business, competitive, legal, regulatory, and/or tax factors.

Consequently, all of the forward-looking statements we make in this Information Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see the section entitled “Where You Can Find Additional Information” beginning on page 69 of this Information Statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Additionally, the unaudited prospective financial information prepared by management of the Company included in this Information Statement reflects assumptions and estimates by management of the Company as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this Information Statement. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have reviewed or provided any assurance with respect to the unaudited prospective financial information. Moreover, the Company does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Information Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

PARTIES INVOLVED IN THE MERGER

Foundation Building Materials, Inc.

The Company is one of the largest specialty distributors of wallboard, suspended ceiling systems, metal framing and complementary and other products in the United States and Canada. The Company has expanded from a single branch in Southern California in 2011 to more than 170 branches across the United States and Canada as of September 30, 2020, carrying a broad array of more than 30,000 SKUs. The Company’s organic growth initiatives and disciplined acquisition strategy have enabled it to grow rapidly. The Company’s goal is to be the leading specialty building products distributor by continuing to expand into adjacent and complementary markets.
The Company’s principal executive offices are located at 2520 Red Hill Avenue, Santa Ana, California 92705, and its telephone number is (714) 380-3127. Shares of Company Common Stock are listed with, and traded on, the NYSE under the symbol “FBM”.
For more information about the Company, please visit our website at www.fbmsales.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this Information Statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 25, 2020, and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as filed with the SEC on November 3, 2020, which are incorporated by reference in this Information Statement. See the section entitled “Where You Can Find Additional Information” beginning on page 69 of this Information Statement.

ASP Flag Intermediate Holdings, Inc.

Parent is a Delaware corporation that is an indirect wholly-owned subsidiary of funds sponsored by American Securities LLC. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Parent’s principal executive offices are located at 299 Park Avenue, 34th Floor, New York, NY 10171, and its telephone number is (212) 476-8000.

ASP Flag Merger Sub, Inc.

Merger Sub is a Delaware corporation formed for the purpose of entering into the Merger Agreement and completing the merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company and will cease to exist. Merger Sub’s principal executive offices are located at 299 Park Avenue, 34th Floor, New York, NY 10171, and its telephone number is (212) 476-8000.

THE MERGER

The following section, together with the sections entitled “Summary Term Sheet”, “Questions and Answers about the Merger”, “Cautionary Statements Regarding Forward-Looking Statements”, “Parties Involved in the Merger”, “The Merger Agreement”, “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers”, “Market Prices of Company Common Stock and Dividend Data,” “Appraisal Rights”, “Householding”, “Future Stockholder Proposals” and “Where You Can Find Additional Information”, constitutes a description of certain aspects of the Merger as required by applicable SEC regulations. Such description, however, may not contain all of the information that is important to you. We encourage you to read carefully this entire Information Statement, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger. You may obtain additional information without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 69 of this Information Statement.

Overview

Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible) of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Upon the unanimous recommendation of the Special Committee, the Board unanimously approved the Merger Agreement and recommended that the Company’s stockholders vote to adopt the Merger Agreement on November 14, 2020. Immediately following the execution of the Merger Agreement, the requisite stockholder approval was obtained pursuant to the delivery to the Company of the Stockholder Written Consent by the Principal Stockholder in accordance with the DGCL, the Company Charter and Company Bylaws.

Upon completion of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (except for Canceled Shares and Dissenting Shares) will be canceled and converted automatically into the right to receive the Merger Consideration of $19.25 in cash, without interest and subject to deduction for any required withholding tax. All shares of Company Common Stock so canceled and converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration. Any payment of the Merger Consideration will be subject to any required withholding taxes.

Background of the Merger

The Company is one of the largest specialty distributors of wallboard, suspended ceiling systems and metal framing in the United States and Canada. As a part of its efforts to strengthen its business and enhance stockholder value, the Board and senior management of the Company regularly review and assess the Company’s operations, performance, prospects and strategic landscape in the industry, including the possibility of pursuing various strategic transactions. From time to time, members of the Board and the senior management of the Company, with the assistance of legal and financial advisors, review and evaluate potential strategic opportunities and alternatives available to the Company with a view to maximizing stockholder value.

As part of this ongoing review and evaluation, representatives of RBC Capital Markets, LLC ( “RBC Capital Markets”), and Gibson, Dunn & Crutcher, LLC (“Gibson Dunn”), each of which has had a long-standing relationship with the Company, periodically have met with the Board and Company management with respect to potential strategic opportunities and alternatives regarding the Company. Those meetings included discussions with respect to parties which had expressed interest in acquiring the Company, including American Securities.

From time to time, prior to and since the Company’s initial public offering of shares of Company Common Stock in February 2017, various parties have approached the Company regarding possible acquisitions of, or other strategic transactions involving, the Company. In response to these expressions of interest in a potential transaction, Company management, in consultation with the Board, has generally engaged in discussions with these parties to assess their seriousness with respect to pursuing a potential transaction that would maximize stockholder value.

In early 2018, Chris Meyer, Chairman of the Board, in consultation with the Board, had several conversations with certain members of management and of the board of directors of an industry participant (“Party A”), which indicated an interest in potentially acquiring the Company. The Board and Company management also discussed with RBC Capital Markets Party A’s interest in acquiring the Company.

In February 2018, Mr. Meyer and a then-member of the Board had a meeting with the chairman of the board of directors of Party A during which various topics were discussed, including the industry broadly and the potential strategic fit between the two companies. Discussions between the Company and Party A continued following that meeting throughout early 2018.

Throughout the first half of 2018, Mr. Ruben Mendoza, President and Chief Executive Officer of the Company, in consultation with the Board, had several conversations with Kevin Penn, a managing director of American Securities, who had conveyed American Securities’ interest in a possible transaction involving American Securities acquiring all of the outstanding shares of Company Common Stock.

On May 23, 2018, the Board received a non-binding proposal from Party A to acquire all outstanding shares of Company Common Stock for $16.75 per share in cash.

On May 24, 2018, the Board held a telephonic meeting, with a representative of Gibson Dunn in attendance, to discuss Party A’s proposal and to receive a presentation regarding fiduciary duties from Gibson Dunn.

On June 4, 2018, the Board held a telephonic meeting, with representatives of RBC Capital Markets in attendance, to further discuss Party A’s proposal. The Board authorized Mr. Meyer to contact Party A’s financial advisor to indicate that Party A’s proposal was not sufficient to warrant further consideration by the Board.

In June 2018, Mr. Meyer had a call with Mr. Penn. During the call, American Securities again expressed an interest in acquiring all outstanding shares of Company Common Stock. Discussions continued over the next month among American Securities, members of the Board and Company management.

In July 2018, American Securities submitted a non-binding indication of interest to acquire all outstanding shares of Company Common Stock for between $18.00 and $19.50 per share in cash.

On July 31, 2018, the Company entered into a non-disclosure agreement with American Securities containing a customary standstill that would terminate if the Company were to enter into an agreement providing for a transaction, such as a merger, resulting in the holders of voting securities immediately prior to the transaction not owning more than 80% of the voting power of the resulting entity.

In August 2018, American Securities commenced its due diligence regarding a possible transaction.

Also in August 2018, Mr. Meyer, together with representatives of RBC Capital Markets, had a teleconference with representatives of another financial sponsor regarding the sponsor’s potential interest in acquiring the Company.

On September 3, 2018, the Board formed the Special Committee, consisting of independent directors Fareed Khan, James Underhill and Matthew Espe, to consider preliminary indications of interest that the Company had received from third parties regarding a potential acquisition of the Company and other strategic alternatives that may be available to the Company. The Board empowered the Special Committee to, among other responsibilities, evaluate the terms of possible transactions, participate in negotiations with third parties, report its recommendations and conclusions to the Board and determine whether to pursue any possible transaction. The Board resolved that it would not approve a possible transaction without a prior favorable recommendation from the Special Committee. The Board also empowered the Special Committee to retain its own legal and financial advisors as the Special Committee deemed appropriate.

On September 7, 2018, the Special Committee held a telephonic meeting, at which Richard J. Tilley, Vice President, Secretary and General Counsel of the Company, and representatives of Gibson Dunn were present at the invitation of the Special Committee. At this meeting, the Special Committee considered the retention of its own legal counsel and reviewed potential strategic alternatives available to the Company and related considerations. After interviewing potential legal counsel, the Special Committee engaged Richards, Layton & Finger, PA (“RLF”) as legal counsel.

On September 21, 2018, the Special Committee held a telephonic meeting attended by representatives of RLF. At the meeting, representatives of RLF reviewed with the members of the Special Committee the mandate of the Special Committee and the fiduciary duties of the members of the Special Committee under Delaware law. The Special Committee also continued its discussion of potential strategic alternatives and, following discussion, determined to retain its own independent financial advisor.

On September 24, 2018, the Special Committee held a meeting. At the invitation of the Special Committee, Messrs. Mendoza, Tilley and Meyer, Rafael Colorado (a member of the Board), Dominic LaValle (then a member of the Board) and representatives of RBC Capital Markets attended the meeting. The representatives of RBC Capital Markets provided an update to the Special Committee regarding the stated interest of Party A and American Securities in a potential acquisition of the Company and their respective ongoing due diligence with respect to a potential acquisition.

Each of Party A and American Securities continued to conduct due diligence during the autumn of 2018. On October 2, 2018, the Special Committee met telephonically, with representatives of RLF in attendance, to discuss the update provided by RBC Capital Markets at the prior meeting of the Special Committee. The Special Committee continued its discussion at its next telephonic meeting held on October 4, 2018. This meeting was attended by representatives of RLF and RBC Capital Markets, with the representatives of RBC Capital Markets providing the Special Committee with an update on recent discussions with Party A and American Securities. Following discussion, the Special Committee directed RBC Capital Markets to inform Party A and American Securities that each would need to increase its proposed purchase price set forth in its indication of interest in order to proceed with further discussions regarding a potential transaction.

After neither Party A nor American Securities responded with an increase in its proposed purchase price, the Special Committee held another telephonic meeting on October 15, 2018 attended by representatives of RLF. At this meeting, the Special Committee discussed, among other things, potentially delaying a potential sale of the Company or other alternative transactions in the event that neither Party A nor American Securities were to indicate a willingness to provide greater value for the Company’s stockholders. The Special Committee further discussed its potential engagement of a financial advisor, and on October 17, 2018, the Special Committee again met telephonically with representatives of RLF to interview potential financial advisors, including Evercore.

After Party A failed to increase its proposed purchase price following further discussions, the Company ceased providing due diligence information to Party A noting to Party A that its proposed purchase price was not sufficient to support sharing incremental information.

Beginning in the third quarter of 2018 and throughout the fourth quarter of 2018, the Company’s stock price declined significantly, and discussions with American Securities regarding its proposal effectively ceased. On November 2, 2018, the Special Committee held a telephonic meeting attended by representatives of RLF, at which the Special Committee discussed postponing actively exploring potential strategic alternatives as a result of the stock price decline and the failure of the Company’s respective discussions with Party A and American Securities to progress at that time. As a result, the Special Committee determined at that meeting to delay its engagement of its own independent financial advisor.

The Company nevertheless, in consultation with the Special Committee, continued to engage with Party A and other potential acquirors from time to time in an effort to explore possibilities to maximize stockholder value.

In December 2018, Mr. Meyer met with Mr. Penn to discuss the industry broadly and market conditions at the time. Mr. Meyer and Mr. Penn agreed to continue discussions periodically.

On March 6, 2019, Mr. Meyer contacted Mr. Espe, chairman of the Special Committee, on behalf of the Principal Stockholder. Mr. Meyer indicated that the Principal Stockholder may potentially have interest in acquiring the remaining shares of Company Common Stock not owned by the Principal Stockholder. Mr. Meyer requested that the Special Committee approve a waiver allowing Gibson Dunn to represent the Principal Stockholder in the event that the Principal Stockholder decided to pursue such a transaction. Mr. Meyer further indicated that a similar request would likely be made with respect to RBC Capital Markets. Mr. Meyer did not make any proposals or discuss any terms of a potential transaction and noted that the Principal Stockholder had not yet obtained any internal approval to make any proposals regarding a potential transaction. On March 8, 2019, the Special Committee held a telephonic meeting to consider the Principal Stockholder’s requests. Representatives of RLF and Mr. Tilley also attended the meeting at the request of the Special Committee. At the meeting, the Special Committee reviewed the prospect that the Principal Stockholder could consider a potential acquisition of the Company. The Special Committee also discussed matters relating to the Principal Stockholder’s waiver requests and, after further discussion, declined to make any determination at that time regarding such requests. Shortly after Mr. Meyer initially contacted Mr. Espe on March 6, 2019, the Principal Stockholder notified the Special Committee that it had determined not to proceed with an acquisition proposal for the Company, and there were no further discussions between the parties regarding any such proposal or potential waivers.

Throughout the third and fourth quarters of 2019, Mr. Meyer, together with representatives of RBC Capital Markets, had a series of discussions with a representative of a financial sponsor, which we refer to as Party B, regarding Party B’s potential acquisition of all of the shares of Company Common Stock held by the Principal Stockholder. In connection with acquiring control of the Company, Party B also expressed an interest in a combination of the Company and a division of Party A. In this Information Statement we refer to the combination of the Company and the division of Party A as the Strategic Combination. During that time, Mr. Meyer and representatives of RBC Capital Markets also met with representatives of other financial sponsors to discuss a potential transaction.

On January 21, 2020, the Board held a telephonic meeting with representatives of Company management, along with representatives of Gibson Dunn and RLF. The Board discussed the potential transaction involving both the purchase by

Party B of all of the shares of Company Common Stock held by the Principal Stockholder and the completion of the Strategic Combination. Following discussion, the Board resolved to expand the duties of the Special Committee to include the evaluation of the potential Strategic Combination.

Following the meeting of the Board, the Special Committee held a telephonic meeting with representatives of RLF. After reviewing the prospect of the potential Strategic Combination, the Special Committee approved the Company’s entry into a non-disclosure agreement with Party B.

Later on January 21, 2020, the Company entered into a non-disclosure agreement with Party B containing a customary standstill provision which would automatically terminate upon the Company’s entry into a definitive agreement that would, if consummated, result in a third party acquiring a majority of the outstanding voting securities of the Company.

In February 2020, Mr. Meyer had a call with a representative of a financial sponsor, which we refer to as Party C. Mr. Meyer and a representative of Party C discussed Party C’s potential interest in acquiring the Company or only the shares of Company Common Stock held by the Principal Stockholder.

On February 13, 2020, Party B submitted a non-binding preliminary proposal to the Principal Stockholder to purchase all of the shares of Company Common Stock held by the Principal Stockholder, subject to the completion of due diligence and the concurrent execution of transaction documents for the Strategic Combination. Pursuant to Party B’s proposal, the closing of Party B’s purchase of the Principal Stockholder’s shares of Company Common Stock would follow the closing of the Strategic Combination. Party B’s proposal contained a purchase price for the Principal Stockholder’s shares equal to the average of the daily volume weighted average price of Company Common Stock over the ten days prior to the signing of a definitive agreement for the transaction. Party B’s proposal indicated that, as of the close of trading on the day prior to its proposal, its purchase price was equal to $17.90 per share. Party B’s proposal also contemplated an acceleration of the payment of the balance of the amount outstanding under the TRA and at the closing of the purchase of the Principal Stockholder’s shares of Company Common Stock and subject to the approval of the Company’s independent directors, the payment to the Principal Stockholder of the net present value of the remaining balance under the TRA.

During early March 2020, the COVID-19 pandemic began to more directly impact the United States economy. As a result of these developments, the Company’s stock price declined significantly, along with the market more broadly, and work regarding a potential transaction was suspended given the economic uncertainty created by the COVID-19 pandemic.

In June 2020, representatives of the Principal Stockholder and Party B re-engaged in discussions regarding Party B’s potential purchase of the Principal Stockholder’s shares of Company Common Stock and the Strategic Combination.

Between June 2020 and July 2020, representatives of the Principal Stockholder and Party B exchanged drafts of a term sheet outlining the potential purchase of the Principal Stockholder’s shares of Company Common Stock. Party B’s proposed purchase price ranged from $16.00 to $17.00 per share, and the purchase was contingent upon the concurrent closing of the Strategic Combination.

On July 21, 2020, Mr. Meyer had a teleconference with the chairman of the board of directors of an industry participant, which we refer to as Party D, regarding a potential business combination between the Company and Party D. Each party agreed to discuss the potential combination with their respective boards of directors and to re-engage following those conversations.

On July 24, 2020, Mr. Mendoza and Mr. Penn had a telephonic conversation regarding the Company and American Securities potentially re-engaging in discussions with respect to a possible transaction.

On August 3, 2020, Mr. Meyer had a follow-up teleconference with the chairman of the board of directors of Party D. Party D had discussed the potential combination and did not believe that it was the appropriate time for a transaction. Party D noted that it was instead focused on internal value creation initiatives. Party D indicated it may be interested in a possible transaction in approximately 18 months when it would explore options holistically after focusing on its internal business.

On August 4, 2020, representatives of the Principal Stockholder notified Party B that the Principal Stockholder believed that Party B’s proposal was insufficient and that the Principal Stockholder would not engage in further discussions at Party B’s proposed purchase price range.

Also on August 4, 2020, the Company entered into a new confidentiality agreement with American Securities, which was substantially similar to the parties’ July 31, 2018 confidentiality agreement.

On August 13, 2020, Mr. Penn called Mr. Meyer and indicated that American Securities again was interested in exploring a potential acquisition of all of the outstanding shares of Company Common Stock.

On August 14, 2020, Mr. Meyer called Mr. Espe, chair of the Special Committee, and discussed the conversation with Mr. Penn.

On August 17, 2020, the Special Committee held a meeting to receive an update from Mr. Meyer on recent discussions. Representatives of RLF and Gibson Dunn were also present and discussed potential paths forward, including potential transaction structures and process. Following a discussion with Mr. Meyer and representatives of Gibson Dunn, the Special Committee continued in executive session with only representatives of RLF present. During executive session, the Special Committee discussed American Securities’ interest in a potential transaction. Together with the representatives of RLF, the Special Committee resumed its consideration of the Special Committee’s potential engagement of its own financial advisor. The Special Committee reviewed the prospective financial advisors it previously had contacted and interviewed, including Evercore, and considered the experience and qualifications of each.

Later on August 17, 2020, Mr. Meyer had a discussion with Mr. Penn and indicated that the Special Committee had met and that the Company would be receptive to receiving a proposal from American Securities.

On August 19, 2020, a representative of Party B called Mr. Meyer to discuss a potential acquisition of all outstanding shares of Company Common Stock, and not just the Principal Stockholder’s shares; however, such acquisition would remain contingent upon a closing of the Strategic Combination.

On August 26, 2020, American Securities submitted a non-binding indication of interest proposing to acquire all outstanding shares of Company Common Stock for $17.00 per share in cash. The proposal did not address the treatment of the TRA and requested a 30-day exclusivity period to complete due diligence.

On August 28, 2020, Party B submitted a preliminary proposal to acquire all outstanding shares of Company Common Stock at a purchase price of $18.00 per share. The preliminary proposal contemplated the acceleration and payment under the TRA in accordance with the TRA’s terms. The preliminary proposal also proposed a transaction structure whereby, promptly after execution of definitive documents, the Principal Stockholder would deliver a written consent approving the transaction, which consent would constitute the requisite stockholder approval from Company stockholders. In this Information Statement we refer to this transaction structure as a “sign-and-consent.” The preliminary proposal also provided that the purchase of the Company Common Stock would be contingent upon the closing of the Strategic Combination. Party B’s preliminary proposal also noted that Party B would use reasonable best efforts to obtain regulatory approvals and that the merger agreement would contain customary financing provisions for a debt financing acquisition, including a customary reverse termination fee and marketing period.

Later on August 28, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF and RBC Capital Markets in attendance, to discuss the proposals received from American Securities and Party B. The Board directed Mr. Meyer to notify American Securities and Party B that the Special Committee was engaging a financial advisor and that RBC Capital Markets, the Company’s financial advisor, would be in contact to discuss next steps. The Board also instructed RBC Capital Markets to notify American Securities that it would need to increase its proposed purchase price in order to gain increased access to management and due diligence materials of the Company and that exclusivity could not be granted at this time as well as to notify Party B that it would need to increase its proposed purchase price. Following the meeting, in accordance with the instructions of the Board, Mr. Meyer and RBC Capital Markets delivered these messages to representatives of American Securities and Party B.

On September 2, 2020, the Special Committee met via teleconference, with representatives of RLF in attendance. The Special Committee reviewed and discussed the indications of interest that recently had been received by the Company from American Securities and Party B. The Special Committee considered American Securities’ request for exclusivity, including, among other things, American Securities’ indication that it would be willing to increase its proposed purchase price only if it received exclusivity, the duration of the exclusivity period that American Securities had requested, the transaction price and structure indicated in the proposals that had been received from American Securities and Party B and the effect that any grant of exclusivity would have on the Company’s ability to consider alternative proposals from Party B or any other potential acquiror. After discussing these factors, the Special Committee resolved not to grant exclusivity to American Securities. The Special Committee then discussed its potential engagement of its own independent financial advisor. After discussion and consideration, the Special Committee decided to engage Evercore as financial advisor to the Special Committee.

On September 4, 2020, American Securities submitted a revised indication of interest proposing to acquire all outstanding shares of Company Common Stock for $18.00 per share in cash. The proposal did not address the treatment of the TRA and reiterated the importance of a 30-day exclusivity period to complete due diligence. The proposal also contemplated a structure whereby (i) the shares of Company Common Stock held by the Principal Stockholder would be acquired by American Securities immediately following receipt of HSR and lender approvals, (ii) the Company would agree to a customary non-solicitation provision with fiduciary-out exceptions for superior proposals (subject to a matching right and customary break-up fee should the fiduciary out be exercised) and (iii) American Securities would agree to support another transaction should it elect not to match any unsolicited superior proposal.

On September 8, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF and RBC Capital Markets in attendance, to receive an update regarding fiduciary duties and to discuss the proposal received from American Securities and its request for exclusivity, as well as the recent discussions with Party B. The Board also discussed a plan to contact additional potential acquirors. The Board discussed benefits and risks associated with holding discussions regarding a potential sale transaction with strategic buyers and the determination regarding the potential grant of exclusivity to American Securities, including the perspective of the Special Committee with respect to the potential grant of exclusivity. Following discussion, with input from the Company’s management and legal and financial advisors, the Board decided that a targeted market check of leading financial sponsors (other than American Securities) that previously had contacted the Company would be appropriate. The Board also agreed to contact one additional industry participant regarding a potential combination. In consultation with Company management and RBC Capital Markets, the Board considered numerous factors in developing a list of proposed market check participants, including the financial ability to complete a transaction and ability to maximize value for the Company and its stockholders. The Board authorized RBC Capital Markets to contact five specified leading financial sponsors and one industry participant to determine whether such parties were interested in a potential transaction and the price at which they would be willing to transact. Following the meeting, at the direction of the Board, representatives of RBC Capital Markets contacted the six potential acquirors.

On September 10, 2020, the Special Committee met telephonically, with representatives of RLF in attendance, and formally approved the engagement of Evercore as its financial advisor. The Special Committee continued its discussion of the indications of interest from American Securities and Party B. In addition, the Special Committee considered the outreach that previously had been conducted with other potential acquirors, including Party D’s indication that it would not be in a position to pursue a transaction for more than a year. Later that day, Evercore was formally engaged as financial advisor to the Special Committee.

On September 12, 2020, American Securities submitted a revised indication of interest proposing to acquire all outstanding shares of Company Common Stock for $18.00 per share in cash. The proposal indicated that American Securities would redeem the TRA in accordance with its terms. The proposal also noted that American Securities would not proceed without a 30-day exclusivity period to complete due diligence. The proposal also reiterated American Securities’ contemplated transaction structure, including purchasing the shares of Company Common Stock held by the Principal Stockholder immediately following receipt of HSR and lender approvals.

On September 14, 2020, Party B submitted a revised preliminary proposal to acquire all outstanding shares of Company Common Stock at a purchase price of $19.00 per share in cash. The preliminary proposal contemplated the acceleration and payment of the TRA in accordance with its terms. The preliminary proposal also proposed a sign-and-consent structure with the closing of the transaction conditioned upon closing of the Strategic Combination. Party B’s preliminary proposal noted that Party B would use reasonable best efforts to obtain regulatory approvals, including by agreeing to take such actions as the antitrust authorities may require, subject to a materially burdensome condition exception with a termination fee payable by Party B in the event the transaction were not to close due to failure to obtain regulatory approvals.

On September 16, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance, to discuss the proposals from American Securities and Party B. The Board discussed the contingencies associated with the transaction with Party B, including the Strategic Combination and the potential regulatory review and the impact on closing certainty and timing of a potential closing. The Board directed RBC Capital Markets to (i) obtain additional clarity on the timing for potentially signing a definitive agreement for the Strategic Combination, (ii) discuss the reverse break-up fee and instruct Party B to quantify the amount of the fee, and (iii) discuss a ticking fee with Party B to allow Company stockholders to receive increased consideration if the timeline to closing were extended for regulatory review.

On September 17, 2020, American Securities notified the Board that it was withdrawing its September 12, 2020 non-binding proposal given that it had not been granted exclusivity.

On September 23, 2020, Party B submitted a revised preliminary proposal to acquire all outstanding shares of Company Common Stock at a purchase price of $19.00 per share in cash, provided the purchase price would increase by $0.005 per share per day between February 1, 2021 and the closing date if the closing did not occur by January 31, 2021 due to (i) a failure to obtain regulatory approvals by such date or (ii) an inability to close the Strategic Combination by such date. The preliminary proposal indicated that the definitive merger agreement would include a nine-month outside date, subject to a three-month extension in certain circumstances. The preliminary proposal also noted that the definitive merger agreement would include a reverse termination fee of $50 million payable by Party B in the event that the transaction did not close due to (1) a failure to obtain regulatory approvals, (2) a failure of the Strategic Combination to close, or (3) failure to obtain financing. The preliminary proposal also noted that the reverse termination fee would increase to $65 million if an extension of the outside date had occurred.

Between September 24, 2020 and November 12, 2020, representatives of Company management and Evercore conducted several telephonic conferences, during which such representatives reviewed management’s internal projected financial data relating to the Company (prepared and furnished to Evercore by management of the Company and approved for Evercore’s use by the Company (“Forecasts”)), certain strategic planning assumptions in the context of the Company’s historical performance and growth estimates for construction, and the TRA and related terms.

On September 25, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance. The Board discussed Party B’s proposal as well as the progress of the due diligence review of other potential acquirors. Representatives of RBC Capital Markets noted that, of the five financial sponsors and one industry participant contacted during the Company’s outreach process, five parties had executed confidentiality agreements and were conducting due diligence.

On October 4, 2020, the Company, the Principal Stockholder, Party A and Party B entered into a mutual confidentiality agreement to facilitate the continued exchange of confidential information among the Company, the Principal Stockholder, Party A and Party B. This mutual confidentiality agreement amended and restated the January 21, 2020 confidentiality agreement between the Company and Party B. The confidentiality agreement contained a customary mutual standstill provision, which, with respect to the Company, would automatically terminate upon the Company’s entry into a definitive agreement that would, if consummated, result in a third party acquiring a majority of the outstanding voting securities of the Company.

On October 6, 2020, one of the five financial sponsors contacted by RBC Capital Markets at the direction of the Board, which we refer to as Party E, submitted a non-binding proposal to the Board to acquire 100% of the outstanding shares of Company Common Stock at a purchase price of $18.00 to $19.00 per share in cash. Party E’s proposal indicated that Party E contemplated the assignment of the TRA to Party E at closing for no incremental consideration.

On October 8, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance. The Board received an update on the progress of discussions with Party B, the proposal from Party E and other participants in the Company’s outreach process. The Board discussed the significant uncertainty that the Strategic Combination introduced into Party B’s proposal. Representatives of RBC Capital Markets noted that, following a due diligence call with Company management, the industry participant in the Company’s outreach process had indicated that it had decided not to pursue a potential business combination with the Company. Representatives of RBC Capital Markets also noted that, of the five financial sponsors contacted during the Company’s outreach process, one party, Party E, had submitted a proposal, two parties had held meetings with Company management but had not yet submitted formal proposals, one party had scheduled a meeting with Company management but had not yet submitted a proposal, and one party had not yet indicated an interest in acquiring the Company. Representatives of Gibson Dunn also provided a summary of a draft merger agreement to be used with potential counterparties, including the unique aspects of a potential transaction with Party B relating to the cross-conditional nature of the potential transaction with the Strategic Combination.

On October 19, 2020, Party B submitted a letter reaffirming its continued interest in acquiring the Company. Party B noted that if Party A’s division were sold to a third party, Party B would remain interested in the acquisition of the Company on a stand-alone basis. In discussions with RBC Capital Markets, while Party B confirmed that it would remain interested in the acquisition of the Company on a stand-alone basis if Party A’s division were sold to a third party, Party B indicated that, in such instance, given regulatory considerations, Party B would not close a transaction with the Company before Party A had contracted to divest its division.

On October 20, 2020, Party C, one of the five financial sponsors contacted by RBC Capital Markets at the direction of the Board, submitted a preliminary, non-binding, indication of interest to acquire all outstanding shares of Company Common Stock for a purchase price ranging from $18.50 to $20.50 per share in cash. The indication of interest contemplated the payment of the TRA in accordance with its terms.

Also on October 20, 2020, Mr. Meyer and Mr. Penn had a teleconference, and Mr. Penn indicated that American Securities had met with its investment committee and was interested in re-engaging with the Company regarding the acquisition of all outstanding shares of Company Common Stock.

On October 27, 2020, Mr. Meyer and Mr. Penn continued to discuss a potential acquisition. Mr. Meyer noted to Mr. Penn that the contemplated purchase price would need to be sufficiently compelling for the Company to grant exclusivity. Mr. Penn indicated to Mr. Meyer that American Securities was evaluating a range of purchase prices, including a purchase price of $19.25 but, at that purchase price, American Securities had no additional flexibility to increase its purchase price and would require exclusivity. Mr. Meyer indicated that he would discuss with the Board American Securities’ exclusivity request at the $19.25 purchase price and other terms consistent with American Securities’ prior proposals. Later on October 27, 2020, American Securities delivered to the Company a draft exclusivity agreement.

Later on October 27, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance. Mr. Meyer provided an update on recent discussions with potential acquirors, including the discussion with American Securities in which American Securities verbally indicated that it would submit a bid of $19.25 per share but would require exclusivity and a sign-and-consent structure. Mr. Meyer and representatives of RBC Capital Markets also noted that they had spoken to representatives of Party B, which was continuing its due diligence review at a proposed purchase price of $19.00 per share. Representatives of Party B had indicated that it would have more detail regarding the Strategic Combination during the week of November 2, 2020. Mr. Meyer also noted that both American Securities and Party B contemplated a termination of the TRA and the payment thereunder in accordance with its terms. Representatives of RBC Capital Markets noted that Party E also was continuing its due diligence review at a proposed purchase price of $18.00 to $19.00 per share. Management and the Board discussed that Party C had submitted a proposal with a purchase price ranging from $18.50 to $20.50 per share, but only had an initial discussion with Mr. Mendoza and remained significantly behind other parties with respect to timing and due diligence. Representatives of RBC Capital Markets noted that, of the five financial sponsors contacted during the Company’s outreach process, two parties, Party C and Party E, had submitted proposals or indications of interest, two parties had withdrawn from the process and one party had expressed interest but had only recently commenced due diligence. During the meeting, the Board also considered American Securities’ request for exclusivity and noted that American Securities previously had withdrawn from the process when it was denied exclusivity. In addition, the Board discussed that American Securities’ verbal indication was the highest definitive proposed purchase price and that a transaction with American Securities offered the greatest certainty of closing. The Board also considered the updated timing regarding a potential transaction with Party B and the contingency and uncertainty related to the Strategic Combination. The Board discussed the potential timing for agreeing to a definitive transaction with American Securities as compared to the other financial sponsors. The Board instructed RBC Capital Markets to direct potential acquirors to submit their best and final proposals by October 30, 2020, and the Board agreed to reconvene following receipt of updated written proposals.

On October 28, 2020, American Securities delivered a non-binding indication of interest in acquiring all outstanding shares of Company Common Stock for $19.25 per share in cash. The proposal contemplated termination of the TRA in accordance with its terms. The proposal also indicated that American Securities would not proceed without a 21-day exclusivity period. Further, the proposal was based on a sign-and-consent transaction structure in which all of the Company’s stockholders would receive the same consideration on the same terms. The non-binding indication of interest also noted that the definitive transaction agreement would include a closing condition that no more than 10% of the Company’s stockholders exercise appraisal rights.

Also on October 28, 2020, Party E delivered a revised non-binding proposal to purchase all outstanding shares of Company Common Stock at $18.50 per share in cash. Party E’s proposal contemplated that the TRA would be extinguished at closing in accordance with the change-of-control early termination payment provisions of the TRA. Party E’s proposal also contemplated a 14-day exclusivity period, that the definitive merger agreement would include a 30-day go-shop period, and a corresponding no-shop period thereafter.

Between October 28, 2020 and October 30, 2020, representatives of Gibson Dunn negotiated American Securities’ form of the exclusivity agreement with representatives of Weil, Gotshal & Manges LLP, which we refer to as Weil, legal counsel to American Securities, and discussed American Securities’ proposed closing condition regarding appraisal rights.

On October 30, 2020, American Securities delivered a revised version of its proposal on substantially the same terms as its October 28, 2020 non-binding indication of interest, except that the October 30, 2020 proposal did not include a closing condition regarding appraisal rights.

Also on October 30, 2020, Party B delivered a letter that (a) reaffirmed its proposed purchase price of $19.00 per share, (b) increased its ticking fee to $0.007 per share of Company Common Stock per day between February 1, 2021 and closing if the closing did not occur by January 31, 2021 due to (i) a failure to obtain regulatory approvals by such date or (ii) an inability to close the Strategic Combination by such date and (c) stated Party B expected to sign and announce a transaction during the week of November 9, 2020. The letter also noted that depending on the outcome of discussions regarding the Strategic Combination, it was possible that Party B would be able to increase its purchase price for the Company.

On October 31, 2020, the Board held a telephonic conference, with representatives of management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance. The Board noted that Party C had not submitted an updated written proposal and had not yet engaged in substantive due diligence. The Board discussed how Party C’s proposed purchase price contained a wide range and how waiting for Party C to complete additional due diligence would likely result in American Securities withdrawing its proposal. The Board discussed Party B’s updated proposal, including the contingency with respect to the Strategic Combination. The Board also discussed Party E’s updated proposal. In light of the additional value and deal certainty presented by American Securities as compared to Party B’s and Party E’s proposals and the concerns with Party C’s proposal described above, the Board reviewed American Securities’ proposal and exclusivity request and concluded that a transaction with American Securities represented the best opportunity to maximize stockholder value. The Board agreed to grant exclusivity to American Securities. Later on October 31, 2020, the Company and American Securities entered into the exclusivity agreement. Pursuant to the exclusivity agreement, the exclusivity period would terminate on the earliest of (i) three business days after receipt of a written notice from either American Securities or the Company delivered after 11:59 p.m. eastern time on November 20, 2020 to the other party of the termination of exclusivity, (ii) execution and delivery of a definitive merger agreement and (iii) such time as American Securities informed the Company it was no longer interested in pursuing a transaction at a purchase price of at least $19.25 per share.

On November 3, 2020, representatives of Gibson Dunn delivered a draft merger agreement to representatives of Weil. The initial draft provided for a reverse termination fee payable by Parent for failure to close a transaction if the financing for such transaction was not available at closing and certain other termination rights, including for a breach by Parent of certain of its representations and warranties. The proposed reverse termination fee was equal to 10% of the Company’s implied equity value. The initial draft included a sign-and-consent structure consistent with American Securities’ proposal and provided both the Company and Parent with an ability to terminate the transaction if the Stockholder Written Consent was not received by 11:59 p.m. Dallas time on the day following execution of the definitive merger agreement, provided that the Company would be required to pay a fee to Parent equal to 2.5% of the Company’s implied equity value in the event of such termination.

Later on November 3, 2020, representatives of Gibson Dunn and Weil discussed the transaction structure and confirmatory due diligence.

On November 6, 2020, Weil provided a revised draft of the merger agreement. The revised draft provided for a reverse termination fee payable by Parent for breach of the merger agreement and failure to close if the financing for the transaction was not available at closing. The proposed reverse termination fee was equal to 4.5% of the Company’s implied equity value. In addition, the draft included an “inside date” that would allow Parent to defer the closing of the transaction until a date to be specified. The revised draft also provided that if the Company failed to deliver the Stockholder Written Consent by 9:00 a.m. New York time on the day following execution of the definitive merger agreement, American Securities could terminate the merger agreement and the Company would be required to pay Parent a termination fee equal to 3.5% of the Company’s implied equity value.

On November 9, 2020, representatives of Gibson Dunn provided a revised draft of the merger agreement to Weil. The revised draft included a reverse termination fee equal to 8% of the Company’s implied equity value payable by Parent for failure to close if the financing for the transaction was not available at closing and other specified reasons. The draft included an “inside date” and noted that the date should be as soon as possible following signing of the definitive merger agreement. The revised draft also included a termination fee payable by the Company equal to 3.0% of the Company’s implied equity value in the event of termination due to the Company’s failure to deliver the Stockholder Written Consent.

On November 10, 2020, the Special Committee held a telephonic meeting at which representatives of RLF and Evercore were present. RLF reviewed with the members of the Special Committee their fiduciary duties under Delaware law. The Special Committee reviewed the strategic review process that had been conducted to date and the general terms and transaction structure contemplated by American Securities’ most recent proposal. The Special Committee reviewed the material terms of the draft merger agreement. Representatives of Evercore provided a preliminary presentation regarding the financial terms of American Securities’ proposal.

During a discussion between representatives of Gibson Dunn and Weil, on November 11, 2020, representatives of Weil indicated that American Securities was prepared to deliver an equity commitment letter to cover the full purchase price of the proposed transaction and that American Securities would not require commitments from potential lenders prior to signing the merger agreement. The equity commitment letter for the full purchase price eliminated the need to negotiate a reverse termination fee if the financing for the transaction was not available at closing. Following this call, the parties continued to negotiate the final terms of the merger agreement and other transaction documents until the evening of November 13, 2020, including circulating revised draft agreements and teleconferences to discuss outstanding points.

On November 13, 2020, the Special Committee met to further consider the terms of American Securities’ proposal. Representatives of RLF in attendance again reviewed the fiduciary duties of the members of the Special Committee in considering the proposal, updated the Special Committee on the revised structure of the proposed transaction in which American Securities would deliver an equity commitment letter to cover the full purchase price, reviewed the other material terms of the proposed transaction (including the proposed treatment of the TRA) and again reviewed the extended strategic review process that had led to the receipt of such proposal. Following discussion of these matters, Evercore provided a presentation to the Special Committee regarding the financial terms of the proposed transaction with American Securities and the fairness of the consideration to be received by the Company’s stockholders (other than the Principal Stockholder) in connection therewith. At the conclusion of its presentation, representatives of Evercore rendered Evercore’s oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated November 13, 2020, that, as of the date thereof and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be received by holders of Company Common Stock (other than certain shares as specified in such opinion, including shares held by the Principal Stockholder) in connection with the proposed merger was fair, from a financial point of view, to such holders. After further discussion, representatives of Evercore left the meeting and the meeting continued in executive session as a joint meeting of the Special Committee and the Audit Committee of the Board (which is comprised of the same directors serving on the Special Committee and is responsible for reviewing related-party transactions), with representatives of RLF remaining in attendance. Following additional discussion, and after considering a number of other factors that supported the advisability of the proposed transaction, as well as certain other countervailing factors, the Special Committee determined that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, the Company and its stockholders and recommended that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the Board recommend that the stockholders of the Company approve and adopt the Merger Agreement. Acting as the Audit Committee, the members thereof then recommended that the Board approve the TRA Termination and related payments.

On the morning of November 14, 2020, the Board held a telephonic meeting, with representatives of Company management, Gibson Dunn, RLF, RBC Capital Markets and Evercore in attendance. Representatives of Gibson Dunn reviewed with the Board its fiduciary duties under applicable law and reviewed in detail the provisions of the proposed Merger Agreement, which previously had been provided to the Board together with a summary thereof. Mr. Espe, as Chair of the Special Committee, informed the Board that the Special Committee had unanimously resolved to recommend to the Board that it approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the Special Committee and Audit Committee had unanimously approved the execution of the TRA Termination. Mr. Espe also discussed the Special Committee’s rationale for its recommendations and decisions. After careful consideration of various reasons to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and certain countervailing factors, the Board unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders generally, approved the form, terms and provisions of the Merger Agreement and authorized the Company to enter into the Merger Agreement and ancillary agreements and perform each of its obligations thereunder and recommended that stockholders adopt the Merger Agreement.

Following the Board meeting, the parties executed the Merger Agreement. Following the execution of the Merger Agreement and ancillary agreements, the Principal Stockholder, holding approximately 52.3 % of the outstanding shares of Company Common Stock, delivered the Stockholder Written Consent, dated November 14, 2020, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, which was delivered to the Company and American Securities promptly following the signing of the Merger Agreement, as contemplated by the Merger Agreement.

Recommendation of the Special Committee and Reasons for Recommendation

Recommendation of the Special Committee

On November 13, 2020, the Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and declare the Merger Agreement advisable, and (iii) recommended that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that the Merger Agreement be adopted by the stockholders of the Company. In addition, the members of the Special Committee, in their capacity as the Audit Committee, approved the TRA Termination and the transactions contemplated thereby.

Reasons for Recommendation

In evaluating the Merger Agreement and the Merger, the Special Committee consulted with the Company’s senior management and the Special Committee’s financial advisor and outside legal counsel and, in reaching its determination to recommend that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company, the Special Committee relied upon and considered numerous factors, including the material factors set forth below (which are not intended to be exhaustive and are not presented in any order of relative importance or significance):

Process and Consideration of Potential Alternatives
•The belief, based on a review of the other possible alternatives to a sale of the Company, including the prospects of continuing to operate in accordance with the Company’s standalone plan, the potential value to the Company’s stockholders of such alternatives and the timing and likelihood of actually achieving additional value for such stockholders from these alternatives, that none of these options, on a risk- and time- adjusted basis, was reasonably likely to create value for the Company’s stockholders greater than the Merger Consideration.
•The low likelihood that any potential acquiror would engage in a transaction with the Company with a value and contractual terms and conditions superior to those contained in the Merger Agreement, including in light of the other counterparties with which the Company had discussions prior to the Company's entry into the Merger Agreement.

Financial Terms; Certainty of Value
•The belief that the Merger Consideration of $19.25 per share in cash of Company Common Stock represents fair value for shares of Company Common Stock, taking into account the Company’s current and historical financial condition, results of operations, business, the COVID-19 pandemic, competitive position and prospects, the constraints imposed by the TRA, as well as the Company’s standalone plan in the event the Company were to remain an independent public company.
•The future prospects and risks associated with remaining an independent public company and the risks and uncertainties associated with the execution of the Company’s standalone plan.
•The belief that the Merger Consideration to be paid by Parent is the highest price per share of Company Common Stock that Parent was willing to pay, that the terms and conditions of the Merger Agreement were the most favorable to the Company and its stockholders to which Parent was willing to agree, and that continued efforts to obtain a higher price from Parent, or soliciting interest from unaffiliated third parties, would be unlikely to lead to a higher price from Parent or a more favorable transaction with an unaffiliated third party, and could lead to the loss of the proposed transaction with Parent.
•The opportunity for the Company’s stockholders to realize substantial value based on the receipt of the Merger Consideration representing a premium of approximately 29% to the closing price of $14.91 on November 12, 2020, the last full trading day prior to the Special Committee’s meeting to consider whether to recommend that the Board approve the Merger Agreement (and which price represented a premium of 27% to the closing share price on November 13, 2020, the last trading day prior to the date on which the Special Committee delivered its recommendation to the Board and the Company’s announcement of its entry into the Merger Agreement).
•The fact that the Merger Consideration consists solely of cash, which provides certainty of value and liquidity to the Company’s unaffiliated stockholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which stockholders receive equity or other securities, or as compared to remaining an independent, standalone company.
•The oral opinion of Evercore, rendered to the Special Committee on November 13, 2020, which was subsequently confirmed by delivery of a written opinion dated November 13, 2020, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration to be paid to the holders of shares (other than certain shares as specified in such opinion, including shares held by the Principal Stockholder) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders as further described below in the section entitled “The Merger—Opinion of Evercore” beginning on page 30 of this Information Statement. A copy of the Evercore Opinion is attached to this Information Statement as Annex C.
•The fact that appraisal rights will be available to the unaffiliated holders of Company Common Stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company Common Stock if they do not wish to accept the Merger Consideration.

Prospects of the Company
•The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects (including uncertainties in connection with the COVID-19 pandemic), as well as the Company’s standalone plan in the event the Company were to remain an independent public company, the risks and challenges associated with remaining an independent public company and the risks and uncertainties associated with the execution of the standalone plan, and the potential impact of those factors on the future trading price of Company Common Stock, including risks related to:
◦the general business environment for, and impact of general economic conditions on, the construction industry, including a failure of the economy to sustain its recovery, a renewed decline in commercial construction activity and other conditions, which could lead to reduced revenues and gross margins, and negatively impact the Company’s results of operations;
◦the competitive landscape, the business, financial and execution risks and the Company’s relationships with customers, vendors and suppliers, including in respect of uncertainty being experienced by the Company and the construction industry as a whole, and the potential impact of those factors on the trading price of shares of Company Common Stock and the Company’s ability to execute its standalone plan in the event the Company were to remain an independent public company;
◦the additional costs and burdens involved with being a public company;
◦the other risks and uncertainties identified in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020;
◦the Special Committee’s determination that the Company would be unlikely to achieve the Acquisitions Plan (as defined below) in light of, among other things, the underlying assumption in the Acquisitions Plan that the Company would continue to identify and acquire attractive acquisition candidates each year; and
◦the Special Committee’s belief, after consideration of the factors described in this section, that the consummation of the transactions contemplated by the Merger Agreement represent the Company’s best reasonably available alternative for maximizing stockholder value.

Likelihood of Consummation
•The fact that Parent’s obligation to complete the transactions is not conditioned on Parent or Merger Sub obtaining financing.
•The support of the Principal Stockholder, which held approximately 52.3% of the outstanding shares of Company Common Stock as of November 14, 2020 and had agreed to deliver the Stockholder Written Consent adopting the Merger Agreement, which would result in the adoption of the Merger Agreement becoming effective promptly following execution of the Merger Agreement and no further approval of the stockholders of the Company being required to adopt the Merger Agreement.
•The fact that the Merger Agreement requires Parent to use its reasonable best efforts to take all actions, and to cooperate to do all things necessary, proper or advisable to satisfy the regulatory conditions set forth in the Merger Agreement, and includes a commitment by Parent to not acquire any rights, assets, business, person or division thereof if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act or Competition Act with respect to the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Further Action; Efforts” beginning on page 52 of this Information Statement.
•The fact that Parent obtained committed equity from the Sponsor and that such financing provides for sufficient funds to consummate the transactions contemplated by the Merger Agreement, as described in “The Merger—Financing of the Merger” beginning on page 39 of this Information Statement.

Terms of the Merger Agreement
•The Special Committee considered all of the terms and conditions of the Merger Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the Merger Consideration and the termination rights, including:
◦that the terms of the Merger Agreement were the products of arm’s-length negotiations among sophisticated parties and their respective legal and financial advisors, as more fully described in “The Merger—Background of the Merger” beginning on page 16 of this Information Statement;
◦the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;
◦the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;
◦the ability of the Company to enter into an Alternative Acquisition Agreement with a third party and terminate the Merger Agreement in the event the Company were to receive a Superior Proposal prior to receipt of the requisite stockholder approval;
◦the fact that, subject to certain customary limitations, the Company will have sufficient operating flexibility for it to conduct its business in the ordinary course consistent with past practice during the pre-closing period;
◦the fact that the March 31, 2021 outside date under the Merger Agreement allows for sufficient time to complete the Merger; and
◦that the remedies of specific performance and any other remedy to which the Company is entitled at law or in equity are available to the Company under the Merger Agreement for breaches of the Merger Agreement or the Equity Commitment Letter, as more fully described in the section entitled “The Merger Agreement—Specific Performance” beginning on page 59 of this Information Statement.

In addition to the factors above, the Special Committee identified and considered a variety of risks and potentially negative factors concerning the Merger, including:
•the possibility that the Merger might not be consummated, and the risks and costs to the Company in such event, including the diversion of management and employee attention and the potential disruptive effect on business and customer relationships, vendor relationships, stock price and ability to attract and retain key management personnel and employees;
•the fact that under the terms of the Merger Agreement, following receipt of the requisite stockholder approval for the Merger, the Company is unable to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with a third party with respect to a Superior Proposal.
•the fact that, as a condition to entering into the Merger Agreement, Parent required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if the Principal Stockholder failed to execute and deliver the Written Consent by the Stockholder Approval Deadline (as defined in “The Merger Agreement—Stockholder Written Consent”);
•the $25,000,000 termination fee payable to Parent if the Merger Agreement is terminated due to certain circumstances, as described in “The Merger Agreement—Termination Fee”;
•the fact that Parent is a private, newly formed entity;
•the fact that following completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;
•the possibility that completion of the Merger might be delayed or subject to adverse conditions that may be imposed by governmental authorities that are not within the Company’s control, that such regulatory approvals may not be obtained, and the period of time the Company may be subject to the Merger Agreement without assurance that the Merger will be completed;
•the fact that the Company’s obligations to provide financing cooperation to Parent are significant;
•the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed;
•the significant costs involved in connection with completing the Merger, the substantial management time and effort required to complete the Merger, and the related disruption to the Company’s operations;
•the risks related to potential lawsuits that may be filed in connection with the Merger;
•the interests that certain of the Company’s directors and executive officers may have with respect to the Merger in addition to their interests as the Company’s stockholders as described in “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 40 of this Information Statement, as well as the additional interests that the Principal Stockholder may have as a result of the TRA Termination; and
•that any gain to be realized by the Company’s stockholders as a result of the Merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not otherwise exempt from the payment of such taxes (as more fully described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Special Committee in reaching its conclusions and recommendation in relation to the Merger Agreement and the transactions contemplated thereby, including the Merger, as well as the approval by the members of the Special Committee, in their capacity as members of the Audit Committee, to approve the TRA Termination and the transactions contemplated thereby. The Special Committee evaluated the various factors listed above in light of its knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and outside legal and financial advisors. The Special Committee did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Special Committee conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of the Company outweighed the risks or potential negative consequences.

Recommendation of the Board of Directors and Reasons for Recommendation
Recommendation of the Board of Directors

Upon receipt of the recommendations of the Special Committee and the Audit Committee, at a meeting of the Board duly called and held on November 14, 2020 to act on the Special Committee’s recommendation, the Board unanimously (i) determined that the Merger Agreement, the TRA Termination and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders generally, (ii) approved, adopted and declared advisable the Merger Agreement, the TRA Termination and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and approval, and (iv) recommended that the Merger Agreement be adopted and approved by the stockholders of the Company.

Reasons for Recommendation

In reaching its determinations, the Board considered and adopted the analyses and conclusions of the Special Committee, including the factors described above, the determination of the Special Committee that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally as well as the determination by the members of the Special Committee, in their capacity as the Audit Committee, to approve the TRA Termination and the transactions contemplated thereby, and the recommendation of the Special Committee that the Board adopt resolutions approving and declaring advisable the Merger Agreement, the TRA Termination and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company.

In addition to the factors described above, the Board considered a variety of factors weighing positively in favor of the Merger Agreement and the transactions contemplated thereby, including the following (which are not intended to be exhaustive and are not presented in any order of relative importance or significance):
•the fact that an active and engaged Special Committee composed of independent and disinterested members of the Board who did not have a material interest in the potential transaction, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally, as well as the determination by the members of the Special Committee, in their capacity as the Audit Committee, to approve the TRA Termination and the transactions contemplated thereby; and
•the belief of the Board, based on its knowledge of the Company’s long-term strategic goals and opportunities, including in light of the terms of the TRA, industry trends, the competitive environment and performance under the Company’s standalone plan, including the potential impact of those factors on the trading price of Company Common Stock (which cannot be precisely quantified numerically), indications of interest regarding the value of the Company it had received from other parties, and discussions with the Company’s senior management and the Special Committee’s financial advisor, that the value offered to Company stockholders pursuant to the Merger Agreement is more favorable to Company stockholders than the potential value that might reasonably be expected to result from remaining an independent company.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Board in reaching its conclusions and recommendation in relation to the Merger Agreement, the Merger and the other transactions contemplated thereby. The Board evaluated the various factors listed above in light of its knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and outside legal and financial advisors. The Board did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of the Company outweighed the risks or potential negative consequences. Individual members of the Board may have given different weight to different factors. In addition, in arriving at its recommendation, the Board was aware of the interests of certain officers and directors of the Company as described in “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 40 of this Information Statement.

Opinion of Evercore
Evercore was selected by the Special Committee and retained to represent it in connection with the transactions contemplated by the Merger Agreement. As part of this engagement, the Special Committee requested that Evercore evaluate whether the Merger Consideration to be received by holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders other than the Principal Stockholder. At a meeting of the Special Committee held on November 13, 2020, Evercore rendered to the Special Committee (in its capacity as such) its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 13, 2020, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.25 per share in cash, without interest, and subject to deduction for any required withholding tax, to be received by the holders of Company Common Stock in the Merger (other than the Principal Stockholder) is fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated November 13, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this Information Statement and is incorporated herein by reference. The description of Evercore's opinion set forth in this Information Statement is qualified in its entirety by the full text of such opinion. The Company and the Special Committee encourage you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee, the Board or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

In connection with rendering its opinion, Evercore, among other things:

i.reviewed certain publicly available business and financial information relating to the Company and the building products distribution industry that Evercore deemed to be relevant, including publicly available equity research;
ii.reviewed the Forecasts;
iii.discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
iv.reviewed certain strategic planning assumptions in the context of historical performance and growth estimates for construction, furnished to Evercore by management of the Company;
v.reviewed (a) the TRA, and related terms regarding payment upon early termination, furnished to Evercore by management of the Company, and (b) the approach of equity research analysts to incorporating the impact of liabilities associated with tax receivable agreements into their target prices for selected public companies;
vi.reviewed certain virtual data room contents;
vii.discussed bidder interaction and process with RBC Capital Markets, LLC as well as the Board and management of the Company;
viii.considered historical and current trading multiples of the Company and other selected participants in the building products industry in light of end-market conditions and trends, and assessed the expected trading performance of the Company;
ix.compared the financial and operating performance of the Company with those of certain other building products distributors that Evercore deemed relevant;
x.analyzed certain transactions involving building products distributors that Evercore deemed relevant;
xi.reviewed the financial terms and conditions of a draft, dated November 13, 2020, of the Merger Agreement; and
xii.performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the Company’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they are based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits of the Merger to the holders of Company Common Stock. Noting that the credit, financial and stock markets have been experiencing unusual volatility, Evercore expressed no opinion or view as to any potential effects of such volatility on the Company, the holders of Company Common Stock, Parent, Merger Sub or the Merger.

Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm this opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Company Common Stock other than the Principal Stockholder, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Company Common Stock or any business combination or other extraordinary transaction involving the Company. Additionally, Evercore was not authorized or requested to, and did not, (i) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company, or any alternatives to the Merger, or advise the Special Committee or any other party with respect to alternatives to the Merger, or (ii) negotiate the terms of the Merger, and therefore, Evercore assumed that the terms of the Merger are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which shares of Company Common Stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and it assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Evercore’s Financial Analyses

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on November 13, 2020 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 12, 2020 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions. For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Selected Public Company Analysis

Evercore reviewed and compared certain financial, operating and market information relating to the Company and corresponding information of the company listed in the table below, which Evercore deemed to be the most relevant publicly traded company to consider in relation to the Company, based on Evercore’s professional judgment and experience. Although the selected company is not directly comparable to the Company, Evercore selected this company based on its professional judgment because they are building products (“BP”) distributors with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of the Company.

Evercore reviewed the total enterprise value (“TEV”) of the selected public company as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the next twelve months (“NTM”) and the last twelve months (“LTM”). The financial data of the Company and the selected public company used by Evercore for this analysis were based on Company filings and other publicly available information. In addition, Evercore considered liabilities under the TRA. Because it is unclear whether or how investors factor these liabilities into the Company’s valuation, Evercore did not consider any TRA liabilities to be debt-like items when calculating the low ends of the TEV/EBITDA multiples for the Company, and included the TRA liabilities as reported on the balance sheet as debt-like items when calculating the high ends of the TEV/EBITDA multiples for the Company.

The following table sets forth the TEV/NTM EBITDA multiples for the selected public company by industry:

Industry	Specialty BP Distributor	Specialty BP Distributor
Company Name	Foundation Building Materials	Gypsum Management & Supply
TEV/NTM EBITDA	6.7x-7.3x	7.3x

The following table sets forth the TEV/LTM EBITDA multiples for the selected public company by industry:

Industry	Specialty BP Distributor	Specialty BP Distributor
Company Name	Foundation Building Materials	Gypsum Management & Supply
TEV/LTM EBITDA	6.7x-7.2x	7.1x

For purposes of its analysis, Evercore used three different five-year financial scenarios prepared by management of the Company and reflected in the Forecasts contained in the Company’s management plan dated as of October 15, 2020 (the “Management Plan”) for the period commencing at the then-present time and ending in fiscal year 2024: (i) the risk plan (the “Risk Plan”), (ii) the base organic plan (the “Base Organic Plan”), and (iii) the acquisitions plan (the “Acquisitions Plan”). For a more detailed discussion of the above, see the section entitled “The Merger—Unaudited Projected Financial Information of the Company” beginning on page 37 of this Information Statement.”

Evercore estimated a reference range of TEV/NTM EBITDA multiples of 6.25x to 7.75x for the Company based on its review of the same multiple for the selected public company and its experience and professional judgment. Evercore then applied the reference range of multiples of 6.25x to 7.75x to the estimated EBITDA of (i) $134 million in the case of the Risk Plan, (ii) $169 million in the case of the Base Organic Plan and (iii) $184 million in the case of the Acquisitions Plan, in each case based on management’s forecast for 2021. Consistent with Evercore’s approach to considering the TRA liabilities, when calculating implied per share equity values for the Company, Evercore did not subtract the TRA liabilities as debt-like items when utilizing the low end of its reference range of TEV/EBITDA and did subtract the TRA liabilities as debt-like items when utilizing the high end of its reference range of TEV/EBITDA.

This analysis resulted in the following implied per share equity value reference ranges:

Scenario	Implied Equity Value
Risk Plan	$8.97-$11.48
Base Organic Plan	$13.91-$17.60
Acquisitions Plan	$13.96-$18.16

Evercore estimated a reference range of TEV/LTM EBITDA multiples of 6.5x to 8.0x for the Company based on its review of the same multiple for the selected public company and its experience and professional judgment. Evercore then applied the reference range of multiples of 6.5x to 8.0x to the estimated EBITDA of $161 million in the Management Plan. Note that the estimated EBITDA of $161 million in 2020 is the same in the projections for the Risk Plan, the Base Organic Plan and the Acquisitions Plan. Consistent with Evercore’s approach to considering the TRA liabilities, when calculating implied per-share equity values for the Company, Evercore did not subtract the TRA liabilities as debt-like items when utilizing the low end of its reference range of TEV/EBITDA and did subtract the TRA liabilities as debt-like items when utilizing the high end of its reference range of TEV/EBITDA.

This analysis resulted in the following implied per share equity value reference range:

Scenario	Implied Equity Value
Management Plan	$13.74-$17.18

Evercore compared the implied per share equity value ranges to the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91 and the Merger Consideration of $19.25 per share.

Illustrative Present Value of Future Share Price Analysis

Evercore performed an illustrative analysis of the present value of the hypothetical future share price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company as a function of such company’s estimated future EBITDA and its assumed TEV/NTM EBITDA multiple (based on the succeeding twelve-month period). For purposes of its analysis, Evercore used three different five-year financial scenarios prepared by management of the Company and contained in the Forecasts reflected in the Management Plan.

Evercore first used the Company’s historical TEV/NTM EBITDA multiples for the three years ending on November 12, 2020, based on Company filings and other publicly available information, and derived an NTM multiple reference range of 6.25x to 7.75x. Based on the Company’s estimated net debt (calculated as total debt less cash and cash equivalents), Evercore derived the theoretical future stock price for the Company at the beginning of each fiscal year through 2024. Evercore did not treat the TRA liabilities as debt-like items when utilizing the low end of its reference range of TEV/EBITDA and did treat the TRA liabilities as debt-like items when utilizing the high end of its reference range of TEV/EBITDA. Evercore then discounted the projected per-share equity value as of January 1, 2024, to December 31, 2020 using discount rates of 13.5% to 14.5% for each of the three plans. The discount rates were based on Evercore’s judgment of the estimated range of cost of equity for the Company based on its professional judgment given the nature of the Company’s business and its industry.

This analysis resulted in the following implied per share equity value reference ranges:

Scenario	Implied Equity Value
Risk Plan	$10.49-$13.17
Base Organic Plan	$14.12-$17.72
Acquisitions Plan	$15.25-$20.43

Evercore compared the implied per share equity value ranges to the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91 and the Merger Consideration of $19.25 per share.

Illustrative Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied equity value of the Company as of December 31, 2020, incorporating a mid-year discounting convention, under each of the Risk Plan, the Base Organic Plan and the Acquisitions Plan. Evercore reviewed each plan scenario at the instruction of the Special Committee, using assumptions provided by Company management.

Evercore calculated the unlevered free cash flows of the Company in each case during the projection period. Evercore also calculated terminal values for the Company by (1) applying a reference range of LTM exit multiples of 6.5x to 8.0x to a terminal year estimate of the EBITDA of the Company as of December 31, 2024, based on the models provided by management (the “Exit Multiple Method”), and (2) applying a range of perpetuity growth rates of 1.0% to 2.0% (estimated based on Evercore’s professional judgment and experience) to a terminal year estimate of the unlevered free cash flow of the Company as of December 31, 2024 (the “Perpetuity Growth Method”).

The unlevered free cash flows during the projection period and the terminal values of the Company in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of the Company’s weighted average cost of capital.

In arriving at implied per share equity value ranges for the Company, Evercore considered the impact of the Company’s TRA based on estimated future cash payments and balance sheet liabilities under the TRA that were provided by management of the Company. Under the Exit Multiple Method, Evercore did not treat the estimated TRA liabilities on December 31, 2024 as debt-like items when utilizing the low end of its reference range of exit TEV/EBITDA multiple and did treat the estimated TRA liabilities on December 31, 2024 as debt-like items when utilizing the high end of its reference range of exit TEV/EBITDA multiple. Under the Perpetuity Growth Method, using discount rates ranging from 9.0% to 10.0%, Evercore calculated the discounted value as of December 31, 2024 of the estimated cash payments under the TRA from fiscal year 2025 on. The terminal value of the Company as of December 31, 2024 using the Perpetuity Growth Method was then adjusted downward using the range of these calculated values for remaining TRA payments.

This analysis resulted in the following implied per share equity value reference ranges:

Scenario	Implied Equity Value
Risk Plan (Exit Multiple Method)	$12.46-$15.93
Risk Plan (Perpetuity Growth Method)	$13.13-$18.32
Base Organic Plan (Exit Multiple Method)	$17.23-$21.80
Base Organic Plan (Perpetuity Growth Method)	$17.02-$23.67
Acquisitions Plan (Exit Multiple Method)	$18.24-$24.72
Acquisitions Plan (Perpetuity Growth Method)	$18.68-$27.78

Evercore compared the implied per share equity value ranges to the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91, and the Merger Consideration of $19.25 per share.
Selected Precedent Transactions Analysis

Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiples implied by the Merger Consideration. Evercore analyzed twelve transactions that were announced between 2014 and 2020 involving both commercially-focused and residentially-focused building products distributors, including seven transactions that were announced between 2014 and 2020 involving commercially-focused building products distributors.

While none of the companies included in the selected precedent transactions is directly comparable to the Company and none of the transactions in the selected precedent transactions analysis is directly comparable to the Merger, Evercore selected these transactions because each of the transactions involved building products distributors and had operating characteristics, products and services that for purposes of analysis may be considered similar to certain of the Company’s operating characteristics, products and services.

For each of the selected transactions, Evercore reviewed the TEV and the relevant NTM growth metric for the relevant commercial or residential sector, which is (i) Dodge Data & Analytics NTM non-residential construction estimated growth at the time of transaction announcement for commercially-focused transactions and (ii) Fannie Mae estimated forward one-year growth in total housing starts at the time of transaction announcement for residentially-focused transactions.

Evercore’s analysis indicated a range of multiples of (i) 8.5x to 14.5x for transactions involving both commercially-focused and residentially-focused transactions and (ii) 8.5x to 12.9x for commercially-focused transactions only.

Based on Evercore’s professional judgment and experience, Evercore determined that the selected precedent commercially-focused transactions had characteristics that may be considered more similar to certain of the Company’s characteristics. A summary of the selected precedent commercially-focused transactions, including the TEV, relevant NTM growth metric and multiple for each, are set forth in the table below.

Date	2/12/14	8/31/15	12/1/15	8/1/16	8/29/16	1/3/18	4/5/18
Buyer	AEA Investors	Lone Star	Company	Company	ABC Supply	HD Supply Holdings	GMS
Target	GMS	Company	Gypsum Supply Company	Winroc	L&W Supply	A.H. Harris & Sons	WSB Titan
TEV	$821	$560	$103	$325	$670	$380	$627
Dodge NTM Non-Residential Estimated Construction Growth	15.7%	12.9%	18.0%	10.9%	10.9%	3.0%	2.8%
Multiple	9.4x	10.4x	8.5x	9.7x	12.9x	9.5x	9.2x
Evercore noted that the most recent estimated NTM growth rate of 1.2% for non-residential construction as of the time that it rendered its fairness opinion was lower than the estimate at the time of announcement for each of the selected precedent commercially-focused transactions. Evercore then applied a reference range of multiples of 8.0x to 10.0x, derived by Evercore based on its review of the selected precedent transactions and its experience and professional judgment, to the estimated EBITDA of $161 million in the Management Plan.

This analysis resulted in the following implied per share equity value reference range:

Scenario	Implied Equity Value
2020 Management Forecast	$17.18-$24.46

Additionally, Evercore then applied a reference range of multiples of 8.0x to 10.0x, derived by Evercore based on its review of the selected precedent transactions and its experience and professional judgment, to the estimated EBITDA of (i) $134 million in the case of the Risk Plan, (ii) $169 million in the case of the Base Organic Plan and (iii) $184 million in the case of the Acquisitions Plan, in each case based on management’s forecast for 2021. The implied equity values were then discounted at 14.0% based on an estimate of the Company’s cost of equity.

This analysis resulted in the following implied per-share equity value reference ranges:

Scenario	Implied Equity Value
Risk Plan	$10.73-$16.03
Base Organic Plan	$16.28-$22.96
Acquisitions Plan	$16.84-$24.13

Evercore compared the implied per share equity value ranges to the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91 and the Merger Consideration of $19.25 per share.

Reference Value Analysis

•Illustrative leveraged buy-out (“LBO”). Based on Forecasts provided in the Management Plan and using a target internal rate of return in the range of 17.5% to 22.5%, an LTM terminal multiple in the range of 6.5x to 8.0x and a total leverage of 5.75x, the illustrative LBO analysis resulted in the following implied per share equity value reference ranges:

Scenario	Implied Equity Value
Risk Plan	$10.96-$14.27
Base Organic Plan	$14.16-$18.75
Acquisitions Plan	$15.35-$21.45

Evercore compared the implied per share equity value ranges to the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91 and the Merger Consideration of $19.25 per share.

•Premium Paid Analysis. Evercore reviewed and analyzed premia paid in 52 all-cash acquisition transactions for a 100% stake in the target with transaction values between $1 billion and $2 billion over the past five years. Using publicly available information, Evercore calculated the median premium paid over the relevant stock price at announcement to be 27.6%, corresponding to an implied per share equity value of $19.03 based on the closing price of the shares of Company Common Stock on November 12, 2020 of $14.91. Evercore compared this implied per share equity value to the Merger Consideration of $19.25 per share.

Other Factors

Evercore also reviewed and considered other factors, including the historical trading prices of the shares of Company Common Stock during the 52-week period ended November 12, 2020, noting that the low and high closing prices during such period ranged from $8.09 to $21.55 for the Company. The trading range for Company Common Stock was not considered part of Evercore’s financial analyses in connection with rendering its opinion.

In light of the TRA between the Company and the Principal Stockholder, Evercore also reviewed and considered selected public market trading price targets with respect to initial public offerings of companies party to tax receivable agreements over the past three years. Evercore determined that, although each situation is unique and there are many company specific factors to consider, in a majority of cases, equity research analysts appear to ignore liabilities associated with tax receivable agreements when deriving price targets. Evercore also noted that three of the equity research analysts that cover the Company incorporated the TRA in their price targets while four did not, and that equity research analysts’ price targets for the Company ranged from $16.00 to $20.00 per share. The Company trading price targets were not considered part of Evercore’s financial analyses in connection with rendering its opinion.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee. In connection with the review of the Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock other than the Principal Stockholder. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Special Committee or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Company Common Stock.

Pursuant to the terms of Evercore’s engagement letter, Evercore has acted as the financial advisor to the Special Committee in connection with the Merger and will receive a fee for its services. The Company has agreed to pay Evercore a fee of $1.5 million upon delivery of the opinion to the Special Committee, which fee became payable upon delivery of the opinion regardless of the conclusion reached therein. The Company has also agreed to pay Evercore an additional transaction fee, estimated to be approximately $4.0 million, based upon a percentage of the transaction value of the Merger, which is contingent upon the closing of the Merger. The Company has also agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of Evercore’s engagement. Evercore will also be entitled to receive a termination fee if the Merger is not consummated, and a discretionary fee of up to $1.5 million based upon, among other things, the resources expended by Evercore in the course of the engagement, the satisfaction of the Special Committee with Evercore’s services and the benefit to the Company of the successful conclusion of the engagement. During the two-year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and they have not received any compensation from the Company during such period. During the two-year period prior to the date of the opinion, Evercore and its affiliates have provided financial advisory services to affiliates of Parent, none of which services are related to the Merger or involve the Company, and received fees for the rendering of these services, including investment banking advisory fees of approximately $18 million from affiliates of Parent. Evercore may provide financial advisory or other services to the Company and Parent in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, merger and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, other parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

The Special Committee engaged Evercore to act as its financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Unaudited Projected Financial Information of the Company
The Company does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, the Company’s senior management provided certain non-public, unaudited prospective financial information prepared by it to Parent in connection with Parent’s evaluation of potential transactions with the Company and to Evercore in connection with Evercore’s financial analyses. The projections provided to Evercore are the Forecasts discussed above.
The Forecasts were not prepared with a view to public disclosure and are included in this Information Statement only because such information was made available to Parent and Evercore as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding Forecasts and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this Information Statement has been prepared by, and is the responsibility of, the Company’s senior management, and is subjective in many respects. The Forecasts were, in the view of the Company’s senior management, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of senior management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company on a standalone basis, subject to the assumptions and limitations described in this section. Furthermore, neither the Company’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.

The Forecasts are forward-looking statements. Although summaries of the Forecasts are presented with numerical specificity, the Forecasts reflect numerous assumptions and estimates as to future events made by the Company’s senior management, which they believe were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the Forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by the Company, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13 of this Information Statement, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and any subsequent Quarterly Reports on Form 10-Q, and the information referenced in the section entitled “Where You Can Find Additional Information” beginning on page 69 of this Information Statement.

Generally, the further out the period to which the Forecasts relate, the less predictable and more unreliable the information becomes. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that the Forecasts were prepared. The Forecasts were prepared on a standalone basis without giving effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, including the expenses payable pursuant to the Merger Agreement, or the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information in this Information Statement should not be regarded as an indication that the Company’s senior management, the Special Committee, the Board, Evercore, Parent, the Principal Stockholder or any other recipient of this information considered, or now considers, the Forecasts to be material information of the Company, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this Information Statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Forecasts were reviewed by the Company’s senior management with, and considered by, the Special Committee and the Board in connection with their evaluation and approval of the Merger and were relied upon by Evercore for purposes of its financial analyses and opinion, as described more fully in the sections entitled “The Merger—Recommendation of the Special Committee and Reasons for Recommendation” beginning on page 26 of this Information Statement, “The Merger—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 29 of this Information Statement and “The Merger—Opinion of Evercore” beginning on page 30 of this Information Statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the Forecasts to reflect circumstances existing after the date when we prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error. We can give no assurance that, had our Forecasts been prepared either as of the date of the Merger Agreement or as of the date of this Information Statement, similar estimates and assumptions would be used. Neither the Company nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in our Forecasts or that our Forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, stockholders are cautioned not to rely on the Forecasts included in this Information Statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the Forecasts were relied upon by Evercore for purposes of its financial analyses and its opinion.

The table below represents the Forecasts prepared by senior management of the Company and provided to Evercore:

(dollars in thousands)	2020E(1)	2021E	2022E	2023E	2024E
Risk Plan
Net Sales	$2,031.6	$1,821.8	$1,877.2	$1,925.2	$1,996.3
Gross Margin	30.2%	30.3%	30.3%	30.4%	30.5%
Adjusted EBITDA	$161.0	$133.6	$139.3	$144.3	$154.9
Adjusted EBITDA Margin %	7.9%	7.3%	7.4%	7.5%	7.8%

Base Organic Plan
Net Sales	$2,031.6	$2,074.6	$2,147.8	$2,202.7	$2,283.8
Gross Margin	30.2%	30.3%	30.3%	30.4%	30.5%
Adjusted EBITDA	$161.0	$168.6	$177.0	$183.5	$193.6
Adjusted EBITDA Margin %	7.9%	8.1%	8.2%	8.3%	8.5%

Pro Forma Acquisitions Plan(2)
Net Sales	$2,031.6	$2,251.4	$2,510.0	$2,769.1	$3,079.8
Gross Margin	30.2%	30.3%	30.3%	30.4%	30.5%
Adjusted EBITDA	$161.0	$183.7	$209.1	$234.5	$266.2
Adjusted EBITDA Margin %	7.9%	8.2%	8.3%	8.5%	8.6%
(1) 2020E in all plans includes the pre-acquisition pro forma effect of the acquisition of Marriott Drywall Materials, Inc.
(2) The Pro Forma Acquisitions Plan assumes $150 million of acquired revenue on January 1 of each year in the forecast period (2021-2024) and assumes five greenfield branches to be opened on January 1 of each year in the forecast period (2021-2024).

Fee Payable to the Company's Financial Advisor in Connection with the Merger

The Company has agreed to pay RBC Capital Markets for its services as financial advisor to the Company in connection with the Merger an aggregate fee currently estimated to be approximately $8.3 million, which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse RBC Capital Markets for expenses incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under federal securities laws, arising out of RBC Capital Markets’ engagement.

Financing of the Merger

Concurrently with the execution of the Merger Agreement, Parent and the Company entered into the Equity Commitment Letter with the Sponsor, pursuant to which and subject to the terms and conditions thereof, the Sponsor committed to fund the amounts required to be funded by Parent under the Merger Agreement, including (i) the Merger Consideration, (ii) repayment, prepayment or discharge of outstanding indebtedness for borrowed money of the Company and its subsidiaries, (iii) all fees and expenses required to be paid in connection with the transactions contemplated by the Merger Agreement, including any indemnification or reimbursement obligations pursuant to the financing cooperating covenants under the Merger Agreement, and (iv) the termination payment pursuant to the TRA Termination, with an aggregate commitment of $1,450,000,000.

Parent expects to finance the payments contemplated to be made by Parent at the closing of the Merger pursuant to the Merger Agreement using the equity financing committed by the Sponsor under the Equity Commitment Letter and, potentially, debt financing from third party financing sources. On November 19, 2020, Merger Sub entered into a debt commitment letter, by and among Merger Sub, Credit Suisse, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Bank of America, N.A. and BofA Securities, Inc., whereby the financing sources identified therein agreed to provide commitments under the ABL Facility (as defined therein) and the First Lien Term Facility (as defined therein), in each case, on the terms set forth therein. The consummation of the Merger is not conditioned upon Parent’s or Merger Sub’s receipt of financing.

Interests of Directors and Executive Officers in the Merger
You should be aware that the directors and executive officers of the Company have certain interests in the Merger and the other transactions contemplated by the Merger Agreement that may be different from, or in addition to, the interests of Company stockholders generally. Among those discussed below, such interests include the $25,000 cash retainer that each member of the Special Committee received as compensation for serving on the Special Committee. The members of the Board were aware of these interests in evaluating the Merger Agreement and the transactions contemplated thereby and in recommending that Company stockholders adopt the Merger Agreement. These interests may present such directors and executive officers with actual or potential conflicts of interest and these interests are described below.

For the numerical disclosure in this section of this Information Statement, we have assumed a closing date of November 20, 2020. This is an illustrative date used solely for purposes of this specified disclosure. As noted above, we expect the Merger to be completed in the first quarter of 2021, subject to satisfaction of the closing conditions set forth in the Merger Agreement. This description and the tables below further assume that the Company’s directors and executive officers acquire no additional shares of Company Common Stock and that the Company grants no new Company Stock Options, Company RSUs or other equity awards prior to the closing of the Merger to the Company’s directors or executive officers.

Treatment of Director and Executive Officer Company Common Stock

As is the case for any stockholder of the Company, the Company’s directors and executive officers will each receive $19.25 in cash, without interest, for each share of Company Common Stock that they own at the Effective Time. The table below provides the number of shares of Company Common Stock held by each director and executive officer of the Company as of November 20, 2020 and the consideration to be received in exchange for such shares as a result of the Merger. Directors affiliated with our Principal Stockholder do not hold any shares of Company Common Stock. For information regarding beneficial ownership of the Company Common Stock by each of the Company’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 61 of this Information Statement.

Name	Number of Shares of Company Common Stock	Total Expected Value of Company Common Stock ($)
Executive Officers
Ruben Mendoza	222,790	$4,288,708
John Gorey	41,803	$804,708
Pete Welly	29,861	$574,824
Richard J. Tilley	15,066	$290,021
Kirby Thompson	23,161	$445,849
Jim Carpenter	23,330	$449,103
Onur Demirkaya	4,564	$87,857
Directors
Matthew Espe	17,223	$331,543
Fareed Khan	13,743	$264,553
James F. Underhill	13,743	$264,553

Treatment of Stock Options and Restricted Stock Unit Awards

At the Effective Time, each Company Stock Option granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each Company RSU granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such Company RSU.

The following table provides, with respect to each director and executive officer of the Company: (i) the number of shares of Company Common Stock underlying vested and unvested Company Stock Options and unvested Company RSUs; and (ii) the total expected value of such Company Stock Options and Company RSUs as of the Effective Time based on the Merger Consideration of $19.25 per share. Directors affiliated with our Principal Stockholder do not hold Company RSUs or Company Stock Options.

Name	Number of Shares Subject to Vested Company Stock Options	Total Expected Value of Vested Company Stock Options ($)(1)	Number of Shares Subject to Unvested Options	Total Expected Value of Unvested Options ($)(1)	Number of Shares Subject to Unvested Company RSUs	Total Expected Value of Unvested Company RSUs ($)(2)	Total Expected Value of Company Stock Options and Company RSUs ($)(1)(2)
Executive Officers
Ruben Mendoza	163,788	$1,094,059	398,351	$2,334,018	163,235	$3,142,274	$6,570,351
John Gorey	46,835	$310,284	110,152	$645,029	45,129	$868,733	$1,824,046
Pete Welly	63,861	$423,083	150,198	$879,534	61,537	$1,184,587	$2,487,204
Richard J. Tilley	43,192	$272,434	85,978	$498,802	35,319	$679,891	$1,451,127
Kirby Thompson	37,036	$245,370	87,108	$510,106	35,691	$687,052	$1,442,528
Jim Carpenter	9,193	$60,904	21,622	$126,622	13,294	$255,910	$443,436
Onur Demirkaya	5,259	$35,421	20,736	$97,541	12,676	$244,013	$376,975
Directors
Matthew Espe	—	$—	—	$—	5,232	$100,716	$100,716
Fareed Khan	—	$—	—	$—	5,232	$100,716	$100,716
James F. Underhill	—	$—	—	$—	5,232	$100,716	$100,716
(1) The expected value of the Company Stock Options shown in these columns is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, based on an illustrative closing date for the Merger of November 20, 2020.

(2) The expected value of Company RSUs shown in these columns is the product obtained by multiplying the corresponding number of shares subject to such Company RSU by the Merger Consideration.

LSF9 Cypress Parent LLC Long Term Incentive Plan

Each of our executive officers and certain of our directors participate in the LSF9 Cypress Parent LLC Long Term Incentive Plan (the “LTIP”). Directors affiliated with our Principal Stockholder do not participate in the LTIP. Under the LTIP, participants were granted pool units entitling them, subject to the terms of the LTIP, to a cash payout upon a monetization event that results in our Principal Stockholder realizing an internal rate of return of at least 15%. The Merger is expected to result in such a monetization event. The value of a participant’s pool units will be determined as of the closing date of the Merger relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether or not vested) then held by the individual participant, divided by 1,000,000 (the total number of pool units authorized under the LTIP). The amount of proceeds received by the Principal Stockholder in connection with a monetization event that is to be credited to the incentive pool under the LTIP in connection with the Merger will be based upon the cumulative internal rate of return realized upon the Merger by the Principal Stockholder. Payments under the LTIP will be funded by the Principal Stockholder and will be made in cash (less applicable taxes and withholdings) on the first regularly scheduled payroll date that is at least five business days following the closing date of the Merger. The following table provides, with respect to each executive officer and the independent directors of the Company, the number of pool units granted under the LTIP and the total expected value of the LTIP payments assuming a closing date for the Merger of November 20, 2020. Actual payments under the LTIP may differ depending on the actual closing date of the Merger.

Name	Number of LTIP Pool Units	Total Expected Value of LTIP Pool Units
Executive Officers
Ruben Mendoza	155,000	$456,950
John Gorey	60,000	$176,884
Pete Welly	60,000	$176,884
Richard J. Tilley	20,000	$58,961
Kirby Thompson	50,000	$147,403
Jim Carpenter	40,000	$117,922
Onur Demirkaya	30,000	$88,442
Directors
Fareed Khan	5,000	$14,740
James F. Underhill	5,000	$14,740

Employment Agreements

The Company is party to employment agreements with each of the Company’s executive officers. Each of these agreements provides for severance payable to the executive officer upon a qualifying termination of employment, which is a termination without “cause” or resignation for “good reason”, as defined in the applicable employment agreement, without regard to whether or not that termination follows or is otherwise in connection with a change in control.

Generally, in the event of a qualifying termination, each of the executive officers (except Mr. Mendoza) would be entitled under his employment agreement to an amount equal to one multiplied by the executive’s annual base salary payable over 12 months following such termination. In the event of a qualifying termination of Mr. Mendoza, he would be entitled under his employment agreement to an amount equal to two multiplied by his annual base salary payable over 24 months following such termination as well as reimbursement for a portion of the COBRA premiums paid for medical and dental coverage for himself and his dependents under Company plans for 12 months following such termination, with Mr. Mendoza’s share of the cost of COBRA premiums remaining the same as the cost that Mr. Mendoza paid for such coverage immediately prior to termination. Each executive officer would also be entitled to a pro-rated annual bonus equal to the amount such executive officer would have earned under the Company’s annual incentive plan based on actual performance for the year in which the termination occurred, prorated through the date of termination, and the payment of any earned but unpaid annual bonus for the year preceding the termination. The employment agreements do not provide these payments and benefits to the executive officers upon a change in control (i.e., on a “single trigger” basis). Instead, the employment agreements provide these payments and benefits upon a qualifying termination of employment, whether or not that termination follows or is otherwise in connection with a change in control. Payment of these amounts is subject to the execution and non-revocation of a waiver and general release of claims in a form provided by the Company and the executive officer's compliance with the confidentiality, non-solicitation and non-disparagement restrictive covenants contained in the employment agreements.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that will or may be paid to the Company’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Such compensation consists of:
•payments in respect of the Company Stock Options and Company RSU awards, the treatment of which is described in the section entitled “The Merger—Interests of Directors and Executive Officers—Treatment of Stock Options and Restricted Stock Unit Awards” beginning on page 40 of this Information Statement;
•payments in connection with the LTIP awards, the treatment of which is described in the section entitled “The Merger—Interests of Directors and Executive Officers—LSF9 Cypress Parent LLC Long Term Incentive Plan” beginning on page 41 of this Information Statement; and
•potential severance payments in the event a Named Executive Officer's (as defined below) qualifying termination of employment in connection with the Merger, as described in the section entitled “The Merger—Interests of Directors and Executive Officers—Employment Agreements” beginning on page 42 of this Information Statement.

Further details on these potential payments are provided in the footnotes to the table below and in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 40 of this Information Statement. The golden parachute compensation does not include amounts that are already vested as of November 20, 2020, the illustrative closing date for the Merger used for purposes of this table.

For purposes of quantifying these potential payments for the table below, it is assumed that the closing date was the latest practicable date of November 20, 2020, which, solely for purposes of this golden parachute compensation disclosure, is the assumed date of the closing of the Merger and to be used only for illustrative purposes. The below also assumed that each Named Executive Officer also experienced a qualifying termination of employment on November 20, 2020 and thus, was entitled to severance under the terms of his employment agreement.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this Information Statement and before the Effective Time. As a result, the actual amounts received by Ruben Mendoza, John Gorey and Pete Welly (each, a “Named Executive Officer”) may differ materially from the amounts shown in the following table. In addition, the amounts shown include payments and benefits to the Named Executive Officer following a qualifying termination under his employment agreement, even though the employment agreements (described in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 42 of this Information Statement) do not provide payments and benefits upon a change in control but instead provide payments and benefits upon any qualifying termination, whether or not such termination follows or is otherwise in connection with a change in control. November 20, 2020 is an illustrative date used solely for purposes of this golden parachute compensation disclosure and is not intended to indicate that the closing will or will not occur on that date. For purposes of this discussion, “single-trigger” refers to payments that are payable solely as a result of the closing and “double-trigger” refers to benefits that require a qualifying termination to have occurred in order to become payable.

Name	Cash (1)	Equity (2)	Perquisites/Benefits (3)	Total
Ruben Mendoza	$2,694,895	$6,570,351	$21,915	$9,287,161
John Gorey	$857,859	$1,824,046	$—	$2,681,905
Pete Welly	$857,859	$2,487,204	$—	$3,345,063
(1)The amounts shown in this column reflect the sum of (A) “double-trigger” cash severance payments pursuant to the Named Executive Officer’s employment agreement in the event that his employment is terminated by the Company “without cause” or he resigns for “good reason” (in each case, as defined in such employment agreement) equal to two multiplied by base salary for Mr. Mendoza and one multiplied by base salary for Messrs. Gorey and Welly; (B) a “double-trigger” pro-rata annual bonus for 2020 assuming the Named Executive Officer’s employment were terminated by the Company “without cause” or he resigns for “good reason” on November 20, 2020 and based on the executive’s target annual bonus for 2020 for purposes of this table; and (C) “single-trigger” cash payments to be made to each Named Executive Officer under the LTIP.
(2)The amounts shown in this column reflect the sum of (1) the “single-trigger” cash payments made in respect of Company Stock Options held by each Named Executive Officer; and (2) the “single-trigger” value of the cash payments made in respect of the Company RSUs held by each Named Executive Officer, in each case based upon the Merger Consideration of $19.25 per share of Company Common Stock.
(3)The amounts shown in this column reflect the “double trigger” COBRA premium partial reimbursements that Mr. Mendoza is eligible for under his employment agreement in the event that his employment is terminated by the Company “without cause” or he resigns for “good reason” (in each case, as defined in such employment agreement). This amount is based on applicable COBRA rates that will be in effect under the Company’s group health and dental plans for 2021.

Insurance and Indemnification of Directors and Executive Officers

See the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 56 of this Information Statement, for a summary of the obligations of the surviving company with respect to insurance indemnification of directors and executive officers after the Effective Time.

Tax Receivable Termination Agreement

Certain members of our Board have an interest in the TRA by and between the Principal Stockholder and the Company, including Messrs. Khan and Underhill, each of whom has a de minimis interest in the TRA that each has confirmed not to be material to him, as well as certain members of our Board that are affiliated with the Principal Stockholder. It is currently estimated that the Principal Stockholder will receive approximately $75.5 million in connection with the termination of the TRA upon consummation of the Merger. For more information on the TRA, see the section entitled “Tax Receivable Termination Agreement” beginning on page 63 of this Information Statement.

Material U.S. Federal Income Tax Consequences of the Merger
General

The following summary discusses certain material U.S. federal income tax consequences of the Merger to holders of shares of Company Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, judicial decisions and administrative rulings as in effect as of the date of this Information Statement, all of which may change, possibly with retroactive effect. This summary is for the general information of the holders of shares of Company Common Stock only and does not purport to be a complete analysis of all potential tax effects of the Merger.

This discussion addresses only the consequences of the exchange of shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Company stockholder in light of the Company stockholder’s particular circumstances, or to a Company stockholder that is subject to special rules, such as:
•a bank, insurance company, or other financial institution;
•a tax-exempt organization;
•a dealer or broker in securities or non-U.S. currencies;
•a trader in securities who elects the mark-to-market method of accounting;
•an individual subject to the alternative minimum tax provisions of the Code;
•a mutual fund;
•a U.S. expatriate or former citizen or long-term resident of the United States;
•a foreign pension fund and its affiliates;
•a person whose functional currency is not the U.S. dollar;
•a former citizen or former long-term resident of the United States;
•a real estate investment trust or regulated investment company;
•a Company stockholder that holds its shares of Company Common Stock through individual retirement or other tax-deferred accounts;
•a Company stockholder that exercises appraisal rights;
•a Company stockholder that holds shares of Company Common Stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;
•a Company stockholder that acquired shares of Company Common Stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation; or
•a Company stockholder that is required to accelerate the recognition of any item of gross income with respect to the Merger as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of shares of Company Common Stock that is neither a U.S. holder nor a partnership (nor an entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company Common Stock should consult its tax advisors.

This discussion of certain material U.S. federal income tax consequences of the Merger is not a complete description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. state or local or any non-U.S. tax consequences of the Merger or the potential application of the Medicare contribution tax on net investment income. Each Company stockholder is strongly urged to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the Merger Consideration by U.S. holders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received in the Merger and (ii) such U.S. holder’s adjusted tax basis in its shares of Company Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis in a particular share of Company Common Stock generally will equal the price the U.S. holder paid for such share of Company Common Stock.

If a U.S. holder’s holding period in the shares of Company Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the capital gain or loss will generally be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the Merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock that it holds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The receipt of the Merger Consideration by a non-U.S. holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:
•the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or
•the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Common Stock at any time during the five year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five year period preceding the Merger or the period that the non-U.S. holder held the shares of Company Common Stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. We believe that we are not, and we do not anticipate becoming, a “United States real property holding corporation”. However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our global real property interests and other business assets, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation”. Non-U.S. holders owning (actually or constructively) more than 5% of Company Common Stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

Backup Withholding and Information Reporting

Payments of the Merger Consideration made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (at the current statutory rate). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. To avoid backup withholding, a non-U.S. holder is required to establish an exemption, for example, by completing and providing to the applicable withholding agent the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Company stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Company stockholder that fails to provide the correct taxpayer identification number.

Dividends

The Company has never declared or paid cash dividends on shares of Company Common Stock. Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, the Company is prohibited from declaring, setting aside or paying, or setting a record date for or setting aside payment for, any dividends or other distribution on (whether in cash, stock property or otherwise) in respect of any of its capital stock, except for dividends by any of its subsidiaries.

Regulatory Approvals

The Company and Parent agreed to use (and cause their respective subsidiaries to use) their reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date, including filing all forms, registrations and notices necessary to be filed with any governmental authority or third party to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act, the Competition Act (Canada), R.S.C. 1985, c. C 34, as amended from time to time, and the rules and regulations promulgated thereunder (the “Competition Act”), or any other foreign antitrust law.

Each party, as applicable, agreed to prepare and file as promptly as practicable (and no later than five business days from the date of the Merger Agreement) a notification and report form pursuant to the HSR Act. In addition, Parent agreed to file a submission with the Commissioner of Competition appointed pursuant to the Competition Act (the “Commissioner”) requesting an advance ruling certificate (“ARC”) or, in lieu thereof, a no-action letter (“No-Action Letter”) from the Commissioner with respect to the transactions contemplated by the Merger Agreement (“ARC Request”) no later than ten business days from the date of the Merger Agreement, and Parent and the Company agreed to each file with the Commissioner the notice and information required under the Competition Act no later than five business days following the date of filing of the ARC Request.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until any notifications have been given and information furnished to the Antitrust Division of the United Sates Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On November 20, 2020, both the Company and Parent filed their respective notification and report forms under the HSR Act. Under the Competition Act, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained.

Even after any applicable waiting period under the HSR Act expires or is terminated, the Federal Trade Commission and the Antitrust Division of the Department of Justice retain the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Likewise, at any time before or after the consummation of the Merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Neither the Company nor Parent can provide assurance that any action under antitrust laws will not result in the delay or abandonment of the Merger.

De-listing and De-registration of Company Common Stock

If the Merger is completed, shares of Company Common Stock will be de-listed from the NYSE and de-registered under the Exchange Act. As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the SEC on account of Company Common Stock.

Anticipated Accounting Treatment of the Merger

The Company prepares its financial statements in accordance with GAAP. The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Information Statement as Annex A and which is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement in its entirety carefully, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Information Statement. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find Additional Information,” beginning on page 69 of this Information Statement.

Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement and the copy of the Merger Agreement attached to this Information Statement as Annex A are intended only to provide information regarding the terms of the Merger Agreement. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about the Company, Parent or Merger Sub, and the following summary of the Merger Agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents the Company has or will publicly file with the SEC. The Merger Agreement contains representations and warranties by, and covenants of, the Company, Parent and Merger Sub that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and certain information of the Company filed with the SEC prior to the date of the Merger Agreement, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Until the Effective Time, stockholders are not third-party beneficiaries under the Merger Agreement (and after the Effective Time, stockholders will be third-party beneficiaries under the Merger Agreement solely to the extent necessary to receive the Merger Consideration due to such persons under the Merger Agreement).

The Merger
Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. Following the Merger, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation in the Merger and a wholly-owned subsidiary of Parent.

Merger Consideration
Upon completion of the Merger, each issued and outstanding share of Company Common Stock (except for Canceled Shares and Dissenting Shares) will automatically be canceled and will cease to exist and will be converted into the right to receive the Merger Consideration. All shares of Company Common Stock so converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration.

Treatment of the Company’s Equity Awards

At the Effective Time, each Company Stock Option granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each Company RSU granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such Company RSU.

Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company will be amended and restated in their entirety to be in the form of the exhibits to the Merger Agreement, and as so amended and restated, they will be the certificate of incorporation and bylaws of the Surviving Corporation until subsequently amended in accordance with their terms. The name of the Surviving Corporation will be Foundation Building Materials, Inc.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The initial directors and officers will hold office until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with Delaware law.

Closing and Effective Time of the Merger

The closing of the Merger will occur at 9:00 a.m. Central time on the second business day after the satisfaction or, to the extent permitted, waiver of all of the conditions described under “—Conditions to Consummation of the Merger” unless another time, date or place is agreed to in writing by Parent and the Company. Parent will not be obligated to consummate the closing of the Merger prior to January 31, 2021. The closing may occur remotely via electronic exchange of required closing documentation in lieu of an in-person closing. At the closing of the Merger, Parent and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL.

The Merger will become effective when the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such other date or time as Parent and the Company agree in writing and specify in the certificate of merger.

Payment Procedures
Merger Sub will appoint the Company’s transfer agent to act as the paying agent for the payment and delivery of the Merger Consideration to stockholders of the Company, and Parent will deposit (or cause to be deposited) with the paying agent cash in an amount sufficient to pay the Merger Consideration payable to such holders.

Promptly after the Effective Time (but no later than two business days thereafter), the Surviving Corporation will cause the paying agent to mail to each holder of record of shares of Company Common Stock that were outstanding and represented by a certificate or outstanding certificates immediately prior to the Effective Time a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares of Company Common Stock in exchange for the Merger Consideration. Promptly after the Effective Time (but no later than two business days thereafter), the paying agent will issue and deliver to each holder of uncertificated shares of Company Common Stock that were outstanding and represented by book entry (i.e., holders whose shares are held in book-entry form, including those held in street name) immediately prior to the Effective Time a check or wire transfer for the amount of cash that such holder is entitled to receive in accordance with the terms of the Merger Agreement in respect of such uncertificated shares of Company Common Stock, without such holder being required to deliver a certificate or an executed letter of transmittal to the paying agent, and such uncertificated shares of Company Common Stock will then be canceled.

If payment of the Merger Consideration is to be made to a person other than the person in whose name any share of Company Common Stock represented by any surrendered certificate or book-entry share of Company Common Stock is registered, it will be a condition of payment that such certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such book-entry share of common stock will be properly transferred and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the share of Company Common Stock represented by such certificate or book-entry share of Company Common Stock surrendered or will have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

The Surviving Corporation will pay through its payroll the amounts due in accordance with the treatment of Company RSUs and Company Options no later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three business days following the Effective Time.

Dissenting Shares
Holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time may exercise appraisal rights available under Section 262, which is included as Annex D to this Information Statement. Dissenting Shares will not be converted into the right to receive the Merger Consideration (discussed above), unless and until such holder has failed to perfect, or has effectively withdrawn or lost, such holder’s right to appraisal under the DGCL, and will instead be treated in accordance with Section 262. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock of such holder will thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with the terms of the Merger Agreement.

The Company will serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands), and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company will not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262.

Representations and Warranties; Material Adverse Effect
The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:
•organization, good standing and similar company matters;
•due authorization, execution, delivery and enforceability of the Merger Agreement;
•absence of conflicts with the parties’ governing documents, applicable laws and contracts;
•accuracy of information supplied by each of Parent and the Company in connection with the Information Statement; and
•absence of brokers’, investment bankers’ and financial advisors’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company relating to, among other things:
•ownership of the Company’s subsidiaries;
•capitalization;
•the Company’s SEC reports and financial statements;
•absence of undisclosed liabilities;
•the conduct of the business;
•absence of certain changes or events;
•legal proceedings;
•compliance with laws;
•benefit plans;
•labor matters;
•environmental matters;
•taxes;
•contracts;
•insurance;
•properties;
•intellectual property and data privacy;
•inapplicability of certain takeover laws;
•affiliate transactions; and
•the receipt of a fairness opinion from Evercore.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub relating to, among other things:
•the absence of certain litigation;
•the sufficiency of funds necessary to consummate the Merger;
•the formation, ownership and operations of Merger Sub;
•absence of ownership of Company Common Stock; and
•the lack of a vote or consent requirement from Parent’s stockholders to approve the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect”. The Merger Agreement provides that a Material Adverse Effect means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no such effect will constitute a Material Adverse Effect to the extent that such effect arises out of, is attributable to or results from:

1.changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;
2.general changes or developments in any of the industries in which the Company or its subsidiaries operate;
3.actions required under the Merger Agreement and approved by Parent in accordance with the terms of the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger or any other transaction contemplated hereby;

4.(x) changes after the date of the Merger Agreement in any applicable laws (including any COVID-19 measures) or (y) changes after the date of the Merger Agreement in GAAP or applicable accounting regulations, or principles or interpretations thereof;
5.any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change in price or trading volume that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);
6.any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);
7.geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);
8.natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God;
9.any epidemic, pandemic or disease outbreak (including COVID-19), or any law issued by a governmental entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 measures or other restrictions relating thereto or any change in such law or interpretation thereof following the date of the Merger Agreement or worsening of such conditions;
10.any national or international political or social conditions, including civil unrest, protests, public demonstrations or the response of any governmental entity thereto or any escalation or worsening thereof;
11.the announcement of the Merger Agreement and the transactions contemplated hereby, including the initiation of stockholder litigation with respect to the Merger Agreement and any termination of, reduction in or similar negative impact on relationships with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein (provided, that this clause (11) will not impact the Company’s representation as to no conflicts, consents and approvals); or
12.any actions taken or omitted to be taken at Parent’s express written direction (except to the extent the Company was prohibited from taking such action pursuant to the Company’s covenants under the Merger Agreement with respect to conduct of business and requested Parent’s consent to take such action).

Any such effect referred to in clauses (1), (2), (4), (7), (8) and (10) above may constitute, and will be taken into account in determining the occurrence of, a Material Adverse Effect to the extent the impact of such effect is disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries operate (provided, that in such event, only the incremental disproportionate impact will be taken into account).

Conduct of Business by the Company Pending the Merger
The Company agrees that prior to the Effective Time, except (i) as contemplated or permitted by the Merger Agreement, (ii) as disclosed in the Company Disclosure Letter (as defined in the Merger Agreement), (iii) as required by applicable law (including COVID-19 measures and similar laws) or (iv) unless Parent otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its businesses.

Further, the Company agrees that until the Effective Time, it will not and will cause each of its subsidiaries not to (except as disclosed in the Company Disclosure Letter, required by applicable law (including COVID-19 measures and similar laws) or unless Parent consents in writing (which consent will not be unreasonably withheld, conditioned or delayed)):

•amend or otherwise change its governing instruments (other than amendments to the governing documents of any wholly-owned subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by the Merger Agreement);
•issue, deliver, sell, encumber, pledge, dispose of or encumber any shares of capital stock or other equity securities or voting interests, or grant any person any right to acquire any shares of its capital stock or other equity securities or voting interests, except pursuant to the vesting or settlement of Company RSUs or Company Stock Options outstanding as of the date of the Merger Agreement as set forth in the Company Disclosure Letter;
•declare, set aside, make or pay, or set a record date for or set aside payment for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Company subsidiary to the Company or to other subsidiaries);
•adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises, withholding of taxes or similar transactions pursuant to the vesting or settlement of RSUs or Options outstanding as of the date of the Merger Agreement or permitted to be granted thereafter), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

•subject to the provisions of the Company Disclosure Letter, (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any division, corporation, partnership, person or other business organization or division thereof, in each case, in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than certain acquisitions as set forth in the Company Disclosure Letter and purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts; or (ii) sell, assign, transfer, convey, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, assets or other business organization or division thereof, in each case, that is or are material to the Company and its subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets (other than intellectual property) in the ordinary course of business or pursuant to obligations under contracts existing as of the date of the Merger Agreement;
•(i) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any rights in any owned intellectual property (other than non-exclusive licenses granted to third persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete owned intellectual property) or (ii) disclose any material trade secret of the Company or any of its subsidiaries to any other person (other than in the ordinary course of business to a person bound by sufficient written confidentiality obligations);
•except (i) as permitted in the Merger Agreement and set forth in the Company Disclosure Letter, or (ii) in the ordinary course of business, enter into any contract reasonably expected to result in future payments by or to the Company or any of its subsidiaries of more than $1,000,000 in any twelve-month period.
•except as permitted in the Merger Agreement, authorize any material new capital expenditures that are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in the Company Disclosure Letter;
•(i) make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), (ii) incur, guarantee or become liable for any indebtedness for borrowed money or any debt securities or (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money, debt securities or other obligations of another person (other than a guaranty by the Company on behalf of its subsidiaries), in each case, other than indebtedness under the Company’s credit agreements not to exceed $30,000,000 in the aggregate, which indebtedness is incurred in the ordinary course of business or pursuant to the Merger Agreement;
•except to the extent required by applicable law (including Section 409A of the Code) or an existing Company benefit plan as of the date of the Merger Agreement or as set forth in the Company Disclosure Letter, (i) increase or grant any increase in the compensation or benefits of any current or former director, executive officer, employee, or independent contractor of the Company, other than increases in base salary in the ordinary course of business, consistent with past practice, for employees with base salaries below $250,000, (ii) amend or adopt any Company benefit plan (other than any amendment that does not increase the benefits under or increase the cost to the Company or any of its subsidiaries of maintaining the applicable plan) or (iii) accelerate the vesting or lapsing of restrictions with respect to, or otherwise fund or secure payment of, any compensation or benefits under any Company benefit plan;
•implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
•compromise, settle or agree to settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (excluding monetary damages that are covered by the Company’s insurance policies) (i) not in excess of $1,000,000 or (ii) consistent with the reserves reflected in the Company’s balance sheet;
•(i) make, change or revoke any material tax election, (ii) change an annual accounting period or change (or request any tax authority to change) any material aspect of its method of accounting for tax purposes, (iii) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment with respect to a material amount of taxes, (iv) enter into any material tax sharing, closing or similar agreement in respect of any material taxes, or (v) obtain or request any material tax ruling;
•cancel, modify, reduce or terminate any material insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;
•enter into, amend or modify in any material respect or terminate any Material Contract (as defined in the Merger Agreement) or any contract that, if entered into as of or prior to the date of the Merger Agreement, would constitute a Material Contract; or
•agree to take any of the actions described above.

Notwithstanding the restrictions on the Company’s conduct of business prior to the closing (i) nothing will prevent the Company or any of its subsidiaries from taking or failing to take any action in response to any COVID-19 measure that would otherwise violate or breach the Merger Agreement, potentially be deemed to constitute an action outside the ordinary course of business or potentially serve as a basis for Parent or Merger Sub to terminate the Merger Agreement or assert that closing conditions have not been satisfied; (ii) no consent of Parent or Merger Sub will be required with respect to any such action or failure to take such action (A) to the extent that the requirement of such consent would violate applicable law or (B) if such action is taken or omitted to be taken pursuant to any law, directive or other pronouncement issued by a governmental entity in response to COVID-19; and (iii) in determining whether the Company and its subsidiaries have satisfied their obligations to operate in the “ordinary course” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy.

Further Action; Efforts

Each of the parties agreed to, upon the terms and subject to the conditions of the Merger Agreement, use its reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act, the Competition Act or any other foreign antitrust law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the Merger Agreement, including the Merger, under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity, that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Both Parent and the Company agreed to prepare and file as promptly as practicable, and in any event no later than five business days after the date of the Merger Agreement, a notification and report form pursuant to the HSR Act. Parent will pay all filing fees required under the HSR Act by the Company and Parent. On November 20, 2020, both the Company and Parent filed their respective notification and report forms under the HSR Act.

Parent agreed to file an ARC Request with the Commissioner no later than ten business days from the date of the Merger Agreement, and both Parent and the Company agreed to file their respective notice and information required under the Competition Act no later than five business days after the filing of the ARC Request.

If a party receives a request for information or documentary material from any governmental entity with respect to the Merger Agreement or the Merger or any of the other transactions contemplated hereby, including a Second Request for Information under the HSR Act, then such party will in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response in substantial compliance with the request.

The parties will keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by the Merger Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including:
i.cooperating with each other in connection with filings required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities, including any notifications in relation to the transactions contemplated by the Merger Agreement;
ii.furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable law in connection with the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;
iii.promptly notifying each other of any communications from or with any governmental entity, and ensuring to the extent permitted that each of the parties is entitled to attend any meetings with or other appearances before any governmental entity, with respect to the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;
iv.consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the antitrust laws; and
v.consulting and cooperating in all respects with the other party in defending all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Parent also will take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all antitrust laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents or non-actions required to be obtained in order for the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger. This obligation includes Parent committing to: (i) selling, divesting or otherwise conveying particular assets, categories or portions or parts of assets or businesses of Parent and its affiliates; (ii) agreeing to sell, divest or otherwise convey any particular asset, category, or portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories or portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or the Competition Act or consents or non-actions from any governmental entity, including the Commissioner, necessary to consummate the Merger and the other transactions contemplated by the

Merger Agreement; provided, that Parent and its affiliates will not be required to take, or cause to be taken (and the Company will not take, without the prior written consent of Parent) any actions that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operations of Parent, the Company and its subsidiaries, taken as a whole.

Parent and its affiliates also agreed not to acquire or agree to acquire any rights, assets, business, person or division thereof if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act or Competition Act with respect to the Merger Agreement.

For purposes of the Merger Agreement, “antitrust law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, any other foreign antitrust laws and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Stockholder Written Consent

The Company agreed to (i) submit the Stockholder Written Consent, to the Principal Stockholder and (ii) use its reasonable best efforts to obtain the Stockholder Written Consent, duly executed by the Principal Stockholder by the Stockholder Approval Deadline and deliver the executed Stockholder Written Consent to Parent. The Stockholder Written Consent was delivered to the Company on November 14, 2020, promptly following the execution and delivery of the Merger Agreement.

No Solicitation

The Merger Agreement provides that the Company and its subsidiaries will not, and will direct its and their respective representatives not to, directly or indirectly:
i.initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined below); or
ii.engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an Acquisition Proposal.

The Company also agreed to promptly, and in any event no later than one business day following the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished in the last six months in connection with an Acquisition Proposal and to terminate all data room access previously granted to any such person or its representatives. The Company agrees that it will immediately cease any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, provided that the Company is not restricted from granting a waiver of a “standstill” or similar obligation to a person making such request on a confidential basis to the extent necessary to comply with fiduciary duties under applicable law.

The Merger Agreement also provides that, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), if the Company had received an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described above and that the Board (acting upon the Special Committee’s recommendation) had determined in good faith constituted or may reasonably have been expected to lead to a Superior Proposal (as defined below), the Company would have been permitted to furnish information to the person making the Acquisition Proposal and participate in discussions and negotiations with such person and its representatives regarding the Acquisition Proposal, subject to the terms and conditions set forth in the Merger Agreement.

In the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries made after the date of the Merger Agreement relating to (A) a merger, reorganization, consolidation, share purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or similar transaction involving the Company or any of its subsidiaries, which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of 20% or more of the outstanding equity securities of the Company, or 20% or more of the consolidated net revenues, net income or total assets of the Company and its subsidiaries, taken as a whole or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Board (acting upon the Special Committee’s recommendation) determines in good faith, after consultation with its external advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement and (B) that the Board (acting upon the Special Committee’s recommendation) determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”

The Company’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement in connection therewith (as described in “The Merger Agreement—Termination”) ceased on November 14, 2020 following the delivery of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Change of Recommendation

Subject to certain actions permitted by the Merger Agreement, neither the Board nor the Special Committee will:
i.withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to do so in a manner adverse to Parent or Merger Sub, the Company’s recommendation to the Company’s stockholders to approve the Merger Agreement, or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal, or make or authorize any public statement that has the substantive effect of such a withdrawal, qualification or modification (any such actions, an “Adverse Recommendation Change”); or
ii.cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal.

Notwithstanding the restrictions described above, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), following receipt of a written Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board (acting upon the Special Committee’s recommendation) had determined in good faith, after consultation with its external advisors, constituted a Superior Proposal, the Board and the Special Committee had the right to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, subject to the terms and conditions set forth in the Merger Agreement.

Prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), the Board was also permitted to make an Adverse Recommendation Change upon the occurrence of any Intervening Event, subject to the terms and conditions set forth in the Merger Agreement. In the Merger Agreement, “Intervening Event” means a material event, circumstance, change or development that was not known to, or reasonably foreseeable by, the Board prior to the execution of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Stockholder Written Consent; provided, that an “Intervening Event” excludes any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of the Merger Agreement by the Company or any of its subsidiaries or (C) any changes in the market price, or change in trading volume, of Company Common Stock (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

The Board and Special Committee’s rights to make an Adverse Recommendation Change and to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as described in “The Merger Agreement—Termination”) ceased on November 14, 2020 following the delivery of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Financing Cooperation

Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective directors, officers, employees and representatives to use reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation reasonably requested by Parent or Merger Sub to assist it in causing the conditions in any debt commitment letters entered into by Merger Sub following the date of the Agreement, including that certain debt commitment letter described in “The Merger—Financing of the Merger” on page 39 of this information statement (the “Debt Commitment Letters”), to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with any debt financing contemplated by the Debt Commitment Letter (the “Debt Financing”). Such cooperation includes using reasonable best efforts in connection with:
i.appropriate members of senior management of the Company participating in a reasonable and limited number of meetings, calls, presentations, due diligence sessions and sessions with those persons that have committed to provide the Debt Financing, together with their affiliates and representatives involved in the Debt Financing and their successors and assigns (the “Debt Financing Sources”) and/or rating agencies;
ii.reasonably assisting Parent, Merger Sub and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda and lender presentations required in connection with its Debt Financing (including customary authorization letter), providing unaudited monthly financial statements of the Company and its Subsidiaries no later than 15 days after the final day of each month after the date of this Agreement and such other customary and readily available information with respect to the Company and its subsidiaries as may reasonably be requested by Parent, Merger Sub or the Debt Financing Sources;

iii.reasonably assisting Parent and Merger Sub in connection with the preparation of (but not executing prior to the closing date) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, Merger Sub or the Debt Financing Sources and otherwise reasonably cooperating with Parent and/or Merger Sub in facilitating the pledging of collateral and the granting of security interests required by its Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;
iv.reasonably facilitating (A) the pledging or the reaffirmation of the pledge of collateral and (B) the payoff of existing indebtedness for borrowed money of the Company and its subsidiaries (including under the Credit Agreements) and the release and termination of any and all related Liens (including obtaining and delivering the Payoff Letters and other cooperation in connection therewith) to the extent required by its Debt Commitment Letters, on or prior to the closing date;
v.taking all corporate and other customary actions, subject to the occurrence of the closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing, by the Surviving Corporation or any of its subsidiaries concurrently with or immediately following the Effective Time;
vi.if reasonably requested in writing at least 10 Business Days prior to the closing, providing at least 3 Business Days prior to closing, Parent, Merger Sub and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and
vii.providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as it reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Company’s and its subsidiaries’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, commercial finance examinations and inventory appraisals, conducting other customary collateral-related diligence and reasonably assisting Parent and Merger Sub with the establishment of blocked account and control agreements of the Company and its subsidiaries to be effective no earlier than the Effective Time) in connection with the Debt Financing, in each case, to the extent customary and necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

Nothing in the Merger Agreement provision regarding financing cooperation will require the Company or any of its subsidiaries to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time, (ii) cause any closing condition set forth in the Merger Agreement to not be satisfied, (iii) enter into any definitive agreement that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (iv) give any indemnities that are effective prior to the Effective Time, or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the ordinary conduct of the business of the Company and its subsidiaries.

Parent has the obligation to, on request, reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its representatives in connection with the financing cooperation of the Company and its representatives.

Parent also has the obligation to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing, except to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement arise out of or result from the gross negligence, willful misconduct or bad faith of the Company, its subsidiaries and/or their respective representatives.

Parent obtaining any type of financing is not a condition to the closing.

Employees

Parent will, or will cause the Surviving Corporation to, provide each employee who is employed by the Company or any of its subsidiaries as of immediately prior to the closing date and whose employment continues with the Surviving Corporation or any of its subsidiaries from the closing date (each, a “Continuing Employee”), for a one-year period from the closing date (or, if shorter, the employee’s current remaining period of employment) with (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, at least substantially comparable to the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by the Company to such Continuing Employee immediately prior to the closing date.

As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service credited under each Company benefit plan in which each Continuing Employee participated immediately prior to the Effective Time for purposes of eligibility, vesting and vacation and severance and benefit accruals (but not for purposes of benefit accruals under any other plan, program or policy, including any defined benefit pension plans) under any plan, program or policy maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”), to the same extent recognized by the Company under such Company benefit plan. However, the foregoing will not apply to the extent that its application would result in a duplication of benefits for purposes of benefit accrual. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation to the extent such pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation was not applicable as of immediately prior to the closing under any Company benefit plan and (ii) for the plan year in which employees of the Company transition from Company benefit plans to other Parent Plans, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company benefit plans immediately prior to such benefit plan transition date.

Parent will ensure that the Surviving Corporation and its subsidiaries do not, for a period commencing at the Effective Time and ending 90 days thereafter, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or in any similar state or local law affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee.

Access to Information

From the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company will, and will use its reasonable best effects to cause its subsidiaries, officers, directors and representative to, afford to Parent, Merger Sub and their respective representatives reasonable access during normal business hours, consistent with applicable law (including any applicable COVID-19 measures), so long as such access does not jeopardize the health and safety of any employee of the Company or its subsidiaries, and solely for the purpose of consummating the Merger or the other transactions contemplated in the Merger Agreement, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials and, provided, that neither the Company nor any of its subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to result in any significant interference with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its subsidiaries of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information, books and records, or other data or materials where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any such subsidiary or (iii) violate any applicable law.

Indemnification and Insurance

For six years following the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any pending or threatened action, whether civil, criminal, administrative or investigative, (i) arising out of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, (ii) arising out of matters existing at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement or (iii) in connection with the enforcement of any Indemnified Party’s rights under the Merger Agreement by the Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened action, including an action to enforce the Indemnified Party’s rights under the Merger Agreement, (A) each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such action from Parent and the Surviving Corporation to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement prior to the final disposition of such action; provided, that any such person provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the Merger Agreement or any law, contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action (and in which indemnification could be sought by an Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action or the Indemnified Party otherwise consents in writing, and (C) the Surviving Corporation will cooperate in the defense of any such matter.

Except as may be required by law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and the right to advancement of expenses relating thereto that currently exist in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its subsidiaries, as set forth in the Company Disclosure Letter, will survive the Merger and continue in full force and effect and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, including the Merger. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all the obligations thereunder to be honored by the Surviving Corporation.

If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, among which:
•each of Parent and the Company agrees to consult with the other party to the extent reasonably practicable before issuing, and give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law, court process or any stock exchange listing agreement;
•each of Parent the Company agrees, in the event any “fair price,” “moratorium,” “control share acquisition” or similar antitakeover law is or becomes applicable to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, to take all action necessary ensure that the Merger and the other transactions contemplated by the Merger Agreement are consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such law on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•Parent will cause (and the Company will reasonably cooperate with Parent to cause) the Company Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time;
•the Company agrees to obtain and deliver to Parent, no later than two Business Days prior to the closing, customary payoff letters for the Company’s credit agreements, in form and substance reasonably satisfactory to Parent and the lenders thereunder evidencing the discharge of outstanding indebtedness for borrowed money of the Company and its subsidiaries;
•the Company agrees to give Parent the opportunity to participate in, but not control, the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with the terms of a mutually agreed upon joint defense agreement, and agrees not to offer to settle, settle or compromise any such stockholder litigation without Parent’s prior written consent; and
• the Company agrees to consult with Parent on finalizing its budget for the fiscal year ending December 31, 2021 if the Company determines to do so prior to closing.

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of, the following conditions:
•the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to voted thereon in accordance with the DGCL (which condition was satisfied upon the delivery of the Stockholder Written Consent by the Principal Stockholder to the Company);
•the absence of any order, injunction or other judgment, order or decree issued by a court of competent jurisdiction or any other legal restraint or prohibition, and the absence of any applicable law or other legal restraint, injunction or prohibition enforced or deemed applicable by any governmental entity that makes consummation of the Merger illegal or otherwise prohibited;
•the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act relating to the consummation of the Merger, and either (i) the issuance by the Commissioner to Parent of an ARC with respect to the transactions contemplated by the Merger Agreement or (ii) both (a) the expiration, waiver or termination of the applicable waiting period under the Competition Act and (b) the issuance of a No-Action Letter; and
•the mailing of this Information Statement to the stockholders of the Company at least twenty (20) days prior to the date of closing of the Merger.

The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver, at or prior to the Effective Time of, among other things, the following additional conditions:
•the representations and warranties of Parent and Merger Sub are true and correct except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger Agreement or any of the transactions contemplated thereby;
•the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and
•the receipt by the Company of a certificate signed by an executive officer of Parent on behalf of Parent stating that each of the conditions specified above has been satisfied.

The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver, at or prior to the Effective Time, of, among other things, the following additional conditions:
•the representations and warranties of the Company are true and correct to various degrees of materiality;
•the performance in all material respects by the Company of all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement, the absence of any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
•the receipt by Parent of a certificate signed by an executive officer of the Company on behalf of the Company stating that certain of the conditions specified above has been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company:
•if the Merger has not been consummated on or before Outside Date; provided, that neither Parent nor the Company will have the right to terminate the Merger Agreement pursuant to this provision if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement will have materially contributed to the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of the Merger Agreement; or
•if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this provision will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with the Merger Agreement.

The Merger Agreement also may be terminated by Parent:
•if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) would result in the failure to satisfy the conditions to Parent’s or Merger Sub’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date; provided, that Parent will not have the right to terminate this Agreement pursuant to this provision if Parent or

Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also may be terminated by the Company:
•at any time prior to the closing, if Parent or Merger Sub will have breached or failed to perform any of their representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger or would result in the failure to satisfy the conditions to the Company’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also provides that Parent could have terminated the Merger Agreement if (i) the Stockholder Written Consent was not executed and delivered to Parent by the Stockholder Approval Deadline, or (ii) prior to receipt of the required stockholder approval for the Merger, the Company had effected an Adverse Recommendation Change. However, these termination rights are no longer applicable following delivery of the Stockholder Written Consent on November 14, 2020 in accordance with the terms of the Merger Agreement.

The Company also could have terminated the Merger Agreement if (i) prior to obtaining the requisite stockholder approval for the Merger, the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal, or (ii) the Stockholder Written Consent had not been delivered to Parent by the Stockholder Approval Deadline, subject to certain terms and conditions. However, these termination rights are no longer applicable following the delivery of the Stockholder Written Consent on November 14, 2020 in accordance with the terms of the Merger Agreement.

Termination Fee

In the event that (i) the Merger Agreement is terminated by Parent because the Company breaches or fails to perform any of it representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of a closing condition and cannot be cured by the Outside Date, subject to the terms and conditions set forth in the Merger Agreement, and (ii)(A) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal is communicated to the senior management of the Company, the Board or the Special Committee and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company will have consummated an Acquisition Proposal or entered into a definitive agreement with respect to such Acquisition Proposal, which is ultimately consummated (with references to “20% or more” in the definition of “Acquisition Proposal” to be deemed to be references to “more than 50%” for purposes of this termination right); then the Company will pay Parent $25,000,000 (the “Company-Paid Termination Fee”).

The Company would also have been obligated to pay the Company-Paid Termination Fee if the Merger Agreement were terminated because (i) the Company had not delivered the Stockholder Written Consent to Parent by the Stockholder Approval Deadline, (ii) the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal or (iii) the Board had effected an Adverse Recommendation Change. However, these termination rights are no longer applicable following the delivery of the Stockholder Written Consent on November 14, 2020 in accordance with the terms of the Merger Agreement.

Payment of the Company-Paid Termination Fee, if applicable, will be made by wire transfer of same-day funds to the account(s) designated by Parent within two business days after termination.

Specific Performance
The parties to the Merger Agreement are entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of the Merger Agreement and the Equity Commitment Letter and to enforce specifically the terms and provisions of the Merger Agreement and the Equity Commitment Letter in the Court of Chancery of the State of Delaware and any states appellate court therefrom, or, if such courts do not have proper jurisdiction, any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement under any law to post security as a prerequisite to obtaining equitable relief. In the event of any action by a party with respect to the Merger Agreement, the prevailing party in the action will be entitled to receive, in addition to all other remedies to which it may be entitled, the reasonable costs incurred by such party in connection with such action, including reasonably attorneys’ fees and expenses and court costs.

Amendment; Extension; Waivers

The Merger Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by action taken or authorized by their respective boards of directors (and, in the case of the Company, the Special Committee). However, because the Stockholder Written Consent has been delivered and the requisite stockholder approval for the Merger has been obtained, no amendment may be made that would require further approval or adoption by the stockholders of the Company without such further approval or adoption. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment.

At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors (and, in the case of the Company, the Special Committee), to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy under the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Expenses
Except as otherwise expressly provided in the Merger Agreement, each of the parties has agreed to bear its own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

Governing Law
The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

MARKET PRICES OF COMPANY COMMON STOCK AND DIVIDEND DATA

The Company Common Stock is listed with, and trades on, the NYSE under the symbol “FBM”. The closing sale price of Company Common Stock on November 13, 2020, the last trading day prior to the execution of the Merger Agreement, was $15.16 per share. The closing sale price of Company Common Stock on [ ], 2020, the most recent practicable date before the date of this Information Statement, was $[ ] per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth the intraday high and low sale prices of Company Common Stock as reported on NYSE for the periods indicated.

	Market Price
Quarter	High	Low
Third Fiscal Quarter 2018	$15.88	$12.47
Fourth Fiscal Quarter 2018	$12.95	$7.76
First Fiscal Quarter 2019	$11.12	$8.74
Second Fiscal Quarter 2019	$17.78	$9.98
Third Fiscal Quarter 2019	$19.34	$15.33
Fourth Fiscal Quarter 2019	$21.70	$15.00
First Fiscal Quarter 2020	$19.67	$8.88
Second Fiscal Quarter 2020	$16.51	$8.09
Third Fiscal Quarter 2020	$16.97	$13.73
Fourth Fiscal Quarter 2020(1)	$19.26	$14.29
(1)    Provided through November 20, 2020.

We have never paid dividends on outstanding Company Common Stock. Pursuant to the Merger Agreement, during the pre-closing period, the Company is not permitted to authorize, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the Merger Agreement (as further described in the section entitled “The Merger Agreement—Conduct of Business by the Company Pending the Merger” beginning on page 50 of this Information Statement).

Following completion of the Merger, there will be no further market for Company Common Stock, and our Common Stock will be de-listed from NYSE and de-registered under the Exchange Act. As a result, following completion of the Merger and such de-registration, we will no longer file periodic and other reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth information as of the close of business on November 20, 2020 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of Company Common Stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by the Company to own 5% or more of Company Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Company Common Stock that they beneficially own. Shares of common stock subject to equity awards that are exercisable or have vested, or will become exercisable or will vest, as applicable, within 60 days of November 20, 2020, are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 43,208,780 shares of Company Common Stock outstanding as of the close of business on November 20, 2020. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name of Beneficial Owner(1)	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares of Company Common Stock Outstanding
5% Stockholder
LSF9 Cypress Parent 2 LLC(2)	22,591,739	52.3%
BlackRock, Inc.(3)	3,435,226	8.0%
Executive Officers
Ruben Mendoza(4)(5)	386,578	*
John Gorey(5)(6)	88,638	*
Pete Welly(5)(7)	93,722	*
Richard J. Tilley(5)(8)	58,258	*
Kirby Thompson(5)(9)	60,197	*
Jim Carpenter(5)(10)	32,523	*
Onur Demirkaya(5)(11)	9,823	*
Directors
Rafael Colorado(12)	---	---
Matthew J. Espe	17,223	*
Chase Hagin(12)	---	---
Fareed A. Khan(12)	13,743	*
Chad Lewis(12)	---	---
Chris Meyer(12)	---	---
Maureen Harrell	---	---
James F. Underhill(12)	13,743	*
All Executive Officers and Directors as a group (15 persons) (13)	774,448	1.8%

*    Represents less than one percent (1%).
(1)Unless otherwise indicated below, the address of each beneficial owner is c/o Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705.
(2)Beneficial ownership is based on the amended Schedule 13G/A filed on February 10, 2020 (the “Schedule 13G/A”) by Principal Stockholder. According to the Schedule 13G/A, LSF9 Cypress Parent 2 LLC, a Delaware limited liability company, is wholly-owned by LSF9 Cypress LP, a Delaware limited partnership, which is controlled by its general partner, LSF9 GenPar LLC, a Delaware limited liability company, which is controlled by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.
(3)Beneficial ownership is based solely on the information reported on a Schedule 13G filed with the SEC on February 6, 2020. BlackRock, Inc. has sole dispositive power over 3,435,226 shares of common stock and sole voting power over 3,271,257 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)Includes (a) 12,500 shares held by the Ruben and Heidi Mendoza Irrevocable Trust dated Jan. 1, 2007, (b) 21,430 shares held by Milosophia LLC, (c) 77,400 shares held by The Mendoza Family Trust dated June 3, 2003, and (d) 163,788 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(5)Owns direct non-controlling interests in LSF9 Cypress Parent 2 LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by LSF9 Cypress Parent 2 LLC.
(6)Includes (a) 12,000 shares held by the John and Claudia Gorey Trust dated October 7, 2006, (b) 10,000 shares held by the John & Claudia Gorey 2007 Irrevocable Trust U/A DTD 12/07/2007, and (c) 46,835 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(7)Includes 63,861 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(8)Includes 43,192 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(9)Includes 37,036 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(10)Includes (a) 17,500 shares held by The Carpenter Family Trust dated April 24, 1997, and (b) 9,193 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(11)Includes 5,259 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(12)Owns interests in entities which own direct or indirect non-controlling interests in LSF9 Cypress Parent 2 LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by LSF9 Cypress Parent 2 LLC.
(13)Includes 369,164 shares of our common stock issuable upon exercise of stock options which currently are exercisable.

TAX RECEIVABLE TERMINATION AGREEMENT

In connection with its initial public offering in 2017, the Company entered into the TRA with the Principal Stockholder, in which the Company agreed to make specified future payments to the Principal Stockholder relating to tax attributes generated to the Company’s benefit. The TRA generally provides for the payment by the Company to the Principal Stockholder of 90% of the net cash savings, if any, in U.S. and Canadian federal, state, provincial and local income taxes, that the Company and its subsidiaries actually realize (or are deemed to realize in certain circumstances described below) in periods after the initial public offering as a result of certain enumerated tax assets (e.g., tax basis), with the Company retaining the benefit of the remaining 10% of these cash savings. Certain members of our Board also have an interest in the TRA, including Messrs. Khan and Underhill, each of whom has a de minimis interest in the TRA that each has confirmed not to be material to him, as well as certain members of our Board that are affiliated with the Principal Stockholder.

In connection with the execution and delivery of the Merger Agreement, the Company and the Principal Stockholder entered into the TRA Termination Agreement, pursuant to which such parties agreed to terminate the TRA, immediately after the Effective Time, on the terms set forth in the TRA Termination Agreement. In connection with the termination of the TRA, the Company will pay a termination payment to the Principal Stockholder in an amount calculated in a manner consistent with the methodology specified in the TRA (the “TRA Termination Payment”). It is currently estimated that the TRA Termination Payment will be, in the aggregate, approximately $75.5 million in addition to regular payments made between signing and closing under the terms of the TRA. The estimate of the TRA Termination Payment is based on certain assumptions, including the anticipated timing of the closing and the applicable LIBOR rate. The TRA Termination Agreement also provides that upon the payment of the TRA Termination Payment, the Principal Stockholder will release the Surviving Corporation, Parent and their affiliates from all claims and obligations related to the TRA. In the event the Merger Agreement is terminated, the TRA Termination Agreement will no longer be of any force and effect.

RESTRICTIVE COVENANT AGREEMENT

Concurrently with the execution of the Merger Agreement, the Principal Stockholder entered into a Restrictive Covenant Agreement with Parent, effective as of the closing of the Merger. Pursuant to the terms of the Restrictive Covenant Agreement, the Principal Stockholder will be subject to certain confidentiality, non-solicit and non-disparagement obligations, whereby the Principal Stockholder has agreed, among other things, that for a period of two years from the closing of the Merger, that it will not, and will cause its affiliates not to, directly or indirectly (i) solicit, induce or knowingly encourage certain senior employees of the Company as of immediately prior to the closing to leave such employment, (ii) hire, employ or otherwise engage any such senior employee or (iii) direct or cause an affiliate to engage in such activities, subject to certain exceptions set forth in the Restrictive Covenant Agreement.

The Principal Stockholder has also agreed, among other things, that for a period of two years from the closing of the Merger that it will not, and will not permit its affiliates to, and will not direct or cause any of its portfolio companies, any portfolio company of any of its affiliated investment funds or any other third party to, directly or indirectly (i) engage in or assist others in engaging in any merger or acquisition transaction or agreement involving assets, voting stock, capital stock or other equity interests of certain acquisition targets (“restricted targets”), (ii) have an interest in any such restricted target in any capacity or (iii) intentionally interfere in any material respect with the business relationships between the Surviving Corporation and its subsidiaries or Parent and their affiliates, on the one hand, and the restricted targets or their respective affiliates on the other hand, subject to certain exceptions set forth in the Restrictive Covenant Agreement, including that the Principal Stockholder and its affiliates will be permitted to make debt investments in such restricted targets or any parent or affiliated entity of, or any investment portfolio containing debt of, such restricted targets.

APPRAISAL RIGHTS

Under the DGCL, holders of shares of Company Common Stock that have not consented to the adoption of the Merger Agreement (i.e., all holders other than the Principal Stockholder) have the right to demand appraisal of, and receive payment in cash for the “fair value” of, their shares of Company Common Stock, as determined by the Court, together with interest, if any, on the amount determined to be the fair value, in lieu of the consideration they would otherwise be entitled to pursuant to the Merger Agreement, if they comply with the procedures set forth in Section 262 of the DGCL. This right is known as an appraisal right. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Section 262.

The following is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by the Company’s stockholders in order to demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company Common Stock unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, A COPY OF WHICH IS INCLUDED AS ANNEX D TO THIS INFORMATION STATEMENT. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, DUE TO THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO DEMAND APPRAISAL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING SUCH RIGHTS ARE ENCOURAGED TO SEEK THE ADVICE OF LEGAL COUNSEL.

THIS SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT YOU EXERCISE YOUR RIGHTS TO DEMAND APPRAISAL UNDER SECTION 262.

Under Section 262, any stockholder who holds shares of Company Common Stock on the date of making a demand for appraisal rights, who continuously holds such shares through the Effective Date of the Merger, who has complied with the provisions of Section 262 of the DGCL to perfect such holder’s appraisal rights, and who did not submit to the Company a written consent adopting the Merger Agreement will be entitled to have his, her or its shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value,” unless such holder validly withdraws or otherwise loses such holder’s rights to appraisal.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the Effective Date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262. This Information Statement constitutes notice to holders of Company Common Stock concerning the availability of appraisal rights under Section 262, and the applicable statutory provisions are attached to this Notice as Annex D. Any holder of Common Stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must demand in writing an appraisal of such shares no later than 20 days after the mailing of this Information Statement, which 20th day is [ ]. All demands for appraisal pursuant to Section 262 should be addressed to Foundation Building Materials, Inc., Attention: General Counsel and Secretary, 2520 Red Hill Avenue, Santa Ana, California 92705. A demand for appraisal must be made by the stockholder of record demanding appraisal and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of such stockholder's shares of Company Common Stock.

Only a holder of record of Company Common Stock is entitled to demand an appraisal of the shares of Company Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such stockholder intends thereby to demand appraisal of his, her or its shares of Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company Common Stock as a nominee for several beneficial owners, may demand appraisal rights with respect to the shares of Company Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Company Common Stock as to which appraisal is sought. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock which are held in the name of such record owner.

A beneficial owner of shares of Company Common Stock held in “street name” who desires to seek an appraisal of shares of Company Common Stock beneficially owned should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

A person having a beneficial interest in Company Common Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Within 10 days after the Effective Date of the Merger, the Company must provide notice that the Merger has become effective to all of our stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger that the Merger has become effective; provided, however, that if such notice is sent more than 20 days after the sending of this Information Statement, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has perfected such stockholder's demand for appraisal in accordance with Section 262.

Within 120 days after the Effective Date of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and not withdrawn and the aggregate number of holders of such shares. The Surviving Corporation must mail any such written statement to the stockholder within 10 days after the stockholder’s written request is received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demand for appraisal under Section 262, whichever is later. A beneficial owner of shares of such stock may, in such person’s own name, request from the Surviving Corporation such written statement.

Within 120 days after the Effective Date of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of Company Common Stock. The Surviving Corporation has no obligation, and the Company has no present intention, to file such a petition. Accordingly, it is the obligation of the holders of Company Common Stock to initiate all necessary action to demand and perfect their appraisal rights, and to file any petitions in the Court relating to an appraisal, in respect of such shares of Company Common Stock within the time prescribed in Section 262. A beneficial owner of shares of such stock may, in such person's own name, file such petition with the Delaware Court of Chancery.

Upon the timely filing of a petition for appraisal in accordance with Section 262, a copy thereof must be served upon the Surviving Corporation. Within 20 days after service, the Surviving Corporation must file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list. Such notice will also be given by one or more publications at least one day before the date of the hearing in a newspaper of general circulation in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. At the hearing on such petition, the Delaware Court of Chancery will determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction. In addition, if immediately before the Merger the Company Common Stock is listed on a national securities exchange, (as it is presently expected to be) the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

After the Delaware Court of Chancery determines the stockholders are entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of such shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value”.

In determining the “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the company”. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Unless the Court, in its discretion, determines otherwise for good cause shown, interest from the Effective Date of the Merger through the date on which the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date of the Merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

The Delaware Court of Chancery will direct the payment by the Surviving Corporation of the fair value of the shares of Company Common Stock entitled to appraisal, together with interest, if any, on the amount determined to be the fair value. Payment shall be made to each stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Surviving Corporation of the certificates representing such stock.

The Company’s stockholders considering seeking appraisal of their shares should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the consideration, from a financial point of view, payable in a sale transaction, such as the

Merger, are not opinions as to, and do not otherwise address, the “fair value” of the shares to be determined by the Court under Section 262. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the Effective Date of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Date.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such stockholder will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement without interest and subject to any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date of the Merger, or if the stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms offered upon the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Date of the Merger will require the written approval of the Company. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval, provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Date of the Merger.
Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex D to this Information Statement) may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of Company Common Stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company Common Stock will be converted into the right to receive the Merger Consideration if the Merger is completed.

If you are considering whether to demand appraisal of the “fair value” of your shares of Company Common Stock, you are urged to consult your own legal counsel.

To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this Information Statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (714) 380-3127 or by mail to Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: General Counsel. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact the Company at the address or phone number above to request that only a single copy of an Information Statement be mailed in the future.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders, and there will be no public participation in any of our future stockholder meetings. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in meetings of stockholders.

If the Merger is completed, the Company does not expect to hold the 2021 Annual Meeting of Stockholders, and there will be no public participation in any future meetings of the Company’s stockholders because, following completion of the Merger, Company Common Stock will be de-listed from NYSE and de-registered under the Exchange Act, and the Company will no longer be a publicly traded company. However, if the Merger is not completed, or if the Company is otherwise required to do so under applicable law, the Company will take such further action as it deems necessary or appropriate to call and convene future meetings of Company stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future annual meetings of Company stockholders in accordance with Rule 14a-8 of the Exchange Act and the amended and restated bylaws of the Company, as described below.

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing in order to be considered by the stockholders of the Company at the annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: General Counsel, not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information required by the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws is available upon request without charge from the General Counsel of the Company at the address set forth above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Company filings referred to above are also available on our Internet website, https://www.fbmsales.com, under “Investor Information”, without charge. Information contained on our Internet website does not constitute a part of this Information Statement.

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this Information Statement is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this Information Statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Information Statement and before the effective time of the Merger:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 25, 2020;
•Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 11, 2020, August 4, 2020 and November 3, 2020, respectively;
•Definitive Proxy Statement for the Company’s 2020 annual meeting of stockholders, as filed with the SEC on March 31, 2020 and amended on April 22, 2020; and

•Current Reports on Form 8-K, filed with the SEC on February 19, 2020, April 17, 2020, May 4, 2020, May 18, 2020 and November 16, 2020.

You may obtain a copy of the reports, without charge, upon written request to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: General Counsel.

No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Information Statement is dated [ ], 2020. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to Company stockholders does not and will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
ASP FLAG INTERMEDIATE HOLDINGS, INC.,
ASP FLAG MERGER SUB, INC.
and
FOUNDATION BUILDING MATERIALS, INC.
Dated as of November 14, 2020

A-i

(Continued)
Page
A-ii

(Continued)
Page
A-iii

INDEX OF DEFINED TERMS

Definition         Location
Acquisition Proposal    Section 5.4(h)(i)
Action    Section 3.9
Adverse Recommendation Change    Section 5.4(c)
Affiliate    Section 8.3(a)
Agreement    Preamble
Alternative Acquisition Agreement    Section 5.4(c)
Antitrust Law    Section 5.7(g)
ARC    Section 5.7(b)
ARC Request    Section 5.7(b)
Book-Entry Shares    Section 2.3(b)
Borrowed Money Indebtedness    Section 8.3(b)
Business Day    Section 8.3(c)
CARES Act    Section 8.3(d)
CERCLA    Section 3.13(a)
Certificate of Merger    Section 1.3
Certificates    Section 2.3(b)
Closing    Section 1.2
Closing Date    Section 1.2
Code    Section 2.4
Collection Costs    Section 7.3(d)
Commissioner    Section 8.3(e)
Company    Preamble
Company Balance Sheet    Section 3.6
Company Board    Recitals
Company Bylaws    Section 3.1(b)
Company Charter    Recitals
Company Disclosure Letter    Article III
Company Equity Awards    Section 2.2(b)
Company Option    Section 2.2(b)
Company Plans    Section 3.11(a)
Company Recommendation    Recitals
Company Registered IP    Section 3.18(a)
Company RSU Award    Section 2.2(a)
Company SEC Documents    Section 3.5(a)
Company Stock Plan    Section 2.2(a)
Company Stockholder Approval    Section 8.3(f)
Company-Paid Termination Fee    Section 7.3(b)(i)
Competition Act    Section 8.3(g)
Competition Act Approval    Section 8.3(h)
Confidentiality Agreement    Section 5.6(b)
Continuing Employee    Section 5.8(a)
Contract    Section 3.4(a)
control    Section 8.3(i)
COVID-19    Section 8.3(j)
COVID-19 Measures    Section 8.3(k)
Credit Agreements    Section 8.3(l)
Debt Commitment Letter    Section 8.3(m)
Debt Financing    Section 8.3(n)
Delaware Secretary of State    Section 1.3
DGCL    Section 1.1
Dissenting Shares    Section 2.5
DTC    Section 2.3(e)
DTC Payment    Section 2.3(e)
Effective Time    Section 1.3
A-iv

INDEX OF DEFINED TERMS

Definition         Location
Environmental Laws    Section 3.13(c)(i)
Environmental Permits    Section 3.13(c)(ii)
Equity Commitment Letter    Section 4.8(a)
ERISA    Section 3.11(a)
ERISA Affiliate    Section 8.3(p)
Exchange Act    Section 3.4(b)
Financing Sources    Section 8.3(o)
FIRPTA Certificate    Section 1.8
Foreign Antitrust Laws    Section 3.4(b)
GAAP    Section 3.5(b)
Governmental Entity    Section 3.4(b)
HSR Act    Section 3.4(b)
Indemnified Parties    Section 5.10(a)
Information Statement    Section 3.4(b)
Intellectual Property    Section 3.18(f)(i)
Intervening Event    Section 5.4(h)(ii)
IRS    Section 3.11(a)
IT Systems    Section 3.18(d)
knowledge    Section 8.3(q)
Law    Section 3.4(a)
Licensed Intellectual Property    Section 3.18(a)
Liens    Section 3.2(d)
LSF9 LTIP    Section 5.8(d)
Material Adverse Effect    Section 3.1(a)
Material Contracts    Section 3.15
Materials of Environmental Concern    Section 3.13(c)(iii)
Measurement Date    Section 3.2(a)
Merger    Section 1.1
Merger Consideration    Section 2.1(a)
Merger Sub    Preamble
No-Action Letter    Section 8.3(f)
NYSE    Section 3.4(b)
Outside Date    Section 7.1(b)(i)
Owned Intellectual Property    Section 3.18(f)(ii)
Parent    Preamble
Parent Material Adverse Effect    Section 4.1(a)
Parent Plan    Section 5.7(b)
Paying Agent    Section 2.3(a)
Payment Fund    Section 2.3(a)
Payoff Letters    Section 5.20
Permits    Section 3.10
Person    Section 8.3(r)
Personal Information IP    Section 3.18(f)(iii)
Preferred Stock    Section 3.2(a)
Principal Stockholder    Section 8.3(s)
Privacy Laws    Section 3.18(f)(iv)
Related Party    Section 8.3(t)
Representatives    Section 5.4(a)
Required Funds    Section 4.8(a)
SEC    Section 3.4(b)
Securities Act    Section 3.5(a)
Share    Section 2.1(a)
Special Committee    Recitals
Special Committee Financial Advisor    Section 3.21
A-v

INDEX OF DEFINED TERMS

Definition         Location
Sponsor    Section 8.3(u)
Stockholder Approval Deadline    Section 5.5(a)
Stockholder Written Consent    Section 5.5(a)
Subsidiary    Section 8.3(v)
Superior Proposal    Section 5.4(h)(iii)
Surviving Corporation    Section 1.1
Takeover Laws    Section 3.19
Tax Receivable Agreement    Recitals
Tax Returns    Section 3.14(e)(ii)
Taxes    Section 3.14(e)(i)
TRA Termination Agreement    Recitals
Trade Secrets    Section 3.18(b)

A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2020, among ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Parent”), ASP Flag Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Foundation Building Materials, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement by written consent immediately following the execution and delivery of this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Board of Directors consisting solely of independent members of the Company Board (the “Special Committee”), has (a) determined that the terms of this Agreement, the Merger (as defined below) and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolved to recommend that the Company’s stockholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”), (d) approved, in accordance with Article VI of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL (as defined below) and (e) approved the TRA Termination Agreement (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Principal Stockholder are entering into an agreement providing for the termination of that certain Tax Receivable Agreement, dated as of February 8, 2017 (the “Tax Receivable Agreement”), with such agreement substantially in the form attached hereto as Exhibit A (the “TRA Termination Agreement”), pursuant to which, on the date of and immediately after, but subject to, the consummation of the Merger, the Company shall pay the Principal Stockholder the Termination Payment (as defined in the TRA Termination Agreement) in accordance with the TRA Termination Agreement and the Tax Receivable Agreement will thereafter be terminated;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Principal Stockholder has entered into a restrictive covenant agreement dated as of the date hereof and effective as of the Closing in the form attached hereto as Exhibit B; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER
Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.
Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Central time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by Parent and the

Company; provided, that notwithstanding the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), in no event shall Parent be obligated to consummate the Closing prior to January 31, 2021; provided, further, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3     Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5     Certificate of Incorporation; Bylaws.

(a) At the Effective Time, and by virtue of the Merger, the Company Charter shall be amended and restated to read in its entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated to read in their entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.
Section 1.6     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 1.7     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.8     FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (the “ FIRPTA Certificate”) along with written authorization for Parent to deliver the FIRPTA Certificate to the IRS on behalf of the Company upon the Closing of the Merger. The Company’s obligation to deliver the FIRPTA Certificate shall not be considered a condition precedent to the Closing of the Merger.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)     Each share of common stock, par value $0.001 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares), shall thereupon be converted automatically into and shall thereafter represent the right to receive $19.25 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b)     Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger, consolidation or other event or similar transaction, the Merger Consideration shall be equitably adjusted, to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2     Treatment of Company Equity Awards.

(a)     At the Effective Time, each grant of restricted stock units (each, a “Company RSU Award”) granted under the Foundation Building Materials, Inc. 2017 Stock Incentive Plan (the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company RSU Award. Following the Effective Time, no Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(a) in exchange for such Company RSU Award in accordance with this Section 2.2(a).

(b)     At the Effective Time, each option to purchase Shares (each, a “Company Option” and together with the Company RSU Awards, the “Company Equity Awards”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the remainder, if positive of (A) the Merger Consideration minus (B) the exercise price per Share of such Company Option multiplied by (ii) the number of Shares subject to such Company Option. Notwithstanding the foregoing, in the event the exercise price per Share of a Company Option exceeds or equals the Merger Consideration, such Company Option shall be canceled at the Effective Time for no consideration. Following the Effective Time, no Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(b) in exchange for such Company Option in accordance with this Section 2.2(b).

(c)     Prior to the Effective Time, the Company Board or a duly authorized committee thereof shall adopt such resolutions as may be reasonably required to (i) effectuate the provisions of this Section 2.2 and (ii) terminate the Company Stock Plan and all outstanding awards thereunder subject to receipt of the consideration set forth in this Section 2.2. The Surviving Corporation shall pay through its payroll the amounts due in accordance with this Section 2.2 no later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time.
Section 2.3     Exchange and Payment.

(a)     Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 2.1 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b)     Promptly after the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares that were outstanding and represented by a certificate or outstanding certificates (“Certificates”) immediately prior to the Effective Time and were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form of the Paying Agent as agreed to by Parent and shall include a customary waiver of rights as a former equityholder of the Company) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (without interest and subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares that were outstanding and represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)     If payment of the Merger Consideration is to be made to a Person (as defined below) other than the Person in whose name any Share represented by any surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share represented by such Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)     Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e)     Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall not invest any cash included in the Payment Fund unless otherwise directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to satisfy fully all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency of cash required to satisfy fully such cash payment obligations. Any interest and other income resulting from such investments shall be for the sole benefit of the Surviving Corporation and shall be payable to the Surviving Corporation.

(h) At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to former holders of Shares represented by Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(i)     If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
Section 2.4     Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Equity Awards or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law; provided, that Parent shall consult with the Principal Stockholder in good faith prior to withholding any amounts payable to any Company stockholder hereunder. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.5     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL and does not vote such Shares in favor of the Merger or consent thereto in writing (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed or reflected in the Company SEC Documents filed or furnished after January 1, 2019 and at least two Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in the Company Disclosure Letter with respect to a particular section or subsection of this Agreement shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1     Organization, Standing and Power.

(a)     The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse

Effect” means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate; (3) actions required under this Agreement and approved by Parent in accordance with Section 5.7 to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any other transaction contemplated hereby; (4) (x) changes after the date of this Agreement in any applicable Laws (including any COVID-19 Measures) or (y) changes after the date of this Agreement in GAAP or in applicable accounting regulations or principles or interpretations thereof; (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change in price or trading volume that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (7) geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (8) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God; (9) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; (10) any national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any similar act of terrorism, civil unrest, protests, public demonstrations or the response of any Governmental Entity thereto; (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any stockholder of the Company with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; provided, that in no event shall this clause (11) impact the Company’s representations in Section 3.4; or (12) any actions taken (or omitted to be taken) at the express written direction of Parent (except to the extent the Company was prohibited from taking such action pursuant to Section 5.1 and requested the consent of Parent to take such action); provided, in the case of clauses (1), (2), (4), (7), (8) and (10), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate; provided, further, that in such event, only the incremental disproportionate impact shall be taken into account when determining whether there has been a “Material Adverse Effect”.

(b)     The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company Charter and amended and restated bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(c)     Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (i), (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2     Capital Stock.

(a)     The authorized capital stock of the Company consists of (a) 190,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of November 12, 2020 (the “Measurement Date”), (i) 43,207,120 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding and (iv) an aggregate of 2,313,643 Shares were subject to or otherwise deliverable in connection with outstanding Company Equity Awards issued pursuant to the Company Stock Plan.

(b)     Except as set forth above and except for changes since the Measurement Date resulting from the vesting or settlement of Company Equity Awards outstanding on such date as reflected on Section 3.2(e) of the Company Disclosure Letter, and except as pursuant to the LSF9 LTIP, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of the Company or (3) stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, interests or other rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights or (4) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c)     There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d)     Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company as set forth on Section 3.2(d)(i) of the Company Disclosure Letter and except as set forth on Section 3.2(d)(ii) of the Company Disclosure Letter are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for liens under applicable securities Laws.

(e)     Section 3.2(e) of the Company Disclosure Letter sets forth with respect to each outstanding Company Equity Award as of the Measurement Date, (i) the name of the holder of such Company Equity Award, (ii) the date of grant, (iii) the status as vested or unvested and the vesting schedule, (iv) the number of shares subject to each Company RSU Award, and (v) with respect to each Company Option, (A) the number or amount of securities as to which such Company Option is exercisable and (B) the exercise price.
Section 3.3     Authority.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (x) obtaining the Company Stockholder Approval and (y) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, acting on the unanimous recommendation of the Special Committee, unanimously adopted resolutions (a) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolving to make the Company Recommendation, (d) approving, in accordance with Article VI of the Company Charter, the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL and (e) approved the TRA Termination Agreement.

(b)     The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required to consummate the Merger. No other vote of the holders of any other class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby other than the Merger.

Section 3.4     No Conflict; Consents and Approvals.

(a)     The execution, delivery and, subject to obtaining the Company Stockholder Approval, performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any applicable federal, state, local, foreign or transnational law, rule, regulation, order, judgment or decree or COVID-19 Measure (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)     The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the Securities and Exchange Commission (“SEC”) and such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, assuming the execution and delivery of the Company Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Shares of an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Exchange Act, and any filings required under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 3.5     SEC Reports; Financial Statements.

(a)     The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2019 (all such forms, reports, statements, certificates and other documents filed or furnished or incorporated by reference therein since January 1, 2019, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or its staff.

(b)     The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2019 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)     Since January 1, 2019, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. Since January 1, 2019, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)     As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)     Since January 1, 2019, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)     No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 3.6     No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, known or unknown, or due or to become due, that would be required by GAAP to be recorded or reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2020 (the “Company Balance Sheet”) (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the Merger and the other transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 3.7     Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement.
Section 3.8     Absence of Certain Changes or Events. Except in connection with the Merger and the other transactions contemplated hereby, since the date of the Company Balance Sheet through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 5.1(b)(i), (iii), (iv), (v), (viii), (ix), (x), (xi), (xii) or (xiii) if such action had been taken after the date of this Agreement and prior to the Closing.

Section 3.9     Litigation. As of the date hereof, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that seeks damages reasonably expected to be in excess of $1,000,000 and for which insurance coverage is not available under any of the insurance policies maintained by the Company and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.10     Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for any such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.11     Benefit Plans.

(a)     The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)), and stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, medical, life insurance, and other employee benefit plan, agreements program, policy or other arrangement, whether or not subject to ERISA, whether written or unwritten, that is sponsored by the Company or its Subsidiaries or under which any employee of the Company or its Subsidiaries has any present or future right to benefits, or under which the Company or its Subsidiaries have any present or future liability (all such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”). With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable (i) any related trust agreement or other funding instrument and all amendments thereto, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, (iv) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports, and (v) written summaries of all material unwritten Company Plans.

(b)     With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)     each Company Plan has been established and administered in accordance                 with its terms and in compliance with the applicable provisions of ERISA and the Code, and all contributions required to be made under the terms of any Company Plan have been timely made;
(ii)     each Company Plan intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified status of each trust intended to qualify under Section 501(a) of the Code;
(iii)    no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and
(iv)     there is no Action (including any investigation, audit or other administrative proceeding) by any Governmental Entity or by any Company Plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits).
(c)     Neither the Company, its Subsidiaries, nor any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA) (each such plan, a “Multiemployer Plan”), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) a plan or arrangement providing for post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, at the sole expense of such Person).

(d)     With respect to any Multiemployer Plan: (i) all contributions required to be made by the Company, its Subsidiaries or any of their respective ERISA Affiliates to any such plan have been timely made, (ii) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to withdrawal liability if, as of the Closing Date, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan, (iii) no event has occurred, or to the knowledge of the Company, is reasonably expected to occur that could result in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, (iv) no Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA and (v) to the extent available to the Company as of the date hereof, the Company has provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA for the most recently completed plan year.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to, or increase any payment or benefit payable to, any current or former employee, individual independent contractor or director of the Company or its Subsidiaries or under any Company Plan, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Company Plan, or (iii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by applicable Law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code, or any other amount that would be nondeductible to the Company pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to indemnify or provide any gross-up or other payment to any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(f)     Section 3.11 of the Company Disclosure Letter identifies the actions material to the Company taken as of the date of this Agreement by the Company with respect to the Company’s or its Subsidiaries’ employees or directors, including with respect to such individual’s compensation or benefits, in each case, in response to COVID-19.
Section 3.12     Labor Matters.
(a)    Except as set forth on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. As of the date hereof, there is no material labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.
(b)    There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole.
Section 3.13     Environmental Matters.
(a)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) neither the Company nor any Subsidiary, nor to the knowledge of the Company, any other Person has released Materials of Environmental Concern (as defined below) at or under or from any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b)     The Company has made available to Parent and Merger Sub copies of all material environmental, health and safety assessments, audits, investigations or similar reports related to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any of their respective predecessors and copies of all material, non-privileged documentation relating to any pending or threatened claim alleging material non-compliance or material liability under Environmental Laws.
(c)     Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6 and this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(d)     For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)     “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, decrees or other legal requirements relating to the protection of the environment, including the quality of the ambient air, soil, surface water or groundwater, natural resources, and human health and safety as it relates to the presence or exposure to Materials of Environmental Concerns, or natural resources.
(ii)     “Environmental Permits” means all Permits required under or necessary to comply with applicable Environmental Laws.
(iii)     “Materials of Environmental Concern” means any petroleum, per- and polyfluorinated alkyl substances, and any material, substance or waste classified, defined, regulated or otherwise characterized as hazardous, acutely hazardous, toxic, radioactive, or as a pollutant or contaminant or words of similar meaning under applicable Environmental Laws, including CERCLA or the federal Resource Conservation and Recovery Act.
Section 3.14     Taxes. All material Tax Returns (as defined below) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects.
(b)     Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.
(c)     No claim that remains outstanding has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d)     No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
(e)     The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.
(f)     There are no proceedings now pending, or to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax.
(g)     Neither the Company nor any of its Subsidiaries has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).
(h)     No Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee or individual service provider have been deferred as permitted under the CARES Act.

(i)     As used in this Agreement:

(i)     “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

(ii)     “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

Section 3.15     Contracts. Section 3.15 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (other than a Contract solely between or among the Company and its wholly-owned Subsidiaries) that (a) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is material to the Company and its Subsidiaries, taken as a whole, and after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (b) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (c) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons, which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course), (d) is material to the formation, creation, operation, management or control of any partnership or joint venture, (e) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (f) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, (g) is a lease of real or personal property providing for annual payments of $500,000 or more, (h) relates to Borrowed Money Indebtedness of the Company or any of its Subsidiaries (A) in a principal amount that exceeds $250,000 or (B) which imposes a Lien on assets of the Company or any of its Subsidiaries with a value in excess of $500,000, (i) is a material partnership, limited liability company, joint venture or other similar agreement or arrangement involving the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, (j) is a Contract providing for the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations, (k) contains any license or other right with respect to any Intellectual Property that is material to the conduct of the business or the Company and its Subsidiaries (other than inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an aggregate fee of no more than $100,000 and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract) or (l) is not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations) described in the foregoing clauses (a) through (k) that has or would reasonably be likely to involve payments or receipts in excess of $15,000,000 in any year (such Contracts required to be listed pursuant to clauses (a) through (l) above, the “Material Contracts”). A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.16     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide coverage for the risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets as management has determined to be reasonably prudent.
Section 3.17     Properties. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.18.

Section 3.18     Intellectual Property and Data Privacy.
(a)     Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyrights and Internet domain names owned or purported by the Company to be owned by the Company or any of its Subsidiaries on the date of this Agreement and that are material to the businesses of the Company and its Subsidiaries taken as a whole (collectively, “Company Registered IP”). All Intellectual Property required to be disclosed in Section 3.18(a) of the Company Disclosure Letter is subsisting, and to the knowledge of the Company, valid and enforceable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all right, title and interest in and to all Owned Intellectual Property is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens, and all other material Intellectual Property used, practiced or held for use or practice by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”) is validly licensed to the Company or its Subsidiaries pursuant to a valid and enforceable written Contract. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership, use, validity or enforceability of any Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all Intellectual Property necessary and sufficient to enable the Company and each its Subsidiaries to conduct their respective businesses as currently conducted.
(b)     Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons (“Trade Secrets”) material to the business of the Company or any of its Subsidiaries as currently conducted, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
(c)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating, and, since January 1, 2019, have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third party in connection with the conduct of their respective businesses in any material respect, and neither the Company nor any of its Subsidiaries has received since January 1, 2019 any written notice or claim asserting that any such infringement, misappropriation or other violation has occurred or is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) no Owned Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(d)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries takes, and has taken, commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of all material information technology, computers, computer systems and communications systems owned, operated, leased or licensed by the Company or any of its Subsidiaries (collectively, the “IT Systems”) (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate in all material respects for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted. To the knowledge of the Company, there have been no (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the businesses of the Company or any of its Subsidiaries.

(e)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on the behalf of the Company or its Subsidiaries have complied with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ respective public facing policies and notices regarding Personal Information, and (iii) all of the Company’s and its Subsidiaries’ respective contractual obligations with respect to Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company’s or its Subsidiaries’ privacy policies or notices have contained any omissions or been misleading or deceptive. Since January 1, 2018, the Company and its Subsidiaries have (i) implemented and maintained reasonable and appropriate technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or its Subsidiaries has implemented and maintained the same. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws. In each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. As of the date of this Agreement, the Company has not been charged with, or received any written notice of any material claims of, or material investigations or inquires related to, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.

(f)     As used in this Agreement:

(i)     “Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, whether statutory, common law or otherwise, including all: (A) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (B) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and all registrations and applications to register, and renewals of, the foregoing, and all goodwill associated with any of the foregoing; (C) all Trade Secrets; (D) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, copyright registrations and applications therefor and corresponding rights in works of authorship; (E) all Internet domain names and all registrations therefor; and (F) all other intellectual property rights arising from software and technology.

(ii)     “Owned Intellectual Property” means all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

(iii)     “Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device.

(iv)     “Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (for the avoidance of doubt) the Payment Card Industry Data Security Standard (PCI-DSS).
Section 3.19     State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States and applicable to the Company applies to this Agreement, the Merger or any of the other transactions contemplated hereby.
Section 3.20     Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof no executive officer or director of the Company or the Principal Stockholder or its Affiliates (other than the Company and its Subsidiaries) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.
Section 3.21     Brokers. No broker, investment banker, financial advisor or other Person, other than (a) RBC Capital Markets, LLC and (b) Evercore Group L.L.C. (the “Special Committee Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company (or the Special Committee) or any of its Subsidiaries.
Section 3.22     Opinion of Financial Advisor. The Special Committee Financial Advisor has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that as of the date of such opinion the Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders (other than the Principal Stockholder), and a true and complete copy of which has been or will be provided to Parent as soon as practicable after the date of this Agreement.

Section 3.23     No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1     Organization, Standing and Power.

(a)     Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or any of the transactions contemplated hereby.

(b)     Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.
Section 4.2     Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company constitutes a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 4.3     No Conflict; Consents and Approvals.

(a)     The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)     The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4     Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Information Statement.

Section 4.5     Litigation. Except for those that would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, as of the date hereof, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.6     Ownership and Operations of Merger Sub. Parent and Merger Sub have been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Parent consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent is, and at the Effective Time will be, owned directly or indirectly by Sponsor. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
Section 4.7     Reserved.
Section 4.8     Financing.

(a)     Parent has delivered to the Company a true, correct and complete copy of a duly executed equity commitment letter, dated as of the date of this Agreement, between the Parent and the Sponsor (such letter, the “Equity Commitment Letter”) pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, cash amounts (the “Financing”) to pay (i) the Merger Consideration payable at Closing pursuant to Section 2.3, and all other amounts payable pursuant to Article II, (ii) for repayment, prepayment or discharge (after giving effect to the Merger) of the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its Subsidiaries, (iii) all fees and expenses required to be paid in connection with the transactions contemplated hereby, including any indemnification or reimbursement obligations pursuant to Section 5.15(e) and Section 5.15(f), and (iv) the Termination Payment (collectively, the “Required Funds”).

(b)     As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, (iii) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and (iv) there are no other Contracts, agreements, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter.

(c)     Assuming the Financing is funded in accordance with the terms and conditions of the Equity Commitment Letter, the Financing is sufficient to pay the Required Funds.

(d)     The Equity Commitment Letter (in the forms delivered by Parent to the Company) has been duly executed and delivered by Parent, Merger Sub and the Sponsor, as applicable, and, assuming the due authorization, execution and delivery by the other parties signatory thereto, constitutes a valid and binding obligation of Parent, Merger Sub and the Sponsor, as applicable, enforceable against such party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which any of the Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter is in violation or breach of any of the terms or conditions set forth therein, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Equity Commitment Letter, or (B) result in any portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date of this Agreement, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Financing to be satisfied by it or (ii) the full amount of the Financing will not be available on the Closing Date. No party to Equity Commitment Letter has notified Parent of its intention to terminate any of the commitments set forth in the Equity Commitment Letter or not to provide the Financing and as of the date of this Agreement and no termination of any commitment set forth in the Equity Commitment Letter is contemplated by Parent. Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Equity Commitment Letter.
Section 4.9     Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.10     Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.
Section 4.11     Brokers. Neither Parent, Merger Sub or their Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.
Section 4.12     No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article III hereof, each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of each of their respective Related Parties) that neither the Company nor any other Person on behalf of the Company or otherwise has made, and that none of Parent, Merger Sub or any of their respective Related Parties has relied upon, any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any of their respective businesses or any other matter in connection with their entry into this Agreement, agreement to consummate the Merger and the other transactions contemplated by this Agreement or otherwise. None of the Company, any of the Company’s Related Parties or any other Person will have or be subject to any liability to Parent, Merger Sub, any of their respective Related Parties or any other Person resulting from the distribution to Parent, Merger Sub, any of their respective Related Parties or any other Person, or any of the foregoing’s use of, any such information, including any information, documents, projections, forecasts or other material made available to any of the foregoing or any other Person in certain “data rooms” or management presentations in expectation of, or in connection with, this Agreement, the Merger, the other transactions contemplated by this Agreement or otherwise.
Section 4.13     Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the Merger and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries or otherwise, except as expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing will have any claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V
COVENANTS
Section 5.1 Conduct of Business of the Company.

(a)     The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law (including COVID-19 Measures and similar Laws) or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its businesses; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b)     Between the date of this Agreement and the Closing Date, except (w) as contemplated or permitted by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law (including COVID-19 Measures and similar Laws), or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i)     amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(ii)     issue, deliver, sell, encumber, pledge, dispose of or encumber any shares of capital stock or other equity securities or voting interests, or grant to any Person any right to acquire any shares of its capital stock or other equity securities or voting interests, except pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement as set forth on Section 3.2(e) of the Company Disclosure Letter;

(iii)     declare, set aside, make or pay, or set a record date for or set aside payment for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)     adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises, withholding of Taxes or similar transactions pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or permitted to be granted after the date of this Agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)     subject to the provisions of Section 5.1(b)(v) of the Company Disclosure Letter, (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any division, corporation, partnership, Person or other business organization or division thereof, in each case, in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than (x) those acquisitions as set forth on Section 5.1(b)(v) of the Company Disclosure Letter and (y) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, assign, transfer, convey, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, assets or other business organization or division thereof, in each case, which is or are material to the Company and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets (other than Intellectual Property) in the ordinary course of business or pursuant to obligations under Contracts existing as of the date of this Agreement;

(vi)     (A) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any rights in any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete Owned Intellectual Property) or (B) disclose any material Trade Secret of the Company or any of its Subsidiaries to any other Person (other than in the ordinary course of business to a Person bound by sufficient written confidentiality obligations);

(vii)     except (x) as permitted in Section 5.1(b)(v), (y) as set forth on Section 5.1(b)(vii) of the Company Disclosure Letter, or (y) in the ordinary course of business, enter into any Contract reasonably expected to result in future payments by or to the Company or any of its Subsidiaries of more than $1,000,000 in any twelve-month period.

(viii)     except as permitted in Section 5.1(b)(v), authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter;

(ix)     (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur, guarantee or become liable for any indebtedness for borrowed money or any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money, debt securities or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, other than indebtedness under the Company’s Credit Agreements not to exceed $30,000,000 in the aggregate, which indebtedness is incurred in the ordinary course of business or pursuant to Section 5.1(b)(v)(A);

(x)     except to the extent required by applicable Law (including Section 409A of the Code) or an existing Company Plan as of the date hereof or as set forth on Section 5.1(b)(x) of the Company Disclosure Letter, (A) increase or grant any increase in the compensation or benefits of any current or former director, executive officer, employee, or independent contractor of the Company, other than increases in base salary in the ordinary course of business, consistent with past practice, for employees with base salaries below $250,000, (B) amend or adopt any Company Plan (other than any such amendment that does not increase the benefits under, or increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan) or (C) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Company Plan;

(xi)     implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)     compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (excluding monetary damages that are covered by the Company’s insurance policies) (A) not in excess of $1,000,000 or (B) consistent with the reserves reflected in the Company Balance Sheet;

(xiii)     (A) make, change or revoke any material Tax election, (B) change an annual accounting period or change (or make a request to any Tax authority to change) any material aspect of its method of accounting for Tax purposes, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, (D) enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, or (E) obtain or request any material Tax ruling;

(xiv)     cancel, modify, reduce or terminate any material insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;

(xv)     enter into, amend or modify in any material respect or terminate any Material Contract or any contract that, if entered into as of or prior to the date hereof, would constitute a Material Contract; or

(xvi)     agree to take any of the actions described in Section 5.1(b)(i)-(xv).

(c)     Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of its Subsidiaries from taking, or failing to take, any action (including the establishment of any policy, procedure or protocol) in response to any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the ordinary course of business, or otherwise potentially serve as a basis for Parent or Merger Sub to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (ii) no consent of Parent or Merger Sub shall be required with respect to any such action, or failure to take such action (A) to the extent that the requirement of such consent would violate applicable Law or (B) if such action is taken, or omitted to be taken, by the Company or its Subsidiaries pursuant to any Law, directive or pronouncement issued by a Governmental Entity in response to COVID-19 and (iii) in making any determination as to whether the Company and its Subsidiaries have discharged their obligations to operate in the “ordinary course” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy, as such circumstances may evolve from time to time prior to the Effective Time (but for the avoidance of doubt, this clause (iii) shall not apply to Parent’s and Merger Sub’s obligations pursuant to Section 5.7).

Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date of this Agreement and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, (b) materially adversely affect or materially delay the ability of Parent or Merger Sub to perform its covenants or agreements herein, (c) cause its representations and warranties set forth in Article IV to be untrue in any material respect or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.3    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4    Acquisition Proposals.

(a)    Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, agents and representatives (including any investment banker, attorney, accountant or other advisor retained by the Company or any of its Subsidiaries collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, or (ii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or contacting any Person making an Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board (or the Special Committee) reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal and shall promptly, and in any event no later than one Business Day following the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished in the last six months for the purpose of evaluating an Acquisition Proposal and shall terminate all dataroom access previously granted to any such Person or its Representatives. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that nothing in this Agreement shall restrict a Person from requesting on a confidential basis from the Company the waiver of a “standstill” or similar obligation or from the Company granting such a waiver to the extent necessary to comply with fiduciary duties under applicable Law.

(b)    Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may not enter into a confidentiality agreement without a standstill provision at least as restrictive as the standstill provisions in the Confidentiality Agreement) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c)    Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor the Special Committee shall (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (any of such actions, an “Adverse Recommendation Change”; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i)), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d)    Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a written Acquisition Proposal that did not result from a breach of this Section 5.4, and that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board and the Special Committee may at any time prior to the receipt of the Company Stockholder Approval, but not after, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:
(i)    (A) the Company shall have provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three Business Day period) and (3) that, subject to clause (ii) below, the Company Board (acting upon the recommendation of the Special Committee) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board and the Special Committee shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii)    the Company Board (acting upon the recommendation of the Special Committee) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e)    Notwithstanding anything to the contrary set forth in this Section 5.4, at any time prior to (but not after) obtaining the Company Stockholder Approval, upon the occurrence of any Intervening Event, the Company Board may make an Adverse Recommendation Change if all of the following conditions are met:

(i)    the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board (acting upon the recommendation of the Special Committee) has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)    the Company Board (acting upon the recommendation of the Special Committee) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)    The Company as promptly as practicable (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g)    Nothing set forth in this Agreement shall prevent the Company, the Company Board or the Special Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e2(a), Rule 14d9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or the Special Committee, after consultation with their respective outside counsel, failure to disclose such information would reasonably be expected to violate their respective obligations or fiduciary or other duties under applicable Law; provided, that nothing in Section 5.4(g)(i) shall affect, waive or modify the Company’s obligations with respect to Section 5.4(a) through Section 5.4(f), including its obligations regarding an Adverse Recommendation Change.

(h)    As used in this Agreement:

(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries made after the date of this Agreement relating to (A) a merger, reorganization, consolidation, share purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries, which is structured to permit such Person or group of Persons to, directly or indirectly, acquire beneficial ownership of 20% or more of the outstanding equity securities of the Company, or 20% or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

(ii)    “Intervening Event” means a material event, circumstance, change or development that was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Stockholder Written Consent; provided, that an “Intervening Event” shall exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (C) any changes in the market price, or change in trading volume, of the Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

(iii)    “Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
Section 5.5    Stockholder Written Consent; Information Statement.

(a)    Immediately following the execution and delivery of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall (i) submit the Stockholder Written Consent, in the form attached hereto as Exhibit E (the “Stockholder Written Consent”), to the Principal Stockholder and (ii) use its reasonable best efforts to obtain the Stockholder Written Consent, duly executed by the Principal Stockholder and duly delivered to the Company in accordance with the DGCL, from the Principal Stockholder before 9:00 a.m., New York, New York time, on the day immediately following the date of this Agreement (the “Stockholder Approval Deadline”), and deliver the Stockholder Written Consent, so duly executed, to Parent. The Company shall comply with applicable Law, the Company Charter and Company Bylaws in connection with obtaining the Stockholder Written Consent, including giving notice of the action so taken by pursuant to the Stockholder Written Consent in accordance with Section 228(e) of the DGCL and notice of the availability of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL to the holders of Shares entitled thereto not executing the Stockholder Written Consent, together with any additional information required by the DGCL. The parties agree and acknowledge that the Stockholder Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.

(b)    As promptly as reasonably practicable after receipt of the Company Stockholder Approval (but in any event, no more than 10 days following the date hereof), the Company shall prepare, and the Company shall file with the SEC, the preliminary Information Statement relating to the Merger. Each of Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within three days of the Company’s request therefor) furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information Statement and shall consider in good faith for inclusion in the Information Statement any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of Shares entitled thereto as promptly as reasonably practicable (and in any event within two (2) Business Days) after (1) the tenth calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed the Company that it intends to review the Information Statement or (2) if the SEC has, by the tenth calendar day after the filing of the initial preliminary Information Statement with the SEC, informed the Company that it intends to review the Information Statement, the date on which the SEC confirms that it has no further comments on the Information Statement. The Company shall notify Parent promptly of (and in any event no more than one Business Day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Shares entitled thereto, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Parent as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of Shares entitled thereto. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.5(b).

(c)    Immediately following the execution and delivery of this Agreement, Parent shall duly execute and deliver, in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub, which written consent shall thereupon become effective in accordance with its terms, the DGCL and the certificate of incorporation and bylaws of Merger Sub, and promptly following the effectiveness of such written consent Parent shall provide a copy of such duly executed written consent to the Company.
Section 5.6    Access to Information; Confidentiality.

(a)    From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and representative to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law (including any applicable COVID-19 Measures), so long as such access does not jeopardize the health and safety of any employee of the Company or its Subsidiaries, and solely for the purpose of consummating the Merger or the other transactions contemplated herein, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials and, provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to result in any significant interference with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information, books and records, or other data or materials where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any such Subsidiary or (iii) violate any applicable Law.

(b)    Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company, the Principal Stockholder and the Company’s Subsidiaries furnished to Parent and Merger Sub, in connection with the Merger and the other transactions contemplated by this Agreement, in accordance with the Confidentiality Agreement, dated August 4, 2020, between American Securities LLC and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.
Section 5.7    Further Action; Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (but subject to the other provisions of this Section 5.7), and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law (as defined below)) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act, the Competition Act or any other Foreign Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement, including the Merger, under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity, that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, including the Merger.

(b)    In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than five Business Days from the date of this Agreement, a filing of a Notification and Report Form pursuant to the HSR Act. In addition, with respect to the Competition Act Approval, (a) Parent shall file a submission with the Commissioner requesting an advance ruling certificate (“ARC”) or, in lieu thereof, a No-Action Letter (“ARC Request”) no later than ten Business Days from the date of this Agreement, and (b) unless otherwise agreed by the parties, Parent and the Company shall each file with the Commissioner the notice and information required under section 114(1) of the Competition Act no later than five Business Days following the date of the filing of the ARC Request. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c)    If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the Merger or any of the other transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d)    The parties shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)    cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder, without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents or non-actions required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, or portions or parts of assets or businesses of Parent and its Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, or portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, or portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or the Competition Act or consents or non-actions from any Governmental Entity, including the Commissioner, necessary to consummate the Merger and the other transactions contemplated hereby; provided, that Parent and its Affiliates shall not be required to take, or cause to be taken (and the Company shall not take, without the prior written consent of Parent), any actions, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operations of Parent, the Company and its Subsidiaries, taken as a whole. Parent and its Affiliates shall not acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act or Competition Act with respect to this Agreement.

(f)    Notwithstanding the foregoing, all commercially and/or competitively sensitive information and materials of a party will be provided to the other parties on an outside counsel only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(g)    For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, any other Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
Section 5.8    Employee Matters.

(a)    Parent shall, or shall cause the Surviving Corporation to, provide each employee who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing Date and whose employment continues with the Surviving Corporation or any of its Subsidiaries from the Closing Date (each, a “Continuing Employee”), for the period beginning on the Closing Date and ending on the one-year anniversary thereof (or, if shorter, the employee’s current remaining period of employment) with (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, at least substantially comparable to the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by the Company to such Continuing Employee immediately prior to the Closing Date.

(b)    As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service credited under each Company Plan in which each Continuing Employee participated immediately prior to the Effective Time for purposes of eligibility, vesting and vacation and severance benefit accruals (but not for purposes of benefit accruals under any other plan, program or policy, including any defined benefit pension plans) under any plan, program or policy maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), to the same extent recognized by the Company under such Company Plan;

provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for purposes of benefit accrual. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation to the extent such pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation was not applicable as of immediately prior to the Closing under any Company Plan and (ii) for the plan year in which Continuing Employees of the Company transition from Company Plans to other Parent Plans, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company Plans immediately prior to such benefit plan transition date.

(c)    Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or in any similar state or local Law affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee.

(d)    The Company shall promptly, and in all events by no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, pay through the Surviving Corporation’s payroll the amounts due to participants under the LSF9 Cypress Parent LLC Long Term Incentive Plan, as amended, and the award agreements thereunder (collectively, the “LSF9 LTIP”), as directed by the Principal Stockholder. In accordance with the terms of that certain Assignment and Assumption Agreement dated as of February 8, 2017, the Principal Stockholder shall deposit with the Company, by no later than the Closing Date, an amount in cash equal to the aggregate amount of such amounts payable to the participants under the LSF9 LTIP, including the employer portion of all related payroll Taxes. The Company shall take all actions necessary to terminate the LSF9 LTIP effective as of immediately following the Closing and to ensure that participants under the LSF9 LTIP have no further rights thereunder other than the right to receive their payments as described in this Section 5.8(d). The Company shall provide Parent prior to the Closing with evidence, reasonably acceptable to Parent, regarding the action taken to effectuate the foregoing sentence.

(e)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, Parent Plan or any other benefit plan or arrangement, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement, or (iv) create a right in any Continuing Employee to employment with Parent or the Surviving Corporation or restrict in any way the rights of Parent or the Surviving Corporation to terminate such Continuing Employee’s services at any time for any reason or no reason. Nothing herein is intended to provide any Continuing Employee any third party beneficiary rights under this Agreement.
Section 5.9    Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.10    Notification of Certain Matters. The Company and Parent shall as promptly as practicable notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice shall not constitute a failure of a condition set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.
Section 5.11    Indemnification, Exculpation and Insurance.

(a)    Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the

Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, (i) arising out of, pertaining to, or by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, (ii) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.11 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.11, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof prior to the final disposition of such Action; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)    Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, as set forth on Section 5.11(b) of the Company Disclosure Letter, shall survive the Merger and continue in full force and effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)    At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, including the Merger. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)    If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(e)    Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) for which any Indemnified Party may have rights to indemnification, exculpation or advancement hereunder is instituted on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(f)    The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended without their prior written consent).

(g)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.
Section 5.12    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13    Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, prior to an Adverse Recommendation Change, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any press release or statement issued or proposed to be issued in connection with, or in response to, an Adverse Recommendation Change, an Acquisition Proposal or a Superior Proposal. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
Section 5.14    Reserved.
Section 5.15    Financing Cooperation.

(a)    Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective directors, officers, employees and representatives to use reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation reasonably requested by Parent or Merger Sub to assist it in causing the conditions in its Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i)    appropriate members of senior management of the Company participating in a reasonable and limited number of meetings, calls, presentations, due diligence sessions and sessions with Debt Financing Sources and/or rating agencies;

(ii)    reasonably assisting Parent, Merger Sub and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda and lender presentations required in connection with its Debt Financing (including customary authorization letter), providing unaudited monthly financial statements of the Company and its Subsidiaries (in the form of the schedule attached to Section 5.15(a)(ii) of the Company Disclosure Letter) no later than 15 days after the final day of each month after the date of this Agreement and such other customary and readily available information with respect to the Company and its Subsidiaries as may reasonably be requested by Parent, Merger Sub or the Debt Financing Sources;

(iii)    reasonably assisting Parent and Merger Sub in connection with the preparation of (but not executing prior to the Closing Date) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, Merger Sub or the Debt Financing Sources and otherwise reasonably cooperating with Parent and/or Merger Sub in facilitating the pledging of collateral and the granting of security interests required by its Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv)    reasonably facilitating (A) the pledging or the reaffirmation of the pledge of collateral and (B) the payoff of existing indebtedness for borrowed money of the Company and its Subsidiaries (including under the Credit Agreements) and the release and termination of any and all related Liens (including obtaining and delivering the Payoff

Letters and other cooperation in connection therewith) to the extent required by its Debt Commitment Letters, on or prior to the Closing Date;

(v)    taking all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(vi)    if reasonably requested in writing at least 10 Business Days prior to the Closing, providing at least 3 Business Days prior to Closing, Parent, Merger Sub and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and

(vii)    providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as it reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, commercial finance examinations and inventory appraisals, conducting other customary collateral-related diligence and reasonably assisting Parent and Merger Sub with the establishment of blocked account and control agreements of the Company and its Subsidiaries to be effective no earlier than the Effective Time) in connection with the Debt Financing, in each case, to the extent customary and necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

(b)    Nothing in this Section 5.15 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time, (ii) cause any condition set forth in Article VI to not be satisfied, (iii) enter into any definitive agreement that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (iv) give any indemnities that are effective prior to the Effective Time, or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the ordinary conduct of the business or the Company and its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.15 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion (including any accountants’ cold comfort letters or reliance letters) or take any other action under this Section 5.15 that could reasonably be expected to result in personal liability to such officer or Representative or (B) the Company Board or the Special Committee to approve any financing or Contracts related thereto prior to the Effective Time.

(c)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger or the other transactions contemplated hereby.

(d)    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement, including customary “click-through” or similar confidentiality arrangements used in financings similar to the contemplated Debt Financing.

(e)    Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives in connection with the cooperation of the Company and its Representatives contemplated by this Section 5.15.

(f)    Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by the Company, its Subsidiaries and/or their respective Representatives expressly for use in connection with the Debt Financing), except to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement arise out of or result from the gross negligence, willful misconduct or bad faith of the Company, its Subsidiaries and/or their respective Representatives.

(g)    Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that obtaining the Financing is not a condition to the Closing.
Section 5.16    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, including with respect to the consummation of the Merger.
Section 5.17    Rule 14d-10 Matters. Prior to the Effective Time and to the extent permitted by applicable legal requirements, the compensation committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.
Section 5.18    Stock Exchange De-listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
Section 5.19    Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, in their capacity as such, relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not, except with the prior written consent of Parent, offer to settle or settle or compromise any such shareholder litigation.
Section 5.20    Debt Payoff Letters. No later than two (2) Business Days prior to the Closing, the Company shall obtain and deliver to Parent customary payoff letters in respect of the Credit Agreements, in form and substance reasonably satisfactory to Parent and the lenders thereunder, evidencing the discharge of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (the “Payoff Letters”).
Section 5.21    Company Budget. If the Company determines prior to the Closing to finalize the Company’s annual budget for the fiscal year ending December 31, 2021, it will consult with Parent on finalizing such budget.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (by the parties to this Agreement) at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger; provided, that a party may not invoke this condition (x) if such party’s failure to comply with Section 5.7 materially contributed to the failure of this condition to be satisfied and (y) unless such party has complied in all material respects with its obligations under this Agreement to seek to have any such order lifted.

(c)    HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) including any agreement with any Governmental Entity to delay the transactions contemplated by the Agreement under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and the Competition Act Approval shall have been obtained and remain in force.

(d)    Information Statement. The Information Statement shall have been mailed to the Company’s stockholders entitled thereto in accordance with Section 5.5(b) at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
Section 6.2    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.

(i)    the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date) except for de minimis inaccuracies with respect to Section 3.2(a) and Section 3.2(b);

(ii)    the representations and warranties of the Company set forth in Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3(a), Section 3.8(c), Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date); and

(iii)    the other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).
Section 6.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach (and Parent and Merger Sub may not rely on any such failure caused by each other breaches) of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before March 31, 2021 (the “Outside Date”); provided, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have materially contributed to the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or

(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7.

(c)    by the Company:

(i)    at any time prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has (x) prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger when required pursuant to this Agreement or (y) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Outside Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;

(ii)    at any time prior to obtaining the Company Stockholder Approval, if (A) the Company Board (acting upon the recommendation of the Special Committee) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d) enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company-Paid Termination Fee; or

(iii)    if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline and Parent fails to terminate this Agreement pursuant to Section 7.1(d)(iii) by the tenth Business Day after the date of this Agreement; provided, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(c)(iii) must be exercised within ten Business Days following the last day that Parent could have terminated this Agreement pursuant to Section 7.1(d)(iii).

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;

(ii)    if prior to receipt of the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change; or

(iii)    if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(iii) must be exercised by the tenth Business Day after the date of this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.
Section 7.2    Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that:

(a)    the provisions of Section 3.21 and 4.11 (Brokers), Sections 3.23 and 4.12 (No Other Representations), Section 5.13 (Public Announcements), subsections (d), (e) and (f) of Section 5.15 (Financing Cooperation), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.16 (No Presumption Against Drafting Party) and Section 8.17 (Parent and Merger Sub) of this Agreement shall survive the termination hereof; and

(b)    Parent or the Company may have liability as provided in Section 7.3 (Fees and Expenses).
In addition to the foregoing, no termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 7.3    Fees and Expenses.
(a)    Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Information Statement, shall be shared equally by Parent and the Company. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b)    Company-Paid Termination Fee

(i)    In the event that:
(1)    this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been communicated to the senior management of the Company, the Company Board or the Special Committee and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is ultimately consummated) (provided, that for purposes of this Section 7.3(b)(i)(1), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);
(2)    this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or
(3)    this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(d)(ii) or Section 7.1(d)(iii)
then, in any such case, the Company shall pay Parent a termination fee of $25,000,000 (the “Company-Paid Termination Fee”). Parent acknowledges and agrees that payment of the Company-Paid Termination Fee, together with any Collection Costs (as defined below) payable, shall be deemed to be liquidated damages and such amounts shall be the sole and exclusive monetary remedy of Parent, Merger Sub and any other Person against the Company or the Company’s Related Parties (as defined below), and none of the Company or the Company’s Related Parties shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub, their respective Affiliates and other Related Parties or any other Person relating to or arising out of this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated), and none of Parent, Merger Sub, any of their respective Affiliates or other Related Parties or any other Person shall be entitled to bring or maintain any other Action against the Company or any other of the Company’s Related Parties arising out of this Agreement, or any of the transactions contemplated hereby (including the failure thereof to be consummated) or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise. For the avoidance of doubt, in no circumstances will the Company be required to pay the Company-Paid Termination Fee on more than one occasion.

(ii)    Payment of the Company-Paid Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (x) upon the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(1), (y) prior to or substantially concurrently with termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(2) or (z) within two Business Days after termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(3).
(c)    Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its Affiliates commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Collection Costs”).
Section 7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee); provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement (other than those set forth in Sections 3.23 and 4.12 (No Other Representations) hereof) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to Parent, Merger Sub or the Surviving Corporation, to:
c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, New York 10171
Attention: Kevin Penn; Eric Schondorf, Esq.
Email: kpenn@american-securities.com;
eschondorf@american-securities.com
with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz
E-mail: michael.lubowitz@weil.com
(ii)    if to the Company, to:
Foundation Building Materials, Inc.
2520 Red Hill Ave.
Santa Ana, CA 92705
Attention: Ric Tilley, General Counsel
E-mail: Ric.Tilley@fbmsales.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 Ross Avenue, Suite 2100
Dallas, Texas 75201
Attention: Jeffrey Chapman
E-mail: JChapman@gibsondunn.com
and
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Mark J. Gentile
E-mail: gentile@rlf.com
Section 8.3    Certain Definitions. For purposes of this Agreement:
(a)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that, except for purposes of Section 5.7(e), no portfolio company of, or managed by, Sponsor or their respective Affiliates shall be deemed Affiliates of Parent or Merger Sub.
(b)    “Borrowed Money Indebtedness” means the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any) and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) under the Credit Agreements.
(c)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.
(d)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).
(e)    “Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or his designee.
(f)    “Company Stockholder Approval” means, the written consent of the holder(s) of a majority of the outstanding Shares adopting this Agreement. The delivery of the executed Stockholder Written Consent from the Principal Stockholder in accordance with Section 228 of the DGCL shall constitute Company Stockholder Approval for all purposes hereunder.
(g)    “Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C 34, as amended from time to time, and the rules and regulations promulgated thereunder.
(h)    “Competition Act Approval” means that either of the following shall have occurred: (i) the Commissioner shall have issued an ARC to Parent under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement, or (ii) both (a) the applicable waiting period under Section 123 of the Competition Act, including any extension thereof, shall have expired, been waived or terminated, or a waiver shall have been provided under paragraph 113(c) of the Competition Act, and (b) the Commissioner shall have issued written confirmation to Parent stating that he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement ( “No-Action Letter”).
(i)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

(k)    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.
(l)    “Credit Agreements” means (i) that certain ABL Credit Agreement, dated as of August 13, 2018, among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Lead Borrower, the Additional U.S. Borrowers party thereto, the Canadian Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, RBC Capital Markets, and Suntrust Robinson Humphrey, as Joint Lead Arrangers and Joint Bookrunners, and (ii) that certain Term Loan Credit Agreement, dated as of August 13, 2018, among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Borrower, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent, and RBC Capital Markets, Goldman Sachs Bank USA, Suntrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC, as Joint Lead Arrangers and Joint Bookrunners, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(m)    “Debt Commitment Letter” means any debt commitment letter entered into by Merger Sub pursuant to which the Debt Financing Sources party thereto have committed subject to the terms and conditions thereof, to lend the amounts set forth therein with respect to the Financing.

(n)    “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

(o)    “Debt Financing Sources” means the Persons that have committed to provide the Debt Financing, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

(p)    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code.

(q)    “knowledge” of the Company or any similar knowledge qualification in this Agreement means the actual knowledge of the individuals listed on Section 8.3(k) of the Company Disclosure Letter.

(r)    “Person” means an individual, corporation, partnership (limited or general), limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(s)    “Principal Stockholder” means LSF9 Cypress Parent 2 LLC.

(t)    “Related Party” means, with respect to Parent, Merger Sub or the Company, their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or permitted assigns of any of the foregoing.

(u)    “Sponsor” means the affiliated funds of Parent party to the Equity Commitment Letter.

(v)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.
Section 8.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 8.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof.
Section 8.6    Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs (i) the right of the Company stockholders to receive the Merger Consideration, and (ii) the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 8.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent may assign all of its rights, but not its duties, under this Agreement or any related documents to any Debt Financing Source as collateral security, but any such assignment shall not relieve Parent of its obligations under this Agreement and the Company shall have no obligation to pursue remedies against any assignee of Parent before proceeding against Parent for any breach of its obligations hereunder. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.10    Specific Performance.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter in the appropriate court pursuant to Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party or parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party hereto institutes any Action against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the Action shall be entitled to receive, in addition to all other remedies to which it may be entitled, the reasonable costs incurred by such party in connection with such Action, including reasonable attorneys’ fees and expenses and court costs.

(b)     For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article VII and/or pursue all applicable remedies at law.
Section 8.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 8.15    PDF Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.
Section 8.16    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.17    Parent and Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.
Section 8.18    No Recourse. Except with respect to the Equity Commitment Letter and the Company’s rights and the Sponsor’s obligations thereunder, and without limiting the Company’s rights to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter, (a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party and (b) nothing in this Agreement shall create or be deemed to create any personal liability or obligation on the part of any direct or indirect equityholder of the parties hereto or any officer, director, manager or employee of the parties hereto.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ASP FLAG INTERMEDIATE HOLDINGS, INC.

By: /s/ Eric L. Schondorf
                        Name: Eric L. Schondorf
                        Title: Vice President and Secretary
ASP FLAG MERGER SUB, INC.

By: /s/ Eric L. Schondorf
                        Name: Eric L. Schondorf
                        Title: Vice President and Secretary

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FOUNDATION BUILDING MATERIALS, INC.

By: /s/ Richard Tilley
                        Name: Richard Tilley
                        Title: Vice President, General Counsel and
Secretary
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

FOUNDATION BUILDING MATERIALS, INC.

Written Consent of Stockholders in Lieu of a Meeting
Pursuant to Section 228 of the Delaware General Corporation Law

November 14, 2020

The undersigned stockholder (the “Principal Stockholder”) of Foundation Building Materials, Inc., a Delaware corporation (the “Company”), being the sole holder of record of 22,591,739 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to vote on the adoption of the Merger Agreement (as defined below), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article VI of the Amended and Restated Certificate of Incorporation of the Company, dated February 1, 2017 (the “Company Charter”) and Section 2.11 of the Amended and Restated Bylaws of the Company, dated February 2, 2017 (the “Company Bylaws”), hereby irrevocably consents in writing (this “Stockholder Written Consent”) to the following actions and the adoption of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 14, 2020, by and among ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Parent”), ASP Flag Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, a copy of which has been provided to the undersigned Principal Stockholder and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this Stockholder Written Consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Special Committee, has (a) determined that the terms of the Merger Agreement and the other transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement, (d) approved, in accordance with Article VI of the Company Charter, the approval and adoption of the Merger Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL (as defined below) and (e) approved the TRA Termination Agreement; WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Share (other than (a) any Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time and (b) any Dissenting Share) issued and outstanding prior to the Effective Time will be converted into the right to receive, in each case, subject to adjustment as set forth in the Merger Agreement, the Merger Consideration;

WHEREAS, pursuant to Section 251 of the DGCL, the Merger Agreement must be adopted by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon;

WHEREAS, pursuant to Section 228 of the DGCL, Article VI of the of the Company Charter and Section 2.11 of the Company Bylaws, the stockholders may act by written consent in lieu of a meeting;

WHEREAS, as of the date hereof, the Principal Stockholder is the sole holder of record of 22,591,739 shares of Common Stock, representing approximately 52.3% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement;

WHEREAS, upon the execution and delivery of this written consent, the Company Stockholder Approval shall have been obtained in accordance with Section 251 of the DGCL, the Company Charter and the Company Bylaws; and

WHEREAS, upon the execution and delivery of this written consent in accordance with Section 228 of the DGCL, the Principal Stockholder shall waive any right to exercise appraisal or dissenters’ rights in respect of the Shares under Section 262 of the DGCL and/or other applicable laws with respect to the Merger Agreement and the other transactions contemplated thereby, including the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the other transactions contemplated thereby, including the Merger, are hereby adopted and approved by the Principal Stockholder, as holder of a majority of the shares of Common Stock entitled to vote thereon, with the same force and effect as if such action had been taken at a duly called and convened meeting of the stockholders of the Company; provided, however, that this Stockholder
Written Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the Principal Stockholder acknowledges and agrees that by executing and delivering this Stockholder Written Consent in accordance with Section 228 of the DGCL, the Principal Stockholder irrevocably waives any appraisal or dissenters’ rights of Principal Stockholder in respect of the Shares under Section 262 of the DGCL and/or other applicable laws with respect to the Merger Agreement and the other transactions contemplated thereby, including the Merger; and

FURTHER RESOLVED, that signatures to this Stockholder Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Stockholder Written Consent shall be effective upon the later of the execution and delivery of the Merger Agreement and the delivery of this Stockholder Written Consent in accordance with Section 228 of the DGCL. The undersigned hereby directs that a copy of this Stockholder Written Consent be filed with the minutes of the proceedings of the meetings of stockholders of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Stockholder Written Consent as of the date first set forth above.

LSF9 CYPRESS PARENT 2 LLC

By: /s/ Rafael Colorado
Name: Rafael Colorado
Title: President

ANNEX C

November 13, 2020

The Special Committee of the Board of Directors

Foundation Building Materials, Inc.
2520 Red Hill Avenue
Santa Ana, CA 92705
Members of the Special Committee of the Board of Directors:

We understand that Foundation Building Materials, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with ASP Flag Intermediate Holdings, Inc., a Delaware corporation (the “Acquiror”) and ASP Flag Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than shares held in the treasury of the Company or owned, directly or indirectly, by the Acquiror, the Merger Sub or any wholly-owned subsidiary of the Company, and Dissenting Shares (as defined in the Merger Agreement), will be converted automatically into and will thereafter represent the right to receive $19.25 in cash, without interest, and subject to deduction for any required withholding tax (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Special Committee has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than LSF9 Cypress Parent 2 LLC (the “Principal Stockholder”).

In connection with rendering our opinion, we have, among other things:

i.reviewed certain publicly available business and financial information relating to the Company and the building products distribution industry that we deemed to be relevant, including publicly available equity research;
ii.reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
iii.discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
iv.reviewed certain strategic planning assumptions in the context of historical performance and growth estimates for construction, furnished to us by management of the Company;
v.reviewed (a) the tax receivable agreement, dated as of February 8, 2017, by and between the Company and the Principal Stockholder, and related terms regarding payment upon early termination, furnished to us by management of the Company, and (b) the approach of equity research analysts to incorporating the impact of liabilities associated with tax receivable agreements into their target prices for selected public companies;
vi.reviewed certain virtual data room contents;

vii.discussed bidder interaction and process with RBC Capital Markets, LLC as well as the Board of Directors and management of the Company;
viii.considered historical and current trading multiples of the Company and other selected participants in the building products industry in light of end-market conditions and trends, and assessed the expected trading performance of the Company;
ix.compared the financial and operating performance of the Company with those of certain other building products distributors that we deemed relevant;
x.analyzed certain transactions involving building products distributors that we deemed relevant;
xi.reviewed the financial terms and conditions of a draft, dated November 13, 2020, of the Merger Agreement; and
xii.performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits of the Merger to the holders of the Company Common Stock. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the holders of the Company Common Stock, the Acquiror, the Merger Sub or the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock other than the Principal Stockholder, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Additionally, we were not authorized or requested to, and did not, (i) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company, or any alternatives to the Merger, or advise the Special Committee or any other party with respect to alternatives to the Merger, or (ii) negotiate the terms of the Merger, and therefore, we have assumed that the terms of the Merger are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a termination fee if the Merger is not consummated, and a discretionary fee based upon, among other things, the resources expended by us in the course of the engagement, the satisfaction of the Special Committee with our services and the benefit to the Company of the successful conclusion of the engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to affiliates of the Acquiror, none of which services are related to the Merger or involve the Company, and received fees for the rendering of these services. We may provide financial advisory or other services to the Company and the Acquiror in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.

Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than the Principal Stockholder.

Very truly yours,

EVERCORE GROUP L.L.C.

By: /s/ Anthony J. Magro
Anthony J. Magro

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.